As filed with the Securities and Exchange Commission on June 23, 2005
Registration No.       -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEI, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	3344	41-0944876
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
P.O. Box 5000, 1495 Steiger Lake Lane
Victoria, MN 55386
(952) 443-2500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Mack V. Traynor, III
Chief Executive Officer
HEI, Inc.
P.O. Box 5000, 1495 Steiger Lake Lane
Victoria, MN 55386
(952) 443-2500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Mark D. Williamson, Esq.
Gray Plant Mooty
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Telephone: (612) 632 — 3000
Telecopy: (612) 632-4444
      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.     ☑
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share(1)	Offering Price(1)	Fee

Common stock, par value $0.05 per share	1,832,532	$3.025(1)	$5,543,409.30(1)	$652.46

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale price on June 17, 2005, as reported on The Nasdaq (1) National Market.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling shareholders identified in this Prospectus may not sell the securities covered by this Prospectus until the Securities and Exchange Commission declares effective the registration statement of which this Prospectus is a part. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2005.
PROSPECTUS
HEI, INC.

1,832,532 Shares of
Common Stock

        This Prospectus relates to 1,832,532 shares of common stock of HEI, Inc. which may be offered from time to time by the selling shareholders named in this Prospectus. The 1,832,532 shares of common stock of HEI, Inc. consists of 1,305,380 shares of common stock issuable upon conversion of outstanding shares of series A convertible preferred stock of HEI, Inc., referred to as preferred stock, and 527,152 shares of common stock issuable upon the exercise of warrants. We will not receive any of the proceeds from the offer and sale of the shares. Rather, the selling shareholders will receive all of the net proceeds from any sale of the shares. We did, however, receive gross proceeds, excluding transaction costs of approximately $200,000, in the amount of $3,393,988 on May 9, 2005 from the sale of 130,538 shares of preferred stock in a private placement to the selling shareholders named in this Prospectus. After this private placement, an aggregate of 8,394,187 shares of common stock and 130,538 shares of preferred stock which are convertible into 1,305,380 shares of common stock were outstanding. We have been advised that the selling shareholders may from time to time sell the common stock to or through brokers or dealers in one or more transactions, in The Nasdaq National Market or other over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices relating to prevailing prices, or at negotiated prices.
      Our common stock is listed on The Nasdaq National Market under the symbol “HEII.” On June 20, 2005, the closing sales price of our common stock as reported by The Nasdaq National Market was $3.03.
       Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page 5 of this Prospectus.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is                     , 2005

      You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. This Prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      Some of the information included in this Prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” and similar words. You should read statements that contain these words carefully for the following reasons: such statements discuss our future expectations, such statements contain projections of future earnings or financial condition and such statements state other forward-looking information. Although it is important to communicate our expectations, there may be events in the future that we are not accurately able to predict or over which we have no control. The risks factors included in this Prospectus provide examples of such risks, uncertainties and events that may cause actual results to differ materially from our expectations and the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, as we undertake no obligation to update these forward-looking statements to reflect ensuing events or circumstances, or subsequent actual results.
SUMMARY
      The following summary is qualified by, and should be read in conjunction with, the more detailed information included in this Prospectus and the documents incorporated by reference into this Prospectus.
HEI, Inc.
      HEI, Inc. (Nasdaq: HEII), referred to as we, our or us, provides a comprehensive range of engineering, product design, automation and test, manufacturing and fulfillment services and solutions to our customers in the hearing, medical device, medical equipment, communications, computing and industrial equipment industries. We provide these services and solutions on a global basis through integrated facilities in North America. These services and solutions support our customers’ products from initial product development and design through manufacturing to worldwide distribution and aftermarket support. HEI uses the leverage created by its various technology platforms to provide bundled solutions to the markets served. In doing so, we use much of our internal manufacturing capacity to create these solutions. All of our facilities are ISO 9001:2000 certified. In our Victoria, Minnesota facility we design and manufacture ultra miniature microelectronic devices and high technology products incorporating these devices. These custom microelectronic devices typically consists of placing or assembling one or more integrated circuits, or ICs, commonly referred to as “chips,” and other passive electrical components onto a ceramic or organic substrate. The microelectronic assembly typically embodies the primary functions of the end products of our customers, such as hearing aids, defibrillators and communication components. For example, in hearing aids the microelectronic assemblies we design and make are contained within a shell and connected to a microphone, receiver and battery. For some customers, we may procure the microphone, receiver and battery from outside vendors and assemble all of the components into further assemblies; to other customers, we may sell only the microelectronic assembly to other customers. Our custom-built microelectronics are employed in the hearing, medical, telecommunications and ultra miniature radio frequency markets. Our microelectronics facilities achieved ISO 9001:2000 certification in August 2003. We refer to our Victoria operations in this Prospectus as our Microelectronics Operations.
      Certain proprietary technology employed in our Victoria facility allows us to manufacture miniature packages that are specially designed to hold and protect high frequency chips for broadband communications. This package, with the enclosed chip, may then be easily and inexpensively attached to a circuit board without degrading the high-frequency performance of the chip. These packages, and the high-frequency chips that they contain, are specially designed for applications in high-speed optical communication devices — the individual parts of the fiber-optic telecommunications network that companies and individuals use to transmit data, voice and video across both short and very long distances. We manufacture our products by fabricating a substrate and placing integrated circuits and passive electrical components onto that substrate. Substrates are made of multi-layer ceramic or laminate materials. The process of placing components onto the substrate is automated using sophisticated equipment that picks an IC from a wafer or waffle pack and places it onto a substrate with very high precision. Many of the components require wire bonding to electrically connect them to the substrate. We then electrically test the microelectronic assemblies to ensure required performance.
      In our Boulder, Colorado facility we provide four primary products and services. First, we provide custom design and development outsourcing services for customers ranging from large medical device original equipment manufacturers, or OEMs, to emerging medical device companies worldwide. Our design and development projects generally include product concept definition, development of specifications for product features and functions, product engineering specifications, instrument design, development, prototype production and testing, and development of test specifications and procedures. We also perform various forms of verification and validation testing for software application and medical devices. We maintain a technical staff of engineers with backgrounds focused in electrical, mechanical, software and manufacturing disciplines. Second, Boulder’s medical imaging group designs, develops and manufactures a broad range of advanced application software and major subsystem hardware. Our work includes the development of leading edge MRI software, cardiac and vascular diagnostic application software and high-density radio frequency, referred to as RF, amplifier systems. Contracts in this business are undertaken with major OEMs in the medical imaging system market that integrate the power subsystems into their imaging systems. Third, we provide medical device manufacturing outsourcing services. We manufacture complex electronic and electromechanical medical devices. We are a registered device manufacturer with the Food and Drug Administration, or the FDA, and are required to meet the FDA’s Quality System Regulation, or QSR. This facility’s quality system is certified to, and meets, ISO 9001:1994 and ISO 13485 standards. Our manufacturing projects include pre-production engineering and commercialization services, turnkey manufacturing of FDA Class I, Class II and Class III devices and system test services. Our manufacturing outsourcing services generally involve complex high-end devices, as opposed to commodity or high-volume products. In providing outsourcing services, we manufacture products for use in blood analysis, women’s health therapies, and cancer detection systems. Fourth, Boulder provides a connectivity solution consisting of both hardware and software. This technology enables medical device OEMs and Health Care Information Technology, or HCIT, vendors to add wired and wireless web server connectivity to their products quickly and cost-effectively. We refer to our Boulder operations in this Prospectus as our Advanced Medical Operations or AMO.
      In our Tempe, Arizona facility, we manufacture and design high density, high quality flex circuits and high-performance laminate-based substrates. We utilize specialized tooling strategies and advanced procedures to minimize circuit handling and ensure that consistent processing parameters are maintained throughout the assembly process. Significant portions of the substrates produced at this facility are transformed into custom-built microelectronics at our facility in Victoria, Minnesota.
      Our Chanhassen, Minnesota facility manufactures wireless smart cards and other ultra-miniature RF applications. Ultra miniature electronic modules are connected to an RF coil, creating an assembly. This assembly is contained within a smart card or wireless card (about the same size as a credit card) that is used for financial, security access and identification or tracking applications.
Executive Office
      We are incorporated under the laws of the State of Minnesota. Our executive offices are located at 1495 Steiger Lake Lane, Victoria, Minnesota 55386, telephone number (952) 443-2500. Our website address is www.heii.com. Information contained on or accessible from our website does not constitute part of this Prospectus.
The Offering

Securities:	1,832,532 shares of common stock offered by the selling shareholders identified in this Prospectus.

Use of Proceeds:	We will not receive any proceeds from the sale of common stock by the selling shareholders. See “Use of Proceeds.”

Summary Consolidated Financial Data
      The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this Prospectus. These historical data are not necessarily indicative of results to be expected for any future period.

	Six Months Ended
			Fiscal Years Ended August 31,
	February 26,	February 28,
	2005(a)	2004(b)	2004(b)	2003(c)	2002(d)	2001(e)	2000(f)

	(Unaudited)	(Unaudited)
			(In thousands, except per share amounts)
Net sales	$27,808	$20,911	$43,320	$38,440	$28,532	$44,832	$42,799
Cost of sales	21,984	19,396	39,197	31,327	23,375	36,841	35,544

Gross profit	5,824	1,515	4,123	7,113	5,157	7,991	7,255

Operating expenses:
Selling, general and administrative	4,387	3,818	8,113	7,639	5,335	5,806	6,338
Research, development and engineering	1,771	1,579	3,165	2,580	2,516	2,433	1,764
Unusual charges	—	757	1,359	331	—	1,693	453

Operating loss	(334)	(4,639)	(8,514)	(3,437)	(2,694)	(1,941)	(1,300)
Other income (expense), net	212	417	1,505	(1,213)	(106)	(2,182)	(227)

Loss before income taxes	(122)	(4,222)	(7,009)	(4,650)	(2,800)	(4,123)	(1,527)
Income tax expense (benefit)	—	—	—	(21)	1,092	(930)	(372)

Net loss	$(122)	$(4,222)	$(7,009)	$(4,629)	$(3,892)	$(3,193)	$(1,155)

Net loss per basic share	$(0.01)	$(0.59)	$(0.90)	$(0.70)	$(0.65)	$(0.65)	$(0.24)
Net loss per diluted share	$(0.01)	$(0.59)	$(0.90)	$(0.70)	$(0.65)	$(0.65)	$(0.24)
Weighted average common shares outstanding:
Basic	8,357	7,140	7,745	6,629	5,992	4,881	4,726
Diluted	8,357	7,140	7,745	6,629	5,992	4,881	4,726
Balance sheet as of year end:
Working capital	$4,035		$3,414	$5,728	$4,369	$8,793	$5,902
Total assets	27,285		25,112	26,503	22,989	27,528	28,936
Long-term debt, less current maturities	1,672		1,833	2,555	1,473	3,972	3,894
Shareholders’ equity	10,063		9,957	13,191	14,570	18,420	15,116

(a)	For the six months ended February 26, 2005, the other income (expense), net includes $481 in litigation recoveries from our litigation against Anthony J. Fant, our former Chairman, Chief Executive Officer and President.

(b)	For our fiscal year ended August 31, 2004, referred to as Fiscal 2004, and for the six months ended February 28, 2004, unusual charges consisted of $894 and $757, respectively, in outside legal and accounting costs in connection with our litigation against, and other issues involving, Mr. Fant. Fiscal 2004 includes a $465 asset impairment in our Microelectronics Operations. Other income in Fiscal 2004 included $1,361 of judgment recovery against Mr. Fant. Other income for Fiscal 2004 and the six months ended February 26, 2004 also includes a $472 gain recognized in connection with the prepayment of a Subordinated Promissory Note.

(c)	For our fiscal year ended August 31, 2003, referred to as Fiscal 2003, unusual charges consisted of an impaired asset write-down of $331. Other expense included costs related to the non-cash write off of bank fees of $181 related to the terminated revolving line of credit with LaSalle Business Credit, LLC and a reserve of $841 for Mr. Fant’s promissory note and other amounts due from Mr. Fant.

(d)	For our fiscal year ended August 31, 2002, referred to as Fiscal 2002, income tax expense reflects the establishment of a $3,420 valuation allowance of which $3,188 was included in income tax expense.

(e)	For our fiscal year ended August 31, 2001, referred to as Fiscal 2001, unusual charges consisted of costs related to the closure of the Mexico product line of $425 and a $1,268 loss on the write-off of accounts receivable primarily related to customers of the Mexico product line and other expense included the write-off of our investment in Micro Substrates Corporation, referred to as MSC.

(f)	For our fiscal year ended August 31, 2000, referred to as Fiscal 2000, unusual charges of $453 consisted of acquisition transaction costs related to our acquisition of Cross Technology, Inc., referred to as Cross.
Summary of Quarterly Operating Results

Fiscal Year 2005	First	Second

	(Unaudited)
	(In thousands, except
	per share amounts)
Net sales	$14,071	$13,736
Gross profit	2,956	2,867
Operating loss	77	(411)
Net income (loss)	415	(537)

Net income (loss) per share:
Basic	$0.05	$(0.06)
Diluted	$0.05	$(0.06)

Fiscal Year 2004	First	Second	Third	Fourth

	(Unaudited)
	(In thousands, except per share amounts)
Net sales	$10,916	$9,995	$11,131	$11,278
Gross profit	1,064	451	1,151	1,457
Operating loss	(1,668)	(2,971)	(1,679)	(2,196)
Net loss	(1,253)	(2,969)	(1,029)	(1,758)

Net loss per share:
Basic	$(0.18)	$(0.41)	$(0.12)	$(0.21)
Diluted	$(0.18)	$(0.41)	$(0.12)	$(0.21)

Fiscal Year 2003	First	Second	Third	Fourth

	(Unaudited)
	(In thousands, except per share amounts)
Net sales	$5,490	$8,144	$12,517	$12,289
Gross profit	612	846	2,490	3,165
Net loss	(1,155)	(1,336)	(1,311)	(827)

Net loss per share:
Basic	$(0.19)	$(0.21)	$(0.19)	$(0.12)
Diluted	$(0.19)	$(0.21)	$(0.19)	$(0.12)
NOTE:
      The summation of quarterly net loss per share does not equate to the calculation for the year on a diluted basis since the quarterly calculations are performed on a discrete basis.

RISK FACTORS
      An investment in shares of our common stock involves a high degree of risk. Prospective investors should carefully consider the following risks and speculative factors set forth below prior to a purchase of shares of our common stock.
      We may lose business and revenues if we fail to successfully compete for our customers’ business. We face competition from the internal operations of our current and potential OEM customers’ and from offshore contract manufacturers, which, because of their lower labor rates and other related factors, may enjoy a competitive advantage over us with respect to high-volume production. We expect to continue to encounter competition from other electronics manufacturers that currently provide or may begin to provide contract design and manufacturing services.
      A number of our competitors may have substantially greater manufacturing, financial, technical, marketing, and other resources than we have, and may offer a broader scope and presence of operations on a worldwide basis. Significant competitive factors in the microelectronics market include price, quality, design capabilities, responsiveness, testing capabilities, the ability to manufacture in very high volumes and proximity to the customers’ final assembly facilities. While we have competed favorably in the past with respect to these factors, this is a particularly fast changing market, and there can be no assurance that we will continue to do so in the future.
      We are often one of two or more suppliers on any particular customer requirement and are, therefore, subject to continuing competition on existing programs. In order to remain competitive in any of our markets, we must continually provide timely and technologically advanced design capabilities and manufacturing services, ensure the quality of our products, and compete favorably with respect to turnaround and price. If we fail to compete favorably with respect to the principal competitive factors in the markets we serve, we may lose business and our operating results may be reduced.
      Fluctuations in the price and supply of components used to manufacture our products may reduce our profits. Substantially all of our manufacturing services are provided on a turnkey basis in which we, in addition to providing design, assembly and testing services, are responsible for the procurement of the components that are assembled by us for our customers. Although we attempt to minimize margin erosion as a result of component price increases, in certain circumstances we are required to bear some or all of the risk of such price fluctuations, which could adversely affect our profits. To date, we have generally been able to negotiate contracts that allow us to shift much of the impact of price fluctuations to the customer; however, there can be no assurance that we will be able to do so in all cases.
      In order to assure an adequate supply of certain key components that have long procurement lead times, such as ICs, we occasionally must order such components prior to receiving formal customer purchase orders for the assemblies that require such components. Failure to accurately anticipate the volume or timing of customer orders can result in component shortages or excess component inventory, which in either case could adversely affect our operating results and financial condition.
      Certain of the assemblies manufactured by us require one or more components that are ordered from, or which may be available from, only one source or a limited number of sources. Delivery problems relating to components purchased from any of our key suppliers could have a material adverse impact on our financial performance. From time to time, our suppliers allocate components among their customers in response to supply shortages. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. In addition, at various times there have been industry-wide shortages of electronic components. While we have not experienced sustained periods of shortages of components in the recent past, there can be no assurance that substantial component shortages will not occur in the future. Any such shortages could reduce our operating results.
      Our costs may increase significantly if we are unable to forecast customer orders and production schedules. The level and timing of orders placed by customers vary due to the customers’ attempts to balance their inventory, changes in customers’ manufacturing strategies, and variations in demand for the customers’ products. Due in part to these factors, most of our customers do not commit to firm production schedules more than several weeks in advance of requirements. Our inability to forecast the level of customers’ orders with certainty makes it difficult to schedule production and optimize utilization of manufacturing capacity. This uncertainty could also significantly increase our costs related to manufacturing product. In the past, we have been required to increase staffing and incur other expenses in order to meet the anticipated demands of our customers. From time to time, anticipated orders from some of our customers have failed to materialize and delivery schedules have been deferred as a result of changes in a customer’s business needs, both of which have adversely affected our operating results. On other occasions, customers have required rapid increases in production that has placed an excessive burden on our resources. There can be no assurance that we will not experience similar fluctuations in customer demand in the future.
      We may be unable to realize revenue from our backlog. We compute our backlog from purchase orders received from our customers and from other contractual agreements. Our backlog is typically not a firm commitment from the customers. As such, even though we may have contractual agreements or purchase orders for future shipments, there is no guarantee that this backlog will be realized as revenue.
      Future quarterly and annual operating results may fluctuate substantially due to a number of factors, many of which are beyond our control, which may cause our stock price to decline. We have experienced substantial fluctuations in our annual and quarterly operating results, and such fluctuations may continue in future periods. Our operating results are affected by a number of factors, many of which are beyond our control, including the following:

•	we may manufacture products that are custom designed and assembled for a specific customer’s requirement in anticipation of the receipt of volume production orders from that customer, which may not always materialize to the degree anticipated, if at all;

•	we may incur significant start-up costs in the production of a particular product, which costs are expensed as incurred and for which we attempt to seek reimbursement from the customer;

•	we may experience fluctuations and inefficiencies in managing inventories, fixed assets, components and labor, in the degree of automation used in the assembly process, in the costs of materials, and the mix of materials, labor, manufacturing, and overhead costs;

•	we may experience unforeseen design or manufacturing problems, price competition or functional competition (other means of accomplishing the same or similar packaging end result);

•	we may be unable to pass on cost overruns;

•	we may not be unable to gain the benefits expected out of “lean-flow” manufacturing at our Victoria, Minnesota facility;

•	we may not have control over the timing of expenditures in anticipation of increased sales, customer product delivery requirements and the range of services provided; and

•	we may experience variance in the amount and timing of orders placed by a customer due to a number of factors, including inventory balancing, changes in manufacturing strategy, and variation in product demand attributable to, among other things, product life cycles, competitive factors, and general economic conditions.
      Any one of these factors, or a combination of one or more factors, could adversely affect our annual and quarterly operating results, which in turn may cause our stock price to decline.
      We may fail to adequately adjust our expenses to predicted revenue in any given period or we may experience significant fluctuations in quarterly revenue because the sales cycle for our products and services is lengthy and unpredictable. While our sales cycle varies from customer to customer, it historically has ranged from two to 12 months. Our pursuit of sales leads typically involves an analysis of our prospective customer’s needs, preparation of a written proposal, one or more presentations and contract negotiations. Our sales cycle may also be affected by the complexity of the product to be developed and manufactured as well as a prospective customer’s budgetary constraints and internal acceptance reviews, over which we have little or no control. As a result of these things combined with the fact that our expenses are fixed, we may fail to adequately adjust our expenses to predicted revenue in any given period or we may experience significant fluctuations in quarterly revenue.
      We may have a significant accounts receivable write-off as well as an increase in inventory reserve due to the inability of our customers to pay their accounts. We may carry significant accounts receivable and inventory in connection with providing manufacturing services to our customers. If one or more of our principal customers were to become insolvent, or otherwise fail to pay for the services and materials provided by us, our operating results and financial condition would be adversely affected.
      Our business success may be adversely affected by our ability to hire and retain employees. Our continued growth and success depend to a significant extent on the continued service of senior management and other key employees and the hiring of new qualified employees. We rely upon the acquisition and retention of employees with extensive technological experience. Competition for skilled business, product development, technical and other personnel is intense. There can be no assurance that we will be successful in recruiting new personnel and retaining existing personnel. Some of our executive officers are subject to employment agreements that can be terminated upon providing 90 days advance, written notice by either party. The loss of one or more key employees may materially adversely affect our growth.
      We operate in a regulated industry, and our products and revenue are subject to regulatory risk. We are subject to a variety of regulatory agency requirements in the United States and foreign countries relating to many of the products that we develop and manufacture. The process of obtaining and maintaining required regulatory approvals and otherwise remaining in regulatory compliance can be lengthy, expensive and uncertain.
      The FDA inspects manufacturers of certain types of devices before providing a clearance to manufacture and sell such device, and the failure to pass such an inspection could result in delay in moving ahead with a product or project. We are required to comply with the FDA’s QSR for the development and manufacture of medical products. In addition, in order for devices we design or manufacture to be exported and for us and our customers to be qualified to use the “CE” mark in the European Union, we maintain ISO 9001/ EN 46001 certification which, like the QSR, subjects our operations to periodic surveillance audits. To ensure compliance with various regulatory and quality requirements, we expend significant time, resources and effort in the areas of training, production and quality assurance. If we fail to comply with regulatory or quality regulations or other FDA or applicable legal requirements, the governing agencies can issue warning letters, impose government sanctions and levy serious penalties.
      Noncompliance or regulatory action could have a negative impact on our business, including the increased cost of coming into compliance, and an adverse effect on the willingness of customers and prospective customers to do business with us. Such noncompliance, as well as any increased cost of compliance, could have a material adverse effect on our business, results of operations and financial condition.
      If our customers do not promptly obtain regulatory approval for their products, our projects and revenue may be adversely affected. The FDA regulates many of our customers’ products, and requires certain clearances or approvals before new medical devices can be marketed. As a prerequisite to any introduction of a new device into the medical marketplace, our customers must obtain necessary product clearances or approvals from the FDA or other regulatory agencies. This can be a slow and uncertain process, and there can be no assurance that such clearances or approvals will be obtained on a timely basis, if at all. In addition, products intended for use in foreign countries must comply with similar requirements and be certified for sale in those countries. A customer’s failure to comply with the FDA’s requirements can result in the delay or denial of approval to proceed with the product. Delays in obtaining regulatory approval are frequent and, in turn, can result in delaying or canceling customer orders. There can be no assurance that our customers will obtain or be able to maintain all required clearances or approvals for domestic or exported products on a timely basis, if at all. The delays and potential product cancellations inherent in the regulatory approval and ongoing regulatory compliance of products we develop or manufacture may have a material adverse effect on our projects and revenue, as well as our business, reputation, results of operations and financial condition.

      Failure to comply with our debt covenants may require us to immediately repay our outstanding balances and may affect our ability to borrow funds in the future, either of which may adversely affect our future operating results. At various times over the past four years we have not been in compliance with our debt covenants. In Fiscal 2001 and our fiscal year ended August 31, 2002, referred to as Fiscal 2002, we violated certain covenants relating to our borrowings from LaSalle Business Credit, LLC. During the first quarter of Fiscal 2005, we violated certain covenants included in our term loan agreements with Commerce Bank and Commerce Financial Group relating to our accounting records and the delivery of our annual financial statements. As a result, on December 3, 2004, we entered into a waivers and amendments with Commerce Bank and Commerce Financial Group, Inc., effective as of November 30, 2004, to cure these events of default and to move the initial measurement of our debt service coverage ratio to the second quarter ended February 28, 2006, at which time we must maintain a ration of 1.2 to 1. We obtained additional waivers and amendments on December 29, 2004, to address the actual and potential covenant violations relating to our late filing of our Annual Report on Form 10-K and the late filing of our 10-Q for the first quarter ended November 27, 2004, by providing an extension of time to file under the covenant. (See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Term-Debt” in this Prospectus for a more detailed discussion regarding such waivers and amendments.) In connection with such waivers and amendments, we were required to increase the borrowing rate on our borrowings under such term loan agreements. Failure to meet our debt covenants in the future may require us to:

•	Further increase borrowing rates;

•	Incur amendment fees;

•	Incur additional restrictions on our ability to borrow additional funds;

•	Immediately repay our outstanding balances; and

•	Find a new lender, which may cause us to incur costs in connection with such new lending relationship.
      Any one of these factors, or a combination of one or more factors, could adversely affect our ability to borrow funds in the future or adversely affect future operating results.
      We may fail to have enough liquidity to operate our business because we may not adequately adjust our expenses to predicted revenue in any given period, which may dramatically and negatively impact our cash flow. Our basis for determining our ability to fund our operations depends on our ability to accurately estimate our revenue streams and our ability to accurately predict, our related expenditures. Furthermore, our borrowing base is fixed. As a result, we may fail to adequately adjust our expenses to actual revenue in any given period or we may experience significant fluctuations in quarterly revenue, either of which may dramatically and negatively affect our cash flow.
      If we are unable to effectively initiate and manage multiple new programs simultaneously at our Microelectronics Operations, our operating results and business condition may be impaired. In Fiscal 2004, a number of new programs were initiated simultaneously with the operating results being negatively impacted. This results in unsatisfied orders and unfulfilled backlog. These operational issues have persisted throughout Fiscal 2004. In Fiscal 2005, we have implemented new procedures which have enabled us to address these issues. We may not be able to successfully implement numerous programs at the same time at our Microelectronics Operations. The inability to effectively initiate these programs could impair our revenue opportunity and significantly impact our liquidity. The resolution of these production issues could take longer than anticipated which would impact our relationships with our customers, cause continuing operating losses and negatively impact the strength of our balance sheet.
      If we are unable to integrate, operate and manage our Advanced Medical Operations, our operating results and business condition may be reduced. On January 24, 2003, we acquired our Advanced Medical Operations from Colorado MEDtech, Inc.’s Colorado operations, referred to as CMED. While our AMO have been managed by us for the past two and one-half years, efforts still continue to integrate its business activities into our business. Plans are underway to integrate common operating system platforms, further consolidate duplicative activities and fill the sales pipeline. We may not be able to successfully and profitably integrate, operate, maintain and manage our AMO in a competitive environment. In addition, we may not be able to integrate the newly hired employees and operational issues may arise as a result of a lack of integration or our lack of familiarity with issues specific to this operation. Further, certain of our assumptions relating to the timing of the integration and the use of the leased Boulder facility, may not prove to be accurate, causing increased costs at this facility. The inability to integrate the operations could impair our combined revenue opportunity and reduce the return on the assets purchased. The consolidated integration technology could take longer than anticipated, limiting the speed of the business combination, not allowing costs to be removed as quickly as originally forecasted.
      If the components that we design and manufacture are the subject of product recalls or a product liability claim, our business may be damaged, we may incur significant legal fees and our results of operations and financial condition may be adversely affected. Certain of the components we design or manufacture are used in medical devices, several of which may be used in life-sustaining or life-supporting roles. The tolerance for error in the design, manufacture or use of these components and products may be small or nonexistent. If a component we designed or manufactured is found to be defective, whether due to design or manufacturing defects, improper use of the product or other reasons, the product may need to be recalled, possibly at our expense. Further, the adverse effect of a product recall on our business might not be limited to the cost of the recall. Recalls, especially if accompanied by unfavorable publicity or termination of customer contracts, could result in substantial costs, loss of revenues and damage to our reputation, each of which would have a material adverse effect on our business, results of operations and financial condition.
      The manufacture and sale of the medical devices involves the risk of product liability claims. Although we generally obtain indemnification from our customers for components that we manufacture to the customers’ specifications and we maintain product liability insurance, there can be no assurance that the indemnities will be honored or the coverage of our insurance policies will be adequate. Further, we generally provide a design defect warranty and indemnify to our customers for failure of a product to conform to design specifications and against defects in materials and workmanship. Product liability insurance is expensive and in the future may not be available on acceptable terms, in sufficient amounts, or at all. A successful product liability claim in excess of our insurance coverage or any material claim for which insurance coverage was denied or limited and for which indemnification was not available could have a material adverse effect on our business, results of operations and financial condition.
      Our customer base is highly concentrated and the loss of a key customer may reduce our operating results and financial condition. Our customer base is highly concentrated. In Fiscal 2004, Fiscal 2003, and Fiscal 2002, three customers, in the aggregate, accounted for 27%, 45% and 64% of our net sales. These customers were Siemens, Inc., GE Medical Systems and Sonic Innovations, Inc. No customers represented over 10% of our net sales during the six months ended February 26, 2005. Although we are reducing this concentration, we expect that sales to a relatively small number of OEMs will continue to account for a substantial portion of net sales for the foreseeable future. The loss of, or a decline in orders from, any one of our key customers would materially adversely affect our operating results and financial condition. We are working for diversification such that no one market would account for 40% or more in revenue and no one customer at 10% or greater of net sales. New customers can have a significant ramp up effort associated with getting the product ready for delivery. The efforts associated with managing a more diversified customer base and projects could prove to be more difficult than previously thought and could result in loss of customers and revenues.
      If we are unable to develop new products and services our revenue could decrease. Our products are subject to rapid obsolescence and our future success will depend upon our ability to develop new products and services that meet changing customer and marketplace requirements. Our products are based upon specifications from our customers. We may not be able to satisfactorily design and manufacture customer products based upon these specifications.
      If we fail to properly anticipate the market for new products and service we may lose revenue. Even if we are able to successfully identify, develop and manufacture as well as introduce new products and services, there is no assurance that a market for these products and services will materialize to the size and extent that we anticipate. If a market does not materialize as we anticipate, our business, operating results and financial condition could be materially adversely affected. The following factors could affect the success of our products and services in the microelectronic and other marketplaces:

•	the failure to adequately equip our manufacturing plant in anticipation of increasing business;

•	the failure of our design team to develop products in a timely manner to satisfy our present and potential customers; and

•	our limited experience in specific market segments in marketing our products and services, primarily in the telecom market.
      Our business may suffer if we are unable to protect our intellectual property rights. Intellectual property rights are important to our success and our competitive position. It is our policy to protect all proprietary information through the use of a combination of nondisclosure agreements and other contractual provisions and patent, trademark, trade secret and copyright law to protect our intellectual property rights. There is no assurance that these agreements, provisions and laws will be adequate to prevent the imitation or unauthorized use of our intellectual property. Policing unauthorized use of proprietary systems and products is difficult and, while we are unable to determine the extent to which infringement of our intellectual property exists, we expect infringement to be a persistent problem. In addition, the laws of some foreign countries do not protect our products to the same extent that the laws of the United States protect our products. If our intellectual property rights are not protected our business may suffer if a competitor uses our technology to capture our business. Furthermore, even if the agreements, provisions and intellectual property laws prove to be adequate to protect our intellectual property rights, our competitors may develop products or technologies that are both non-infringing and substantially equivalent or superior to our products or technologies.
      Third-party intellectual property infringement claims may be costly and may prevent the future sale of our products. Substantial litigation and threats of litigation regarding intellectual property rights exist in our industry. Third parties may claim that our products infringe upon their intellectual property rights. In particular, defending against third-party infringement claims may be costly and divert important management resources. Furthermore, if these claims are successful, we may have to pay substantial royalties or damages, remove the infringing products from the marketplace or expend substantial amounts in order to modify the products so that they no longer infringe on the third party’s rights.
      We may pursue future acquisitions and investments that may adversely affect our financial position or cause our earnings per share to decline. In the future we may continue to make acquisitions of and investments in businesses, products and technologies that could complement or expand our business. Such acquisitions, though, involve certain risks:

•	we may not be able to negotiate or finance the acquisition successfully,

•	the integration of acquired businesses, products or technologies into our existing business may fail, and

•	we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets which could cause our earnings per share to decline.
      If our customers are unable to gain market acceptance for the products that we develop or manufacture for them, we may lose revenue. We design and manufacture components for other companies. We also sell proprietary products that contain components to other companies and end-user customers. For products we manufacture (manufactured for others or those we sell directly), our success is dependent on the acceptance of those products in their markets. We have no control over the products or marketing of products that we sell to our customers. Market acceptance may depend on a variety of factors, including educating the target market regarding the use of a new procedure. Market acceptance and market share are also affected by the timing of market introduction of competitive products. Some of our customers, especially emerging growth companies, have limited or no experience in marketing their products and may be unable to establish effective sales and marketing and distribution channels to rapidly and successfully commercialize their products. If our customers are unable to gain any significant market acceptance for the products we develop or manufacture for them, our business will be adversely affected.

      If we fail to comply with environmental laws and regulations we may be fined and prohibited from manufacturing products. As a small generator of hazardous substances, we are subject to local governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances, such as waste oil, acetone and alcohol that are used in very small quantities to manufacture our products. While we believe we are currently in compliance with applicable regulations, if we fail to comply with these regulations substantial fines could be imposed on us and we could be required to suspend production, alter manufacturing processes or cease operations.
      We are dependent on a single market and adverse trends in that market may reduce our revenues. During the past several years, we have been significantly dependent on a single market. In the first six-months of Fiscal 2005, and for all of Fiscal 2004, Fiscal 2003, and Fiscal 2002, 80%, 84%, 82%, and 76%, respectively, of our net sales came from the medical/hearing market. This market is characterized by intense competition, relatively short product life cycles, rapid technological change, significant fluctuations in product demand and significant pressure on vendors to reduce or minimize cost. Accordingly, we may be adversely affected by these market trends to the extent that they reduce our net sales. In particular, if manufacturers in the medical/hearing market develop new technologies that do not incorporate our products, or if our competitors offer similar products at a lower cost to such manufacturers, our revenues may decrease and our business would be adversely affected. A significant amount of our non-hearing instrument industry sales are made in the medical products industry, which is characterized by trends similar to those in the hearing instrument manufacturer industry.
      In certain circumstances, our customers are permitted to cancel their orders, change production quantities, delay production and terminate their contracts and any such event or series of events may adversely affect our gross margins and operating results. We, as a medical/hearing device development and manufacturing service provider, must provide product output that matches the needs of our customers, which can change from time to time. We generally do not obtain long-term commitments from our customers and we continue to experience reduced lead times in customer orders. Customers may cancel their orders, change production quantities, delay production, or terminate their contracts for a number of reasons. In certain situations, cancellations, reductions in quantities, delays or terminations by a significant customer could adversely affect our operating results. Such cancellations, reductions or delays have occurred and may continue to occur in response to slowdowns in our customers’ businesses or for other reasons. In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, parts procurement commitments, and personnel needs based on our estimates of customer requirements. Because many of our costs and operating expenses are relatively fixed, a reduction in customer demand or a termination of a contract by a customer could adversely affect our gross margins and operating results.
      Inventory risk and production delay may adversely affect our financial performance. Most of our contract manufacturing services are provided on a turnkey basis, where we purchase some or all of the materials required for product assembling and manufacturing. We bear varying amounts of inventory risk in providing services in this manner. In manufacturing operations, we need to order parts and supplies based on customer forecasts, which may be for a larger quantity of product than is included in the firm orders ultimately received from those customers. While many of our customer agreements include provisions that require customers to reimburse us for excess inventory which we specifically order to meet their forecasts, we may not actually be reimbursed or be able to collect on these obligations. In that case, we could have excess inventory and cancellation or return charges from our suppliers. Our medical/hearing device manufacturing customers continue to experience fluctuating demand for their products, and in response they may ask us to reduce or delay production. If we delay production, our financial performance may be adversely affected.
      If government or insurance company reimbursements for our customers’ products change, our products, revenues and profitability may be adversely affected. Governmental and insurance industry efforts to reform the healthcare industry and reduce healthcare spending have affected, and will continue to affect, the market for medical devices. There have been several instances of changes in governmental or commercial insurance reimbursement policies that have significantly impacted the markets for certain types of products or services or that have had an impact on entire industries, such as recent policies affecting payment for nursing home and home care services. Adverse governmental regulation relating to our components or our customers’

products that might arise from future legislative, administrative or insurance industry policy cannot be predicted and the ultimate effect on private insurer and governmental healthcare reimbursement is unknown. Government and commercial insurance companies are increasingly vigorous in their attempts to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products even if approved for marketing by the FDA. If government and commercial payers do not provide adequate coverage and reimbursement levels for uses of our customers’ products, the market acceptance of these products and our revenues and profitability would be adversely affected.
      We have customers located in foreign countries and our unfamiliarity of the laws and business practices of such foreign countries could cause us to incur increased costs. We currently have customers located in foreign countries and anticipate additional customers located outside the United States. Our lack of knowledge and understanding of the laws of, and the customary business practices in, foreign counties could cause us to incur increased costs in connection with disputes over contracts, environmental laws, chip content laws, collection of accounts receivable, holding excess and obsolete inventory, duties and other import and export fees, product warranty exposure and unanticipated changes in governmental regimes.
      The price of our common stock may be adversely affected by significant price fluctuations due to a number of factors, many of which are beyond our control. The market price of our common stock has experienced significant fluctuations and may continue to fluctuate in the future. The market price of our common stock may be significantly affected by many factors, including:

•	changes in requirements or demands for our services;

•	the announcement of new products or product enhancements by us or our competitors;

•	technological innovations by us or our competitors;

•	quarterly variations in our or our competitors’ operating results;

•	changes in prices of our or our competitors’ products and services;

•	changes in our revenue and revenue growth rates;

•	changes in earnings estimates by market analysts;

•	speculation in the press or analyst community; and

•	general market conditions or market conditions specific to particular industries.
      The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. Such fluctuations may adversely affect the market price of our common stock.
      Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, as amended, may discourage lawsuits and other claims against our directors. Our articles of incorporation provide, to the fullest extent permitted by Minnesota law, that our directors shall have no personal liability for breaches of their fiduciary duties to us. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. These provisions may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty.
      We have issued numerous options and warrants to acquire our common stock that could have a dilutive effect on our common stock. As of June 10, 2005, we had options and warrants outstanding to acquire 2,393,900 shares of our common stock, exercisable at prices ranging from $1.280 to $20.375 per share, with a weighted average exercise price of approximately $4.37 per share. During the terms of these options and warrants, the holders will have the opportunity to profit from an increase in the market price of our common stock with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these options and warrants could result in a significant decrease in the percentage ownership of our common stock by the purchasers of our common stock.

      The market price of our common stock may be reduced by future sales of our common stock in the public market. Sales of substantial amounts of common stock in the public market that are not currently freely tradable, or even the potential for such sales, could have an adverse effect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of June 10, 2005, these shares consist of:

•	335,042 shares beneficially owned by our executive officers and directors; and

•	approximately 2,393,900 shares issuable to option and warrant holders.
      Unless the shares of our outstanding common stock owned by our executive officers and directors are further registered under the securities laws, they may not be resold except in compliance with Rule 144 promulgated by the Securities and Exchange Commission, or SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale that must be complied with before they can be resold.
      The trading dynamics of our common stock makes it subject to large fluctuations in the per share value. Our common stock is a micro-stock that is thinly traded on The Nasdaq National Market. In some cases, our common stock may not trade during any given day. Small changes in the demand for shares of our common stock can have a material impact, both negatively and positively, in the trading share price of our stock.
      Our articles of incorporation contain provisions that could discourage or prevent a potential takeover, even if such transaction would be beneficial to our shareholders. Our articles of incorporation authorize our board of directors to issue up to 13,000,000 shares of common stock, 167,000 shares of series A convertible preferred stock, referred to as preferred stock, and 1,833,000 shares of undesignated stock, the terms of which may be determined at the time of issuance by the board of directors, without further action by our shareholders. Undesignated stock authorized by the board of directors may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions that could affect the rights of the holders of our common stock and reduce the value of our common stock. The issuance of preferred stock could also prevent a potential takeover because the terms of any issued preferred stock may require the approval of the holders of the outstanding shares of preferred stock in order to consummate a merger, reorganization, sale of substantially all of our assets or other extraordinary corporate transaction.
      Our articles of incorporation provide for a classified board of directors with staggered, three-year terms. Our articles of incorporation also require the affirmative vote of a supermajority (80%) of the voting power for the following matters:

•	to approve the merger or consolidation of us or any subsidiary with or into any person that directly or indirectly beneficially owns, or owned at any time in the preceding 12 months, five percent or more of the outstanding shares of our stock entitled to vote in elections of directors, referred to as a Related Person;

•	to authorize the sale of substantially all of our assets to a Related Person;

•	to authorize the issuance of any of our voting securities in exchange or payment for the securities or assets of any Related Person, if such authorization is otherwise required by law or any agreement;

•	to adopt any plan for the dissolution of us; and

•	to adopt any amendment, change or repeal of certain articles of our articles of incorporation, including the articles that establish the authority of the board of directors, the supermajority voting requirements and the classified board of directors.
      These provisions may have the effect of deterring a potential takeover or delaying changes in control or our management.
      If we are not able to establish an effective control environment in Fiscal 2006, we will not comply with Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting. Section 404 of the Sarbanes-Oxley Act requires our independent registered public accounting firm to attest as to the effectiveness of our internal controls over financial reporting beginning with our Annual Report on Form 10-K for our fiscal year ending August 31, 2006, referred to as Fiscal 2006. During the audits of our consolidated financial statements for each of Fiscal 2003 and Fiscal 2004, we were cited by our independent registered public accounting firm for material weaknesses and reportable conditions in our internal controls. Under applicable SEC rules and regulations, management may not conclude that a company’s internal control over financial reporting is effective if there are one or more material weaknesses in the company’s internal control over financial reporting. We have been and continue to be in the process of implementing changes to our internal controls to correct such reportable conditions and materials weaknesses to establish an effective control environment. As a result of these events, we cannot provide any assurance that we will timely complete the evaluation of our internal controls, including implementation of the necessary improvements to our internal controls, or that even if we do complete this evaluation and make such improvements, we do so in time to permit our new independent registered public accounting firm to test our controls and complete their attestation procedures in a manner that will allow us to comply with the applicable SEC rules and regulations relating to internal controls over financial reporting by the filing deadline for our Annual Report on Form 10-K for Fiscal 2006.
      The market price of our shares may experience extreme price and volume fluctuations for reasons over which we have little control. The trading price of our common stock has been, and is likely to continue to be, extremely volatile. The closing price of our common stock as reported on The Nasdaq National Market has ranged from a high of $5.55 to a low of $1.20 over the past two years. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the risks relating to an investment in our stock described above and the following:

•	new products or services offered by us or our competitors;

•	failure to meet any publicly announced revenue projections;

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	issuances of debt or equity securities; and

•	other events or factors, many of which are beyond our control.
      In addition, the stock market in general, and The Nasdaq National Market and companies in our industry, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business.
USE OF PROCEEDS
      All net proceeds from the sale of the shares of common stock being offered hereby will go to the shareholders who offer and sell them. We will not receive any proceeds from this offering.
DIVIDEND POLICY
      We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain any future earnings to fund the operation of we business and do not anticipate paying dividends on our common stock in the foreseeable future.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND
RELATED STOCKHOLDER MATTERS
      Our common stock is traded on The Nasdaq National Market under the symbol “HEII.” As of June 20, 2005, there were approximately 400 holders of record of 8,394,187 shares of our common stock outstanding. As of June 20, 2005, the closing price of our common stock on The Nasdaq National Market was $3.03 per share.
      The quarterly high and low sales prices of our common stock as reported by The Nasdaq National Market are as follows:

Fiscal Year Ending August 31, 2005	High	Low

First Quarter	$2.46	$1.62
Second Quarter	3.12	1.78

Fiscal Year Ended August 31, 2004	High	Low

First Quarter	$4.65	$2.95
Second Quarter	3.97	2.70
Third Quarter	3.68	2.30
Fourth Quarter	2.78	1.20

Fiscal Year Ended August 31, 2003	High	Low

First Quarter	$5.55	$2.77
Second Quarter	3.20	1.70
Third Quarter	2.85	1.65
Fourth Quarter	4.68	2.60

SELECTED CONSOLIDATED FINANCIAL DATA
      The selected financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this Prospectus. These historical data are not necessarily indicative of results to be expected for any future period.

	Six Months Ended
			Fiscal Years Ended August 31,
	February 26,	February 28,
	2005(a)	2004(b)	2004(b)	2003(c)	2002(d)	2001(e)	2000(f)

	(Unaudited)	(Unaudited)
			(In thousands, except per share amounts)
Net sales	$27,808	$20,911	$43,320	$38,440	$28,532	$44,832	$42,799
Cost of sales	21,984	19,396	39,197	31,327	23,375	36,841	35,544

Gross profit	5,824	1,515	4,123	7,113	5,157	7,991	7,255

Operating expenses:
Selling, general and administrative	4,387	3,818	8,113	7,639	5,335	5,806	6,338
Research, development and engineering	1,771	1,579	3,165	2,580	2,516	2,433	1,764
Unusual charges	—	757	1,359	331	—	1,693	453

Operating loss	(334)	(4,639)	(8,514)	(3,437)	(2,694)	(1,941)	(1,300)
Other income (expense), net	212	417	1,505	(1,213)	(106)	(2,182)	(227)

Loss before income taxes	(122)	(4,222)	(7,009)	(4,650)	(2,800)	(4,123)	(1,527)
Income tax expense (benefit)	—	—	—	(21)	1,092	(930)	(372)

Net loss	$(122)	$(4,222)	$(7,009)	$(4,629)	$(3,892)	$(3,193)	$(1,155)

Net loss per basic share	$(0.01)	$(0.59)	$(0.90)	$(0.70)	$(0.65)	$(0.65)	$(0.24)
Net loss per diluted share	$(0.01)	$(0.59)	$(0.90)	$(0.70)	$(0.65)	$(0.65)	$(0.24)
Weighted average common shares outstanding:
Basic	8,357	7,140	7,745	6,629	5,992	4,881	4,726
Diluted	8,357	7,140	7,745	6,629	5,992	4,881	4,726
Balance sheet as of year end:
Working capital	$4,035		$3,414	$5,728	$4,369	$8,793	$5,902
Total assets	27,285		25,112	26,503	22,989	27,528	28,936
Long-term debt, less current maturities	1,672		1,833	2,555	1,473	3,972	3,894
Shareholders’ equity	10,063		9,957	13,191	14,570	18,420	15,116

(a)	For the six months ended February 26, 2005, the other income (expense), net includes $481 in litigation recoveries from our litigation against Mr. Fant.

(b)	For Fiscal 2004 and for the first six months ended February 28, 2004, unusual charges consisted of $894 and $757, respectively, in outside legal and accounting costs in connection with our litigation against, and other issues involving, Mr. Fant. Fiscal 2004 includes a $465 of an asset impairment in our Microelectronics Operations. Other income in Fiscal 2004 included $1,361 of judgment recovery against Mr. Fant. Other income for Fiscal 2004 and the six-months ended February 28, 2004 also includes a $472 gain recognized in connection with the prepayment of a Subordinated Promissory Note.

(c)	For Fiscal 2003 unusual charges consisted of an impaired asset write-down of $331. Other expense included costs related to the non-cash write off of bank fees of $181 related to the terminated revolving line of credit with LaSalle Business Credit, LLC and a reserve of $841 for Mr. Fant’s promissory note and other amounts due from Mr. Fant.

(d)	For Fiscal 2002 income tax expense reflects the establishment of a $3,420 valuation allowance of which $3,188 was included in income tax expense.

(e)	For Fiscal 2001 unusual charges consisted of costs related to the closure of the Mexico product line of $425 and a $1,268 loss on the write-off of accounts receivable primarily related to customers of the Mexico product line and other expense included the write-off of our investment in MSC.

(f)	For Fiscal 2000 unusual charges of $453 consisted of acquisition transaction costs related to our Cross acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion in conjunction with our consolidated financial statements and related notes and other financial information appearing elsewhere in this Prospectus. In addition to historical information, the following discussion and other parts of this Prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk Factors,” “Note Regarding Forward-Looking Statements” and elsewhere in this Prospectus.
Fiscal 2005 Developments
      During the first six-months of Fiscal 2005 our net sales were $27.8 million representing an increase of approximately 33% over the same period of Fiscal 2004. In addition, our gross profits improved significantly during this period, totaling $5.8 million in Fiscal 2005 as compared to $1.5 million in Fiscal 2004. The increase in net sales and gross profit are the result of a number of new initiatives that have been put in place over the past two years to expand sales, diversify our customer base and improve the throughput and efficiency of our manufacturing facilities. As a result, our loss from operations in the first six-months of Fiscal 2005 decrease to $0.3 million from an operating loss of $4.6 million in the first half of Fiscal 2004. For the first six-months of Fiscal 2005 our net loss was $0.1 million or $0.01 per share as compared to a net loss of $4.2 million or $0.59 per share in the first six-months of Fiscal 2004.
      We have also taken steps to improve our liquidity and financial condition through the completion of the sale of 130,538 shares of preferred stock which provided the Company with approximately $3.4 million of gross proceeds. The proceeds of this offering were used to repay our line of credit balance of $2.1 million and will facilitate our ability to fund investments in working capital and new equipment for our manufacturing facilities. We have also expanded the availability under our line of credit to $5.0 million. We will most likely continue to utilize this facility to fund operating and capital requirements as necessary.
      Each share of our preferred stock is convertible into 10 shares of our common stock, which in the aggregate would represent an additional 1,305,380 shares of common stock. The purchase price of the preferred stock was $26.00 per share. In connection with the financing, we also issued to the investors and the agent five-year warrants to purchase up to 527,152 shares of our common stock at an exercise price of $3.05 per share. If the warrant holders exercise the warrants in full we would receive an additional approximately $1.6 million in cash proceeds. There are no dividend, coupon or redemption rights associated with our preferred stock; however our preferred stock includes a liquidation preference.
      In view of the fact that the preferred stock contains an embedded beneficial conversion feature, we will record a deemed dividend on preferred stock in our financial statements for the quarterly period ended May 28, 2005. This non-cash dividend is to reflect the implied economic value to the preferred stockholders of being able to convert their shares into common stock at a price which is in excess of the fair value of the preferred stock. In order to determine the dividend value, we allocated the proceeds of the offering between preferred stock and the common stock warrants that were issued as part of the offering based on their relative fair values. The fair value allocated to the warrants of $850,000 was recorded as equity. The fair value allocated to the preferred stock of $2,550,000 together with the original conversion terms were used to calculate the value of the deemed dividend on the preferred stock of $1,072,000 at the date of issuance of the preferred stock. This amount will be charged to accumulated deficit with the offsetting credit to additional paid-in-capital. We will treat the deemed dividend on our preferred stock as a reconciling item on the statement of operations to adjust our reported net income (loss) to “net income (loss) available to common stockholders.”
      There have been a number of other important developments during the first six-months of Fiscal 2005 including:

•	We were late in filing our Annual Report on Form 10-K and our Form 10-Q for the quarter ended November 27, 2004. As a result, we were notified by The Nasdaq Stock Market that our common stock might be delisted pending the results of a hearing on this matter. We completed the filing of these reports and met with The Nasdaq Stock Market in early February 2005. Following these hearings, we were notified that we had regained compliance with the rules and regulations of The Nasdaq Stock Market.

•	In October 2004, we entered into a new lease on our Boulder facility that significantly reduced the annual cost of this facility. The terms of this lease are described in more detail below in the section entitled “Critical Accounting Policies — Purchase Accounting.” In addition, in April 2005, we entered into a ten-year sub-lease of approximately 25,000 square feet of vacant space in this facility. This lease provides for rental payments and reimbursement of operating costs of approximately $0.3 million commencing in January 2006.

•	At our Annual Shareholders meeting in March 2005, our shareholders elected Mr. Robert W. Heller to the board of directors to replace Mr. Anthony J. Fant.

•	In January 2005, our Audit Committee appointed Virchow, Krause & Company, LLP to serve as our independent registered public accountant.

Historical Overview
      We have been in a turnaround mode since mid year of Fiscal 2003 when new management was brought in. The turnaround plan began with the financial restructuring of our outstanding indebtedness. Next, management focused on the sales process, with a target of more programs for existing customers and new programs with new customers. Fiscal 2004 began with a backlog of approximately $13,000 for the first quarter. The number of customers with revenues in excess of $1.0 million in Fiscal 2004 grew to 15 from 9 in Fiscal 2003. The success in bringing in these new customers and new programs exposed production problems from the years of operational neglect under former management. During Fiscal 2004 we consistently under delivered against orders we had from our customers. We made a strategic decision to sacrifice profits in order to keep the customers as satisfied as possible, while improvements were made to our operations. We lost no customers during Fiscal 2004, despite our production problems. The distractions to management following the removal of the former CEO continued to impact us in Fiscal 2004. In addition to the civil proceedings against the former CEO, we hired a forensic auditor to review our financial records for the time period covering the former management’s teams tenure. The result of that forensic audit was no financial restatement of any prior period financial report.
      Fiscal 2004 started off slow with production challenges that continued throughout the fiscal year. At the same time, we initiated a number of new programs which also negatively impacted our operating results. The result has been unsatisfied orders and unfulfilled backlog. These operational issues have persisted throughout Fiscal 2004. In order to successfully implement numerous programs at the same time at our Microelectronics Operations we will have to approach our business in a different manner with new processes. The inability to effectively initiate these programs could impair our revenue opportunity and significantly impact our liquidity. The resolution of these production issues could take longer than anticipated which would impact our relationships with our customers, cause continuing operating losses and negatively impact the strength of our balance sheet. As of December 31, 2004, we have not lost any customers due to the problems we encountered in Fiscal 2004. Net sales in the first quarter began Fiscal 2004 with the lowest net sales we had experienced in three quarters at $10,916. That was an 11% drop in net sales from the fourth quarter of Fiscal 2003. The reduced net sales in Fiscal 2004 have been accompanied by reduced margins resulting in a 10% gross profit, the lowest achieved in the last five years. We took a number of steps to address these operational issues, including replacing our Vice President of Operations in the second quarter of Fiscal 2004, and implementing a number of initiatives to resolve the production problems that were impacting our ability to ship product on a timely basis. We will continue to manage our costs and have a goal to lower the quarterly breakeven point by the end of Fiscal 2005. Our commitment to research and development continued in Fiscal 2004 and we have and will continue this effort to maintain and increase our propriety technology and manufacturing processes. With production being our biggest issue in Fiscal 2004, we have begun and intend to continue to deploy our manufacturing operational efforts with renewed focus and talent. We are beginning to experience positive results from this effort. Management intends to continue to concentrate on such efforts during Fiscal 2005, which is expected to not only increase margins, but to increase throughput and quality.
Critical Accounting Policies
      The accompanying consolidated financial statements are based on the selection and application of United States generally accepted accounting principles, referred to as GAAP, which require estimates and assumptions about future events that may affect the amounts reported in these financial statements and the accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to the financial statements. We believe that the following accounting policies may involve a higher degree of judgment and complexity in their application and represent the critical accounting policies used in the preparation of our financial statements. If different assumptions or conditions were to prevail, the results could be materially different from reported results.

Revenue Recognition, Sales Returns and Warranty
      Revenue for manufacturing and assembly contracts is generally recognized upon shipment to the customer which represents the point at which the risks and rewards of ownership have been transferred to the customer. We have a limited number of customer arrangements with customers which require that we retain ownership of inventory until it has been received by the customer, until it is accepted by the customer, or in one instance, until the customer places the inventory into production at its facility. There are no additional obligations or other rights of return associated with these agreements. Accordingly, revenue for these arrangements is recognized upon receipt by the customer, upon acceptance by the customer or when the inventory is utilized by the customer in its manufacturing process. Our AMO provides service contracts for some of its products. Billings for services contracts are based on published renewal rates and revenue is recognized on a straight-line basis over the service period.
      Our AMO’s development contracts are discrete time and materials projects that generally do not involve separate deliverables. Development contract revenue is recognized ratably as development activities occur based on contractual per hour and material reimbursement rates. Development contracts are an interactive process with customers as different design and functionality is contemplated during the design phase. Upon reaching the contractual billing maximums, we defer revenue until contract extensions or purchase orders are received from customers. We occasionally have contractual arrangements in which part or all of the payment or billing is contingent upon achieving milestones or customer acceptance. For those contracts we evaluate whether the contract should be accounted using the completed contract method, where the term of the arrangement is short-term, or using the percentage of completion method for longer-term contracts. We have not entered into any significant fixed fee development arrangements or contracts using the percentage of completion method since we acquired our AMO.
      We may establish one or more contractual relationships with one customer that involves multiple deliverables including development, manufacturing and service. Each of these deliverables may be considered a separate unit of accounting and we evaluate if each element has sufficient evidence of fair value to allow separate revenue recognition. If we cannot separately account for the multiple elements in an arrangement, we may be required to account for the arrangement as one unit of accounting with recognition over an extended period of time or upon delivery of all of the contractual elements. For the year ended August 31, 2004, and for the six months ended February 26, 2005, we did not have any significant multi-element contracts and deferred revenue for these arrangements was not significant.
      We record provisions against net sales for estimated product returns. These estimates are based on factors that include historical sales returns, analyses of credit memo activities, current economic trends and changes in the demands of our customers. Provisions are also recorded for warranty claims that are based on historical trends and known warranty claims. Should actual product returns exceed estimated allowances, additional reductions to our net sales would result. As of February 26, 2005, August 31, 2004 and 2003, warranty and product return reserves aggregated $160, $139 and $122, respectively.

Allowance for Uncollectible Accounts
      We estimate the collectability of trade receivables and note receivables, which requires considerable amount of judgment in assessing the realization of these receivables, including the current credit-worthiness of each customer and related aging of the past due balances. In order to assess the collectability of these receivables, we perform ongoing credit evaluations of our customers’ financial condition. Through these evaluations, we may become aware of a situation where a customer may not be able to meet its financial obligations due to a deterioration of its financial viability, credit ratings or bankruptcy. The reserve requirements are based on the best facts available to us and reevaluated and adjusted as additional information is received. We are not able to predict changes in the financial condition of our customers and, if circumstances related to our customers deteriorate, our estimates of the recoverability of our receivables could be materially affected and we may be required to record additional allowances for uncollectible accounts. Alternatively, if we provide more allowances than we need, we may reverse a portion of such provisions in future periods based on changes in estimates from our actual collection experience. As of February 26, 2005, August 31, 2004 and 2003, we had accounts receivable allowances of $140, $121 and $92, respectively.

Inventories
      We record inventories at the lower of cost, using the standard and average cost method or market value. Generally, all inventory purchases are for customized parts for customer specific programs. Contractual arrangements are typically agreed to with the customer prior to ordering customized parts as often times the parts cannot be consumed in other programs. Even though contractual arrangements may be in place, we are still required to assess the utilization of inventory. In assessing the ultimate realization of inventories, judgments as to future demand requirements are made and compared to the current or committed inventory levels and contractual inventory holding requirements. Reserve requirements generally increase as projected demand requirements decrease due to market conditions, technological and product life cycle changes as well as longer than previously expected usage periods. It is possible that significant charges to record inventory at the lower of cost or market may occur in the future if there is a further decline in market conditions.

Long-lived Assets
      We evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision, or that the remaining balance of these assets may not be recoverable. We evaluate the recoverability of our long-lived assets in accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” When deemed necessary, we complete this evaluation by comparing the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. If such evaluations indicate that the future undiscounted cash flows of long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their estimated fair values. We assess the impairment of its manufacturing equipment at least annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review, and potentially an impairment charge, include the following:

•	Significant underperformance relative to historical or projected future operating results;

•	Significant changes in the manner of use of the acquired assets or the our overall business strategy;

•	Significant negative market or economic trends; and

•	Significant decline in our stock price for a sustained period changing the our market capitalization relative to its net book value.
      Based on our evaluation the historical losses for the assets in the Microelectronics Operations created a trigger for further analysis. Our long-lived assets relating to our Microelectronics Operations were valued by an independent third-party in order to further evaluate the recoverability of our long-lived assets in accordance with Statement of Financial Accounting Standards No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets.” We utilized all of the accumulated information and determined that it was necessary to record an impairment charge of $465 in Fiscal 2004. During Fiscal 2003, we recorded asset impairment charges of $331. Asset impairment evaluations are by nature highly subjective.

Valuation of Deferred Taxes
      Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. We record a current provision for income taxes based on amounts payable or refundable. Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense or benefit for the period. We recognize a valuation allowance for deferred tax assets when it is more likely than not that deferred assets are not recoverable.
      At February 26, 2005 and August 31, 2004 and 2003, we had valuation allowances of approximately $7,725, $7,642 and $5,405, respectively, because of uncertainties related to the ability to utilize certain Federal and state net loss carryforwards due to our historical losses and net tax operating loss carryforward position. The valuation allowance is based on estimates of taxable income by jurisdiction and the period over which our deferred tax assets are recoverable.

Purchase Accounting
      The accompanying statements reflect the allocation of the purchase price of our AMO — see Note 6 to our Consolidated Financial Statements included elsewhere in this Prospectus. This allocation included an accrual of $730 related to an unfavorable operating lease, $2,380 for future estimated lease payments and a $760 accrual to fulfill estimated contractual manufacturing obligations. The $2,380 accrued for estimated lease payments consists of $5,910 for future lease obligations less estimated sublease payments of $3,530 on 50,000 square feet of unoccupied space. In Fiscal 2003, we entered into an agency agreement with Julien J. Studley, Inc., a national commercial real estate services firm, to assist us in reducing our occupancy costs at our Boulder facility by representing us in negotiations for the sub-leasing of the 50,000 square foot addition, performing tenant representation with our landlord, and assisting us in exploring other options related to our future use of this facility. In April 2005, we entered into a ten-year sub-lease of approximately 25,000 square feet of vacant space in this facility. This lease provides for rental payments and reimbursement of operating costs of approximately $0.3 million commencing in January 2006. We are continuing to look for sublease tenants for the remaining 25,000 square feet of vacant space. In our opinion, all adjustments necessary to present fairly such financial statements have been made based on the terms and structure of the acquisition of our AMO. At February 26, 2005, August 31, 2004 and 2003, our AMO lease accruals aggregated $1,876, $2,082 and $2,793, respectively.
      During the second quarter of Fiscal 2004, we finalized our purchase price allocation for our January 2003 transaction with CMED. Since our Annual Report on Form 10-K for Fiscal 2003, we adjusted our developed technologies by $323 related to technology sold to MKS Instruments and we adjusted other reserves by $160 related to legal costs. The net of these adjustments resulted in a reduction of property and equipment of $163.

Results Of Operations

For the Six Month Periods Ended February 26, 2005 and February 28, 2004
      The following table indicates the dollars and percentages of total revenues represented by the selected items in our unaudited consolidated statements of operations:

Selected Operating Results

	Six Months Ended

	February 26,	% of	February 28,	% of
	2005	Net Sales	2004	Net Sales

Net sales	$27,808	100%	$20,911	100%
Cost of sales	21,984	79	19,396	93

Gross profit	5,824	21	1,515	7
Operating expenses	6,158	22	6,154	29

Operating loss	(334)	(1)	(4,639)	(22)
Other income (expense)	212	1	417	2

Loss before income taxes	(122)	(1)	(4,222)	(20)
Income tax benefit	—	0	—	0

Net loss	$(122)	(1)	$(4,222)	(20)

Net Sales
      Net sales for the six-months ended February 26, 2005 were $27,808 or an increase of 33% over the same prior-period net sales of $20,911. This increase was driven by increases in sales in our primary markets of medical/hearing and communications products and improvements in our manufacturing capabilities to produce and ship more products in a quarter.
      Because sales are generally tied to the customers’ projected sales and production of the related product, our sales may be subject to uncontrollable fluctuations. Significant changes in sales to any one customer could have a significant impact on total sales. In addition, production from one customer may conclude while production for a new customer may not have begun or is not yet at full volume.
      At February 26, 2005, our backlog for future orders was approximately $17,000, compared to approximately $18,228 at August 31, 2004. This decrease primarily reflects an improvement in our manufacturing capabilities as we are able to reduce the time between order and shipment. Our backlog is not necessarily a firm commitment from our customers and can change, in some cases materially, beyond our control.

Net sales by market are as follows:

	Six Months Ended

	February 26, 2005	February 28, 2004

Medical/ Hearing	$22,243	$17,796
Communications	3,262	967
Industrial	2,303	2,148

Total Net Sales	$27,808	$20,911

Net sales analysis by market follows:
      Net sales to medical/hearing customers increased by $4,447 in the first six months of Fiscal 2005 as compared with the same period of last fiscal year or an increase of 25%. The current-year to date revenues in this market segment represented 80% of total net sales, as compared to 85% in the same period of Fiscal 2004. This increase is driven by sales to new customers, increases in sales to existing customers, particularly with respect to insulin pump components, and a return to historical sales levels of products for defibrillators and hearing aids. Net sales into new markets, such as for glucose monitoring systems, also contributed to the sales increase in the quarter. In addition, improvements in our manufacturing processes and capacity enabled us to manufacture and ship more product in the quarter.
      Net sales to the communications products market increased $2,295 or 237% for the six-month period ended February 26, 2005, as compared to the same period of Fiscal 2004. This increase is largely a result of the improvement in the telecommunications markets and the realization of benefits from our much more narrowly focused sales efforts. Significant increases in sales for the six-month period were in the areas of parallel optical interface assemblies and our modulator amplifiers.
      Net sales to the industrial products market represent 8% of our total net sales for the six-month period ended February 26, 2005, as compared to 10% for the six-month period ended February 28, 2004. For the current year six-month period, industrial sales increased by $155 or 7% as compared to the prior-year period. The slight increase in the revenue in this market is due to our efforts to maintain and grow our sales through active account management in this market as we focus on expanding our sales activity in our larger market segments.

Gross Profit
      Gross profit was $5,824 or 20% of net sales for the six-months ended February 26, 2005 as compared to $1,515 or 7.2% of net sales for the six-months ended February 28, 2004. In dollar terms, gross profit increased by $4.3 million. The improvement in our gross profit was driven primarily by the increase in net sales for the six-month period in Fiscal 2005. In addition, during Fiscal 2005, we were able to realize the improvement in our gross profit margins that are the result of actions taken over the past year to improve our manufacturing efficiency. The primary reason for the improvement in our profit margins is that we were able to reduce the time to manufacture products and increase production, thereby spreading our fixed manufacturing costs over a larger amount of products. In addition, the new procedures implemented over the past year have resulted in improved yields, reduced scrap, and reduced overtime in our manufacturing department. Our gross margins, however, are heavily impacted by fluctuations in net sales, due to the fixed nature of many of our manufacturing costs, and by the mix of products manufactured in any particular quarter. In addition, the start up of new customer programs could adversely impact our margins as we implement the complex processes involved in the design and manufacture of ultra miniature microelectronic devices. We anticipate that our gross profit margins for the remainder of Fiscal 2005 will remain relatively consistent with the first six months of Fiscal 2005.

Operating Expenses

Selling, general and administrative expenses
      Selling, general and administrative expenses increased by $569 or 15% for the six-month period ended February 26, 2005 as compared to the same period of Fiscal 2004. This increase is due to increase sales costs such as commissions and travel that relates to the increase in sales achieved this year. In addition, we incurred higher levels of legal and accounting expenses associated with the completion of our Fiscal 2004 audit, filing of our Annual Report on Form 10-K, meetings with NASDAQ about our listing status, several system integration activities and other internal control related activities including costs associated with Sarbanes Oxley requirements. In addition to the factors noted above, the increase reflects higher legal expenses associated with restructuring our Boulder lease. As a percentage of net sales, selling, general and administrative expenses decreased to 16% for the six-month period ended February 26, 2005, as compared to 18% for the comparable period last year. The decreases in these costs as a percentage of net sales is related to the growth in our revenues in the current year. We expect that our selling, general and administrative expenses will remain flat or decrease modestly in the upcoming quarters of Fiscal 2005.

Research, development, and engineering expenses
      Research, development, and engineering expenses increased $192 or 12% for the six-months ended February 26, 2005 as compared to the same period of Fiscal 2004. This increase is the result of expanded design and development efforts associated with new customer programs, the continued work associated with our Link-It technology and increased efforts to enhance our proprietary products and manufacturing processes. Research, development, and engineering expenses were 6% of net sales for the six-month period ended February 26, 2005, as compared to 8% for the same prior-year six-month period. The decrease of these expenses as a percentage of net sales in Fiscal 2005 is a result of the growth in our revenue base and our continued efforts to balance our commitment to maintain research and development efforts with our revenue levels. We expect that our research, development and engineering expenses for the first two quarters of Fiscal 2005 will remain at approximately the same quarterly levels for the remainder of Fiscal 2005.

Costs related to investigation
      During the first six-months of Fiscal 2004, we directly, and on behalf of the Special Committee of our board of directors, incurred outside legal and accounting costs of $253 in connection with our litigation against, and other issues involving our former Chairman of the Board, Chief Executive Officer and President. See Note 11 to our Unaudited Consolidated Financial Statements included elsewhere in this Prospectus. The Special Committee completed its investigation into such issues on December 14, 2003.

Other Income (Expense), Net
      Interest expense for the six-month period ended February 26, 2005 was $349 as compared with $167 for the six-month period ended February 28, 2004. The increase in interest expense in Fiscal 2005 is due to higher average borrowing levels associated with funding the growth in our working capital requirements. As a result of the increase in sales levels in Fiscal 2005, we have had increases in both accounts receivable and inventories, which have been funded by additional borrowings on our Credit Agreement. For the first six months of Fiscal 2005, other income included a gain of $481 related to additional cash collections against the outstanding judgments against Mr. Fant, our former CEO. For the six-month period ended February 28, 2004, other income includes a gain of $472 recognized in connection with the prepayment of a promissory note.

Income Taxes
      We did not record a tax provision in Fiscal 2005 or Fiscal 2004 since we have unutilized net operating loss carryforwards from prior years which will be utilized to offset taxable income, if any. We have established a valuation allowance to fully reserve the deferred tax assets because of uncertainties related to our ability to utilize certain federal and state loss carryforwards as measured by GAAP. The economic benefits of our net operating loss carryforwards to future years will continue until expired.

For the years ended August 31, 2004, 2003, 2002

Percentage of Net Sales

	Fiscal Year Ended
	August 31,

	2004	2003	2002

Gross profit	10%	19%	18%
Selling, general and administrative	19%	20%	19%
Research, development and engineering	7%	7%	9%
Other	2%	4%	0%

      The following table illustrates the approximate percentage of our net sales by market served.

	Fiscal Year Ended
	August 31,

Market	2004	2003	2002

Medical/ Hearing	84%	82%	76%
Communications	6%	6%	11%
RFID	8%	8%	10%
Other	2%	4%	3%

Net Sales
      Our net sales for Fiscal 2004, increased $4,880 or 13%, compared to Fiscal 2003. Our AMO’s net sales increased $6,143 in Fiscal 2004 to $20,572 compared to $14,429 in Fiscal 2003. The increase in our AMO net sales was largely due to the inclusion of twelve months of net sales from our AMO in Fiscal 2004 compared to only seven months of net sales from our AMO being included in Fiscal 2003. The increase in our AMO net sales was partially offset by declines in net sales generated by the Microelectronics Operations caused by the inability to ship against outstanding orders. Our net sales for Fiscal 2003, increased $9,908 or 35%, compared to Fiscal 2002. This increase in net sales from Fiscal 2002 was the result of $14,429 in net sales generated by our AMO, which we acquired in January 2003. The increase in net sales associated with the addition of our AMO was partially offset by a decrease in net sales of approximately $6,300 to two of our major medical/hearing customers.
      The communications and RFID markets remained soft in Fiscal 2004 and Fiscal 2003 as our customers continue to wait for market acceptance of new products and increased demand for existing products. If the demand for these products increases, we believe that we are positioned for an increase in sales in these markets. In addition, we are experiencing continued interest in our proprietary products which have received design approval for numerous applications with increasing low volume production. We continue to work on new designs, qualification testing and continue to receive prototype orders from numerous customers.
      Net sales to medical/hearing customers represents 84% of total net sales for Fiscal 2004 and increased from $31,691 to $36,347, or by $4,656, or 15% compared to Fiscal 2003. The increase is primarily a result of the acquisition of our AMO in January 2003 and the inclusion of twelve months of net sales from our AMO, which in Fiscal 2004 contributed $20,572 for the year in medical sales. In addition, we realized increased demand for implantable medical devices like cochlear implants, insulin pumps and defibrillators for our Microelectronics Operations. The increase associated with our AMO acquisition and growth of medical implantable business was partially offset as we continued to experience fluctuations in demand for our hearing products. The decreases in our hearing products are mainly due to in-sourcing trends at significant hearing customers like Siemens and GN Resound and a trend to moving production to China. During the first quarter of Fiscal 2004, we ended our relationship with Sonic Innovations, but entered into new programs with GN Resound and Cochlear that were expected to offset this loss. However, ramp up difficulties with GN Resound accounted for the decreased level of net sales from our hearing products.
      Net sales to medical/hearing customers represents 82% of total net sales for Fiscal 2003 and increased from $21,558 to $31,691, or by $10,133 or 47% compared to Fiscal 2002. The increase is primarily a result of the addition of our Advanced Medical Operations, which were acquired in January 2003 and contributed $14,429 for the year in medical net sales. The increase associated with our AMO addition was partially offset as we continued to experience fluctuations in demand for our hearing products. The decreases in our hearing products were mainly due to excess inventory positions at significant hearing customers and reflected the general economic slowdown, which continued to negatively impact the hearing related contract manufacturing markets. During the latter part of Fiscal 2002, a major customer’s internal manufacturing capabilities increased, which reduced annual revenues for Fiscal 2003 by approximately $3,800. Also a significant customer advised us in June 2003 that it intended to discontinue a significant program with us in order to place it offshore. This program was discontinued in the first quarter of Fiscal 2004 and had net sales of $883, $6,709, and $9,273 in Fiscal 2004, Fiscal 2003, and Fiscal 2002, respectively. This program discontinuance will reduce but not eliminate sales to this customer. During the first quarter of Fiscal 2002, we entered into a program with Siemens in which our finished goods inventory is held at Siemens and we recognize revenue when they use the product. In connection with this program, certain raw materials used by us for Siemens products are being consigned to us by Siemens. The result of this program is that our finished goods inventory has increased, while raw materials for these programs have decreased.
      Net sales to the communications and industrial products market decreased from $3,864 in Fiscal 2003 to $3,597 in Fiscal 2004, or $267 or 7%. The Fiscal 2004 decrease as compared to Fiscal 2003 is a result of the continued weakness in the telecommunications markets. In September 2003, we realigned our sales emphasis to narrowly focus our efforts to key niche customers to obtain the best margin revenue while improving the efficiencies in developing new business. Net sales decreased in Fiscal 2003 from $4,004 in Fiscal 2002 to $3,864 in Fiscal 2003, or by $140 or 4%. This decrease comparing Fiscal 2003 to Fiscal 2002 is largely a result of weakness in the telecommunications markets.
      Net sales to the RFID products market increased from $2,885 in Fiscal 2003 to $3,375 in Fiscal 2004, or by $490 or 17%. This increase was driven by an increase in orders from a major customer and a significant new customer that has a position in a related market. RFID sales decreased in Fiscal 2003 from $2,970 in Fiscal 2002 to $2,885 in Fiscal 2003, or by $85 or 3%, primarily due to the drop in orders from one major customer that had eliminated its operations in this space.
      At August 31, 2004, our backlog of orders for revenue in Fiscal 2005 was approximately $18,228, compared to approximately $18,645 and $5,400 at August 31, 2003 and 2002, respectively. We expect to ship our backlog as of August 31, 2004 during Fiscal 2005. This small decrease in backlog is reflective of a change in the way our customers do business in that they are more unwilling to make commitments too far into the future. The backlog from our AMO includes customer commitments that have longer terms, as compared to our historical customer commitments. Our backlog is not necessarily a firm commitment from our customers and can change, in some cases materially, beyond our control.
      Because our sales are generally tied to the customers’ projected sales and production of the related product, our sales levels are subject to fluctuations beyond our control. To the extent that sales to any one customer represent a significant portion of our sales, any change in the sales levels to that customer can have a significant impact on our total sales. In addition, production for one customer may conclude while production for a new customer has not yet begun or is not yet at full volume. These factors may result in significant fluctuations in sales from quarter to quarter.

Gross Profit
      Our gross profit as a percentage of net sales was 9.5% in Fiscal 2004, as compared to 18.5% in Fiscal 2003 and 18.1% in Fiscal 2002. The Microelectronics Operations experienced production difficulties that resulted in shipment delays, excessive overtime costs and unabsorbed manufacturing overhead. The production delays were due to the number of new programs initiated at the same time and the increased complexities of many of the new product offerings. Our gross margin percent of net sales decreased significantly in Fiscal 2004 due to overall material cost overages due to scrap resulting in a decline of 0.1% of net sales added to by increases in direct labor of 6.1% and manufacturing costs increases of 2.7%. Gross margins improved to 13.0% in the fourth quarter of Fiscal 2004 and we expect gross margins to continue to improve as we continue to implement process improvement strategies meant to deal with the problems encountered in the past.
      Our gross profit as a percentage of net sales was 18.5% in Fiscal 2003, as compared to 18.1% in Fiscal 2002. Our gross margin percent of net sales increased slightly in Fiscal 2003 due to overall material costs improvement resulting in an improvement of 2.6% of net sales offset by increases in direct labor of 1.1% and manufacturing costs of 1.1%.

Operating Expenses

Selling, General and Administrative
      Selling, general and administrative expenses in total were 19% of net sales in Fiscal 2004, compared to 20% and 19% in both Fiscal 2003 and Fiscal 2002, respectively. Our AMO accounted for $2,705 of this total in Fiscal 2004 versus $1,301 of this total in Fiscal 2003. Selling, general and administrative expenses in Fiscal 2004 increased $448 when compared to Fiscal 2003. The additional cost is mainly due to $432 from increases in sales related expenses to expand the sales effort and additional legal and professional fees of $130 due to efforts to consummate a new lease of our Boulder facility and to pursue litigation against CMED LLC, its successor, CMED and a related entity, CIVCO Holding, Inc. (see Item 3 — Legal Proceeding). During Fiscal 2003, selling, general and administrative expenses increased by $2,304 when compared to Fiscal 2002, due mainly to the acquisition of our AMO in January 2003, which contributed $2,206 in expenses for the year. In addition, excluding the depreciation related to AMO fixed assets, depreciation costs decreased in Fiscal 2003 as some of our assets, mainly computer software and equipment, were fully depreciated during the year. These reductions were mitigated by increases in advertising, travel and other operational costs.

Research, Development, and Engineering Expenses
      Research, development, and engineering expenses increased $585 in Fiscal 2004, when compared to Fiscal 2003 was due to development work that was performed to advance the Link-It technology. Comparing Fiscal 2003 to Fiscal 2002, costs increased in Fiscal 2003 by $64 or 3%, compared to Fiscal 2002. In Fiscal 2003 and Fiscal 2002, the increases in research, development and engineering expenses resulted from our commitment to maintain our design capabilities to support future programs and continue the development and enhancement of our proprietary products and manufacturing processes. We expect future expenses to decline in this area because of our efforts to bill out more of our engineering efforts to the beneficiaries of this work.

Unusual Charges
      The unusual charges of $1,359 in Fiscal 2004 relate to $894 in legal and professional fees for the special investigation of the activities of Mr. Fant, our former Chief Executive Officer, President and Chairman and $465 in equipment asset impairments in our Microelectronics Operations. Our evaluation of the historical losses from our Microelectronics group created a trigger for further impairment analysis. Our long-lived assets relating to our Microelectronics Operations were valued by an independent third-party valuation firm, Appraisal Advisors, Inc., and resulted in an impairment charge of $465. The unusual charges of $331 in Fiscal 2003 relate to the impairment of equipment. The asset impairment in Fiscal 2003 was triggered by the development of alternative testing that was more efficient than what could be performed by our existing equipment and notification in the same quarter that a large portion of a significant customer program would be moved offshore in the first quarter of Fiscal 2004.

Other Income (Expense), Net
      Other income of $1,505 in Fiscal 2004 improved $2,718 from Fiscal 2003, which reflects an improvement of $1,611 when compared to Fiscal 2002. The Fiscal 2004 increase is due primarily to income related to the cash collected against the outstanding judgment against Mr. Fant of $1,361 and a $472 non-cash gain associated with the prepayment of a promissory note. Other expenses of $1,213 in Fiscal 2003 increased $1,107 from Fiscal 2002. The increase in Fiscal 2003 was due primarily to costs related to the non-cash write off of deferred financing bank fees of $181 related to the terminated revolving line of credit with LaSalle Business Credit, LLC, and establishment of a reserve of $841 for Mr. Fant’s promissory note and other amounts that were determined to be uncollectible. Net interest expense for Fiscal 2004 increased by $36 from Fiscal 2003 and $19 from Fiscal 2002 as a result of the higher loan balances carried. The effect of the increase in average interest rate for Fiscal 2004 was somewhat offset by the lower average debt of approximately $3,164, and lower average cash balances of approximately $320. The increase in interest expense in Fiscal 2003 was a result of higher average interest and as a result of the higher average debt in Fiscal 2003 of approximately $3603, and lower average cash balances of approximately $389. The approximate average annual interest rate was 11.5%, 9.1%, and 5.7% for Fiscal 2004, Fiscal 2003 and Fiscal 2002, respectively.

Income Tax Expense (Benefit)
      Management performs an analysis of the realization of the deferred tax asset each fiscal quarter. During Fiscal 2004 we did not recognize income tax benefit or expense compared to an income tax benefit of $21, in Fiscal 2003. During Fiscal 2004, we did not recognize a tax benefit for any of our losses. Comparing Fiscal 2003 to Fiscal 2002, we recognized a tax benefit of $21 during Fiscal 2003 compared to a tax expense of $1,092 in Fiscal 2002. During Fiscal 2002, we determined that a valuation allowance of $3,420 should be established for all of our deferred tax assets due to the softness in our markets, the results of operations for the fourth quarter, uncertainties about visibility to customer order rates and a general economic decline. An aggregate of $233 of tax valuation allowance was reflected as an adjustment to additional paid-in capital as it represents the tax asset benefit from stock option exercises that are included in our net operating loss carry forwards. The Fiscal 2002 deferred tax expense was partly offset by a federal income tax benefit of $459.
      At the end of Fiscal 2004, we had net operating loss carryforwards expiring at various dates ranging from 2012 through 2024.
Financial Condition
      Our net cash flow used in operating activities for the six months ended February 26, 2005 was $1,544 compared to cash flow used in operating activities of $1,747 for the six months ended February 28, 2004. The use of cash in operations in fiscal 2005 was driven by an increase of $2,046 of accounts receivable and an increase of $1,145 of inventory. Both of these increases are due to the growth in our business in Fiscal 2005 over Fiscal 2004. Net sales increased by 33% in the first six months of Fiscal 2005 as compared to the first six months of Fiscal 2004. Cash used in investing activities for the six months ended February 26, 2005 was $848 due to additions to property and equipment and patents. Cash used in investing activities for the six months ended February 28, 2004 was $8. Cash was provided by financing activities in the amount of $2,261 in the first six months of Fiscal 2005 as compared to cash provided by financing activities of $2,560 in the first six months of Fiscal 2004. In Fiscal 2005, the cash was provided by increased utilization of our line of credit to fund operations including the growth of accounts receivable and inventory. In Fiscal 2004, cash from investing activities included proceeds from the issuance of stock, a portion of which was used to repay and refinance outstanding borrowings.
      Our net cash flow used in operating activities for Fiscal 2004 was $3,937 compared to cash flow provided by operating activities of $322 and $1,077 for Fiscal 2003 and Fiscal 2002, respectively. For Fiscal 2004, cash flow from operating activities was used as a result of increases of $1,712 in accounts payable and $137 in accrued liabilities, more than offset by increases in accounts receivable of $485, restricted cash of $481, other assets of $836, and a $2,380 increase in the net loss from $4,629 in Fiscal 2003 to $7,009 in Fiscal 2004. Non-cash items for Fiscal 2004 consist of depreciation and amortization expense of $2,862, the gain on the prepayment of a promissory note of $472 and a $465 impairment of assets in our Microelectronics Operations. The decreases in non-cash expenses were primarily the result of decreased depreciation from the fully depreciated fixed assets. The Fiscal 2004 increase in accounts receivable relates to the large amount of sales of $11,278 for the fourth quarter, while accounts payable balances have been allowed to grow in response to the growth of accounts receivable. The increase in accrued liabilities and other assets is due to the large deferred revenue balance and related costs associated with that revenue. Net cash provided by operating activities totaled $322 and $1,077, respectively, in Fiscal 2003 and Fiscal 2002. This decrease was a result of higher revenue in Fiscal 2002, which caused higher accounts receivable and inventory balances when compared to Fiscal 2003 due to the acquisition of AMO.
      Our net cash flow used in investing activities was $479, $634 and $2,423 for Fiscal 2004, Fiscal 2003 and Fiscal 2002, respectively. We spent $827 on capital expenditures and patent costs in Fiscal 2004 compared to $580 in Fiscal 2003. During Fiscal 2002 we spent $2,423 on capital expenditures. We generated $323 in Fiscal

2004 from the sale of technology. The capital expenditures in all three years relate to facility improvements and purchases of manufacturing equipment to enhance our production capabilities and quality control systems.
      Our net cash flow generated from financing activities in Fiscal 2004 was $3,810. Our net cash flow used in financing activities in Fiscal 2003 and Fiscal 2002 was $1,254 and $675, respectively. Cash generated from issuance of common stock was $3,374, $53 and $275, respectively, for Fiscal 2004, Fiscal 2003 and Fiscal 2002. During Fiscal 2004, $170 of cash was generated in connection with the collection of officer notes. During Fiscal 2003, in connection with the purchase of our AMO, we issued a subordinated promissory note to CMED in the principal amount of $2,600. The $1,000 decrease in restricted cash for Fiscal 2003 was used to prepay long-term debt as a result of the December 13, 2002, loan modification. Other issuances of common stock during Fiscal 2004, Fiscal 2003 and Fiscal 2002 were from the exercise of stock options. The majority of other year-to-year changes relate to the borrowings and repayment under our accounts receivable and term loan agreements.
      The result of these activities was a decrease in cash by $606, $1,566 and $2,021 during Fiscal 2004, Fiscal 2003, and Fiscal 2002, respectively. At the end of Fiscal 2004 our unrestricted cash balance was $200.
      Accounts receivable average days outstanding were 54 days at February 26, 2005, as compared to 55, 46 and 53 days at August 31, 2004, 2003 and 2002, respectively. Inventory turns were 5.7, 5.6, 5.7 and 5.0 for the first six months of Fiscal 2005, Fiscal 2004, Fiscal 2003 and Fiscal 2002, respectively. The increased days outstanding are mainly due to a large proportion of the revenues that were generated in the last month of the year and the continued diversification of the customer base. The inventory turns for Fiscal 2004 and Fiscal 2003 were essentially flat. The decreased days outstanding and improved inventory turns in Fiscal 2003 were primarily due to two large customers that pay in less than 7 days as a part of their terms and the increase in revenue with associated cost of sales in the last quarter of Fiscal 2003 as compared to Fiscal 2002.
      Our current ratio at February 26, 2005 and at the end of Fiscal 2004 was 1.3:1 as compared to 1.7:1 and 1.6:1 at the end of Fiscal 2003 and Fiscal 2002, respectively. The decrease in Fiscal 2005 and Fiscal 2004 as compared to Fiscal 2003 is due to the relative larger growth in accounts payable versus accounts receivable, increase in the line of credit and the growth in accrued liabilities and other current assets due to the deferral of revenue and the related cost of goods sold. The increase in Fiscal 2003 to Fiscal 2002 is slight and is principally due to increased accounts receivable and inventories offset by increased accounts payable and accrued liabilities due to the acquisition of our AMO.
Term-Debt

Long-Term Debt
      During Fiscal 2004 and Fiscal 2003, we undertook a number of activities to restructure our term-debt. The following is a summary of those transactions.
      We originally issued Industrial Development Revenue Bonds, or IDRBs, in April 1996 in connection with the construction of a new addition to our manufacturing facility in Victoria, Minnesota, and for the purchase of production equipment. On March 14, 2003, an aggregate of approximately $1,735 of debt proceeds from a subordinated promissory note were used to fund the repayment of principal and interest on the IDRBs. We also used $845 of the proceeds from the subordinated promissory note to retire our capital expenditure notes with LaSalle Business Credit, LLC.
      The subordinated promissory note was funded by CMED at the time of our AMO acquisition in January 2003. On May 8, 2003 the subordinated promissory note was sold by CMED to Whitebox Hedged High Yield Partners, or Whitebox, for $1,820 and continued with the same terms as the original agreement with CMED until August 15, 2003. To encourage early repayment, the terms of the subordinated promissory note were modified on May 16, 2003 and subsequently modified on September 12, 2003. On October 15, 2003, we prepaid the subordinated promissory note for a discount of $360 on the principal amount outstanding, the payment of accrued interest totaling $167 with 47,700 unregistered shares of our common stock valued at $3.50 per share and forgiveness of interest from September 15, 2003 through October 15, 2003. As a result of the prepayment of the subordinated promissory note, we recognized a gain on the early extinguishment of the Subordinated Promissory Note totaling $472 during the first quarter of Fiscal 2004.
      The funds to prepay the subordinated promissory note were obtained from two separate loans in the aggregate amount of $2,350 under new Term Loan Agreements with Commerce Bank, a Minnesota state banking association, and its affiliate, Commerce Financial Group, Inc., a Minnesota corporation. The first note, with Commerce Bank, in the amount of $1,200 was executed on October 14, 2003. This note is secured by our Victoria, Minnesota facility. The term of the first note is six years. The original interest rate on this note was a nominal rate of 6.50% per annum for the first three years, and thereafter the interest rate will be adjusted on the first date of the fourth loan year to a nominal rate per annum equal to the then Three Year Treasury Base Rate (as defined) plus 3.00%; provided, however, that in no event will the interest rate be less than the Prime Rate plus 1.0% per annum. Monthly payment of principal and interest will be based on a twenty-year amortization with a final payment of approximately $980 due on November 1, 2009. The second note, with Commerce Financial Group, Inc., in the amount of $1,150 was executed on October 28, 2003. The second note is secured by our Victoria facility and equipment located at our Tempe facility. The term of the second note is four years. The original interest rate on this note was of 8.975% per year through September 27, 2007. During the first quarter of Fiscal 2005, we violated two covenants of these term loan agreements relating to our accounting records and the delivery of our annual financial statements and were likely to be in violation of a third covenant relating to our ability to meet the debt service coverage ratio as of the end of our second quarter ending February 28, 2005. As a result, on December 3, 2004, we entered into a waivers and amendments with Commerce Bank and Commerce Financial Group, Inc., effective as of November 30, 2004, to cure these events of default and to move the initial measurement of our debt service coverage ratio to the second quarter ended February 28, 2006, at which time we must maintain a ration of 1.2 to 1. We obtained additional waivers and amendments on December 29, 2004, to address the covenant violations relating to our late filing of our Annual Report on Form 10-K and of our Quarterly Report on Form 10-Q for the first quarter ended November 27, 2004, by providing an extension of time to file under the covenant. Additionally, the waivers and amendments on December 3, 2004, increased the interest rate to be paid under the Commerce Bank note beginning March 1, 2005, to and including October 31, 2006, from 6.5% to 7.5%, and increased the interest rate to be paid under the Commerce Financial Group, Inc. note beginning March 1, 2005, to and including September 28, 2007, from 8.975% to 9.975%. Monthly payments of principal and interest in the amount of $28 are paid over a forty-eight month period beginning on October 28, 2003.

Short-Term Debt
      On May 29, 2003, we entered into an accounts receivable agreement, or the Credit Agreement, with Beacon Bank of Shorewood, Minnesota for a period of twelve months. On December 12, 2003, we extended the term of the Credit Agreement to September 1, 2004. On July 1, 2004, we extended the term of the Credit Agreement to January 1, 2005. On December 7, 2004, we entered into an amendment to the Credit Agreement that extended its term to January 1, 2006, and expanded the capacity up to $4,000. On January 12, 2005, the Credit Agreement was amended to increase borrowing capacity from $4,000 to $5,000. The Credit Agreement is an accounts receivable backed facility and is additionally secured by inventory, intellectual property and other general intangibles. The Credit Agreement is not subject to any restrictive financial covenants. We have a maximum of $5,000 available under the Credit Agreement, with the actual borrowings based on 80% of eligible accounts receivable as determined by the individual company’s credit worthiness. As of May 28, 2005, there were no amounts outstanding under the Credit Agreement. The Credit Agreement bears an immediate processing fee of 0.50% of each assigned amount, a daily per diem equal to 1/25% on any uncollected accounts receivable and a monthly minimum of $1.5 in processing fees for the first six months the Credit Agreement was in place, which ended in November 2003. Borrowings are reduced as collections and payments are received into a lock box by the bank. The effective interest rate based on our average DSO of 55 days would be 17.9% annualized. During the first quarter of Fiscal 2005, we violated one covenant of the Credit Agreement related to the late filing of our Annual Report on Form 10-K and were in violation of a second covenant related the late filing of our Quarterly Report on Form 10-Q for the first quarter ended November 27, 2004. As a result, on December 29, 2004, we entered into a notice waiver and amendment with

Beacon Bank to address the actual and potential covenant violations by providing an extension of time to file our Fiscal 2004 10-K and first quarter Fiscal 2005 10-Q under the covenant.
Liquidity
      We incurred net losses of $7,009, $4,629 and $3,892, respectively, for Fiscal 2004, Fiscal 2003 and Fiscal 2002 and used $3,937 in operating activities in Fiscal 2004. We incurred a net loss of $122 and cash used in operating activities of $1,544 for the six months ended February 26, 2005 as compared to a net loss of $4,222 and cash used in operating activities of $1,747 for the same six month period of Fiscal 2004.
      We have historically financed our operations through the public and private sale of equity securities, bank borrowings, operating equipment leases and cash generated by operations. Significant financial restructuring continued during Fiscal 2004, transforming our capital structure to a lower interest rate and less restrictive structure. On October 29, 2003 we completed the funding of two separate loans in the aggregate amount of $2,350 under new Term Credit Facilities with Commerce Bank, a Minnesota state banking corporation, and its affiliate, Commerce Financial Group, a Minnesota corporation. These loans provided us with the necessary resources to prepay the CMED subordinated promissory note held by Whitebox (see Note 7 — Long-Term Debt — to our Consolidated Financial Statements included elsewhere in this Prospectus). The terms of the new loans originally had an average interest rate of 7.75% and after the waiver and amendments dated November 30, 2004, will have an average interest rate of 8.63% commencing March 1, 2005, as compared to 12.00% for the retired debt. Throughout Fiscal 2004, we recovered approximately $1,748 against the total judgment of $2,255 against our former Chief Executive Officer, President and Chairman (see Note 13 — Notes Receivable — Related Parties — Officers and Former Directors — to our Consolidated Financial Statements included elsewhere in this Prospectus). On February 13, 2004, we sold 1,180,000 shares of our common stock for gross proceeds of $3,540 net of transaction costs of $301 (see Note — 12 Private Placement of Common Stock — to our Consolidated Financial Statements included elsewhere in this Prospectus).
      At February 26, 2005, our sources of liquidity consisted of $69 of cash and cash equivalents and our Credit Agreement with Beacon Bank of Shorewood, Minnesota. The Credit Agreement, as amended, extends through January 1, 2006 and provides borrowing capacity of up to $5,000, subject to availability based on accounts receivable. There was $3,539 outstanding debt under the Credit Agreement at February 26, 2005. We are currently in the process of renegotiating this Agreement to reduce our borrowing costs and better match the facility size with our anticipate needs.
      In May 2005, we completed the sale of our preferred stock which resulted in gross proceeds of $3.4 million. We utilized $2.1 million from the preferred stock sale to repay our line of credit and $1.3 million to fund other working capital needs.
      Our liquidity is affected by many factors, some of which are based on the normal ongoing operations of our business, and the most significant of which include the timing of the collection of receivables, the level of inventories and capital expenditures and maintaining of debt compliance. The losses due to the operational problems encountered throughout Fiscal 2004 strained our cash flows and consumed much of the additional funds raised in the year including the proceeds from our private placement of common stock and the collection of monies from the judgments against our former Chief Executive Officer, President and Chairman. Over the past six months, our revenue growth has required a substantial increase in accounts receivable, inventory and other working capital. We have taken various actions operationally in an effort to substantially reduce our losses or to return to profitability in Fiscal 2005 including, but not limited to, production improvement initiatives and continuing progress in understanding key drivers via systems upgrades that will improve management decision making. In addition to the operational improvements, we continue to scrutinize our cost structure for savings. In October 2004, we entered into a new lease arrangement for our Boulder facility that significantly reduced the annual cost of this facility. In addition, in April 2005, we entered into a ten-year sub-lease of approximately 25,000 square feet of vacant space in this facility. This lease provides for rental payments and reimbursements of operating costs of approximately $0.3 million commencing in January 2006.
      In the event cash flows are not sufficient to fund operations at the present level measures can be taken to reduce the expenditure levels including but not limited to reduction of spending for research and development, elimination of budgeted raises, and reduction of non-strategic employees. Our lending arrangements contain debt covenants, several of which we did not maintain in Fiscal 2004 and early Fiscal 2005. These covenant violations and debt amendments are fully described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Term-Debt.” We do not foresee any violations of debt agreements, as amended, for the remainder of Fiscal 2005. We will be required to maintain a debt service coverage ratio of 1.2 to 1 beginning the second quarter ended February 28, 2006.
      During Fiscal 2005, we intend to spend approximately $1.2 million for manufacturing equipment, to extend the SAP Software Solution to our AMO, and to make minor facility improvements. These additions, if made, are expected to increase efficiency through the further integration of the Boulder operations and increase manufacturing capacity to meet anticipated production requirements and add technological capabilities. It is expected that these expenditures will be funded from operations, existing cash and cash equivalents and available debt financing for the next 12 months. In the event there is insufficient capital fund for this spending it will be deferred into the future which may impact our ability to integrate the operations of all facilities and may prevent us from increasing manufacturing capacity.
      Management believes that, as a result of the financial restructuring actions it has taken in Fiscal 2005 and 2004 to reduce cash expenditures, the continuing efforts to increase revenues from continuing customers and to generate new customers in various market sectors, the extension and increase of our Credit Agreement, and our cash generated from our recent stock sale, we will meet our operational working capital and investment requirements for the next 12 months. If there is a need for additional capital to meet our short and long-term objectives, we believe that other sources of financing are available including sales of common stock or our undesignated stock, additional external borrowing, customer or vendor financing or investments by strategic partners. There can be no assurance that additional capital will be available to us or on terms that are acceptable.
Contractual Obligations
      Our contractual obligations at August 31, 2004, as adjusted for the revision to our Boulder facility lease on October 1, 2004, are summarized in the following table:

	Payments due by Period

		Less than	1-3	3-5	More than
	Total	1 Years	Years	Years	5 Year

Long-term debt obligations	$2,236	$403	$713	$131	$989
Contractual obligations	80	80	—	—	—
Operating lease obligations	26,099	1,723	3,148	3,028	18,200

Total contractual obligations	$28,415	$2,206	$3,861	$3,159	$19,189

      In April 2005 we exercised our option to extend our lease on our Tempe, Arizona facility for a period of five years beyond the current expiration date of July 31, 2005. Base rent will be approximately $100,000 per year for the term of the lease.

New Accounting Pronouncements
      On December 16, 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all share-based awards granted on or after September 1, 2005. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. We are evaluating the alternative methods for implementing SFAS No. 123(R). If we elect to implement SFAS No. 123(R) on September 1, 2005 using the modified prospective method, we expect that the impact on 2006 earnings will be in the range of $1.5 to $2.6 million.

      In June 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. We do not expect the adoption of SFAS No. 154 to have a material effect on our consolidated financial statements.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE
      KPMG LLP or KPMG had been serving as our principal accountants. On October 1, 2004, we received verbal notification from representatives of KPMG of their decision not to stand for re-election as our independent registered public accounting firm for Fiscal 2005, and that, as a result, our client-auditor relationship with KPMG will cease upon completion of the audit of our consolidated financial statements for Fiscal 2004, and the filing of our Annual Report on Form 10-K for Fiscal 2004. Prior to receiving the notification from KPMG, the Audit Committee of our board of directors had decided to contact several smaller independent public accounting firms to determine their ability and willingness to serve as our independent registered public accounting firm.
      The reports of KPMG on our consolidated financial statements for each of Fiscal 2004 and Fiscal 2003 did not contain an adverse opinion or disclaimer of opinion, nor were such consolidated financial statements qualified or modified as to uncertainty, audit scope or accounting principles.
      During Fiscal 2004 and Fiscal 2003, and through January 13, 2005, there were (i) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter in connection with their opinion on our consolidated financial statements for such years; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that:

•	As previously disclosed in our Annual Report on Form 10-K for Fiscal 2003, KPMG cited a material weakness in its communication to our Audit Committee on December 12, 2003, related to the overriding, by our former President, Chief Executive Officer and Chairman and former Chief Financial Officer, of internal controls relating to the payment of certain expenses not supported by proper documentation. On December 12, 2003, KPMG also communicated to our Audit Committee reportable conditions related to revenue recognition at our Boulder facility, and the lack of substantiation of general ledger account balances and computer-based vendor payment controls.

•	On January 12, 2005, KPMG cited three material weaknesses in its communication to our Audit Committee, relating to (i) the control environment at our Boulder facility and, in particular, the lack of segregation of duties and financial oversight controls, (ii) revenue recognition and (iii) financial reporting. On January 12, 2005, KPMG also communicated to our Audit Committee reportable conditions related to (A) the lack of a formal journal entry approval process, and (B) the lack of access controls to our SAP system.
      We requested KPMG to furnish us with a letter, addressed to the Securities and Exchange Commission, stating whether it agrees with the statements made by us in this Prospectus. A copy of KPMG’s letter to the Securities and Exchange Commission dated June 23, 2005 is attached as an exhibit to our registration statement of which this Prospectus is a part.
      Prior to the identification of such deficiencies, we had already undertaken, or were in the process of undertaking, a number of steps to establish a proper control environment, including:

•	the replacement of our Controller at our Boulder facility;

•	implementing the SAP system for all of our financial reporting, including our Boulder facility;

•	adding controls and moving control related functions to our Victoria facility to eliminate opportunities to override controls over cash, accounts receivable and accounts payable;

•	the training of our accounting personnel at a KPMG revenue recognition seminar;

•	providing revenue recognition training for contract administration personnel;

•	adding staff to accommodate the changes required; and

•	evaluating access controls needed within the SAP system.
      We have discussed our corrective actions and future plans with our Audit Committee and we believe the actions outlined above have corrected the deficiencies in internal controls that are considered to be a material weakness.
      On January 25, 2005, the Audit Committee of our board of directors engaged Virchow, Krause & Company, LLP, or Virchow Krause, to audit our consolidated financial statements for the fiscal year ending August 31, 2005. During our two most recent fiscal years, we (i) did not engage Virchow Krause to act as either the principal accountant to audit our financial statements or as an independent accountant to audit any of our significant subsidiaries, (ii) did not consult with Virchow Krause on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements within the meaning of Item 304(a)(2)(i) of Regulation S-K, and (iii) did not consult with Virchow Krause on any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instruction to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
QUANTITATIVE AND QUALITATIVE
DISCLOSURES ABOUT MARKET RISK
Market Risk
      We do not have material exposure to market risk from fluctuations in foreign currency exchange rates because all sales are denominated in U.S. dollars.
Interest Rate Risk
      We are exposed to a floating interest rate risk from our term credit facilities with Commerce Bank, a Minnesota state banking association and Commercial Financial Group, Inc., a Minnesota corporation. We obtained two separate loans in the aggregate amount of $2,350. The first note, with Commerce Bank, in the amount of $1,200, was executed on October 14, 2003. This note has a floating interest rate. The term of the first note is six years with interest rate at a nominal rate of 6.50% per annum for the first three years. Thereafter the interest rate will be adjusted on the first date of the fourth loan year to a nominal rate per annum equal to the then Three Year Treasury Base Rate (as defined) plus 3.00%; provided, however, that in no event will the interest rate be less than the Prime Rate plus 1.0% per annum. Monthly payments of principal and interest are based on a twenty-year amortization with a final payment of approximately $980 due on November 1, 2009. The second note, with Commerce Financial Group, Inc., in the amount of $1,150 was executed on October 28, 2003. The term of the second note is four years, with a fixed interest rate of 8.975% per year through September 27, 2007. Monthly payments of principal and interest in the amount of $28 are paid over a forty-eight month period beginning on October 28, 2003. In waiver and amendments between us and each of Commerce Bank and Commerce Financial Group, Inc., dated November 30, 2004, the interest rate for both debt instruments were modified. The interest rate on the note with Commerce Bank has been adjusted from 6.5% to 7.5% effective March 1, 2005, and the interest rate on the note with Commerce Financial Group, Inc. has been adjusted from 8.975% to 9.975% effective March 1, 2005. A change in interest rates is not expected to have a material adverse effect on our near-term financial condition or results of operation as the first note has a fixed rate for its first three years and the second note has a fixed rate for its term.

BUSINESS
Business Development
      We are a Minnesota corporation and were incorporated as Hybrid Electronics Inc. in 1968 and changed our name to HEI, Inc. in 1969. On January 24, 2003, we acquired our Advanced Medical Operations or AMO from CMED in a business combination accounted for as a purchase. In exchange for certain assets of our AMO, we issued one million shares of our common stock and assumed approximately $1,364 of liabilities related to our AMO, as well as an operating lease and other contractual commitments. Our consolidated financial statements include the results of these operations since January 24, 2003. Our purposes for acquiring our AMO were to immediately gain access to the more stable medical device markets, to expand marketing and sales opportunities, and to expand our capabilities to become more full service or “one stop shop” to our customers and target markets. We believe that the design, development and manufacturing capabilities for medical devices at our AMO coupled with our microelectronic design, development and manufacturing at our Microelectronics Operations improves our ability to retain and gain customers.
Our Business
      Overview: We provide a comprehensive range of engineering, product design, automation and test, manufacturing, distribution, and fulfillment services and solutions to our customers in the hearing, medical device, medical equipment, communications, computing and industrial equipment markets. We provide these services and solutions on a global basis through four integrated facilities in the United States. These services and solutions support our customers’ products from initial product development and design through manufacturing to worldwide distribution and aftermarket support. We leverage our various technology platforms to provide unique solutions to the markets served. Our current focus is on managing our costs and integration of our business operating units. For information regarding revenues from external customers by segment see Note 18 — Segments — to our Consolidated Financial Statements included elsewhere in this Prospectus.
      In our Victoria, Minnesota facility we design and manufacture ultra miniature microelectronic devices and high technology products incorporating these devices. These custom microelectronic devices typically consist of placing or assembling one or more ICs, and other passive electrical components onto a ceramic or organic substrate. The microelectronic assembly typically embodies the primary functions of the end products of our customers, such as hearing aids, defibrillators and communication devices. For example, in hearing aids the microelectronic assemblies we design and make are contained within a shell and connected to a microphone, receiver and battery. For some customers, we procure the microphone, receiver and battery from outside vendors and assemble all of the components into further assemblies; to other customers, we may sell only the microelectronic assembly. Our custom-built microelectronics are employed in the hearing, medical, telecommunications and ultra miniature radio frequency markets. Our Victoria, Chanhassen, and Tempe facilities achieved ISO 9001:2000 certification in August 2003.
      Certain proprietary technology employed in our Victoria facility allows us to manufacture miniature chip packages that are specially designed to hold and protect high frequency chips for broadband communications. This package, with the enclosed chip, may then be easily and inexpensively attached to a circuit board without degrading the high-frequency performance of the chip. These packages, and the high-frequency chips that they contain, are specifically designed for applications in high-speed optical communication devices — the individual parts of the fiber-optic telecommunications network that companies and individuals use to transmit data, voice and video across both short and very long distances. We manufacture our products by fabricating a substrate and placing integrated circuits and passive electrical components onto that substrate. Substrates are made of multi-layer ceramic or laminate materials. The process of placing components onto the substrate is automated using sophisticated equipment that picks an IC from a wafer or waffle pack and places it onto a substrate with very high precision. Many of the components require wire bonding to electrically connect them to the substrate. We then electrically test the microelectronic assemblies to ensure required performance.

      Our Boulder, Colorado facility provides four primary products and services relating to our Advanced Medical Operations. We provide custom design and development outsourcing services for customers ranging from large medical device OEMs to emerging medical device companies worldwide. Our design and development projects generally include product concept definition, development of specifications for product features and functions, product engineering specifications, instrument design, development, prototype production and testing, and development of test specifications and procedures. We also perform various forms of verification and validation testing for software application and medical devices. We maintain a technical staff of engineers with backgrounds focused in electrical, mechanical, software and manufacturing disciplines. The medical imaging group at our Boulder facility designs, develops and manufactures a broad range of advanced application software and major subsystem hardware. Our work includes the development of leading edge MRI software, cardiac and vascular diagnostic application software and high-density RF amplifier systems. Contracts in this business are undertaken with major OEMs in the medical imaging system market that integrate the power subsystems into their imaging systems. Third, we provide medical device manufacturing outsourcing services. We manufacture complex electronic and electromechanical medical devices. We are a registered device manufacturer with the FDA and are required to meet the FDA’s QSR. Our Boulder facility’s quality system is certified to, and meets, ISO 9001:1994 and ISO 13485 standards. Our manufacturing projects include pre-production engineering and commercialization services, turnkey manufacturing of FDA Class I, Class II and Class III devices and system test services. Our manufacturing outsourcing services generally involve complex high-end devices, as opposed to commodity or high-volume products. In providing outsourcing services, we manufacture products for use in blood analysis, women’s health therapies, and cancer detection systems. Our Boulder facility provides a connectivity solution consisting of both hardware and software. This technology enables medical device OEMs and Health Care Information Technology vendors to add wired and wireless web server connectivity to their products quickly and cost-effectively.
      Our Chanhassen, Minnesota facility manufactures wireless smart cards and other ultra-miniature RF applications. Ultra miniature electronic modules are connected to a RF coil, creating an assembly. This assembly is contained within a smart card or wireless card (about the same size as a credit card) that is used for financial, security access and identification or tacking applications.
      Our Tempe, Arizona facility, manufactures and designs high density, high quality flex circuits and high-performance laminate-based substrates. We utilize specialized tooling strategies and advanced procedures to minimize circuit handling and ensure that consistent processing parameters are maintained throughout the assembly process. Significant portions of the substrates produced at this facility are transformed into custom-built microelectronics at our facility in Victoria, Minnesota.
      Customers: We sell our products through our company-employed sales force based at our facilities in Minnesota, Arizona and Colorado. In addition, we promote our services through public relations advertising and exhibitions at industry trade shows.
      We currently have annual agreements with our three largest customers, GE Healthcare, Inc., Siemens, Inc., and Johnson & Johnson Ethicon Gynacare Division. In addition, we have annual agreements with 17 of our top 20 customers. These agreements typically include basic understandings that relate to estimated needs of the customer, as well as a range of prices for the products for the current year. These agreements generally are cancelable by either party for any reason upon advanced notice given within a relatively short time period (eight to twelve weeks) and, upon such cancellation, the customer is liable only for any residual inventory purchased in accordance with the agreement as well as work in progress. Although these annual agreements do not commit our customers to order specific quantities of products, they set the sale price and are useful as they enable us to forecast our customer’s orders for the upcoming year.
      Actual orders from our customers with whom we have annual agreements are made through customer supplied purchase orders or POs. POs specify quantity, price, product lead times, material and quality requirements and other general business terms and conditions. These programs are subject to our standard terms and conditions including cancellation clauses, whereby either party may cancel such POs for any reason upon advanced notice given within a relatively short time period.

      Component Supply Operations: For all application specific or custom material, we try to match the quantities and terms related to the supply of such product of the customer and all major vendors. Although we prefer to have long-term agreements with our vendors, we do not currently have any long-term agreements with vendors in place. Typically, there are many sources of raw material supplies available nationally and internationally; however, many raw materials we use are customer specified and we are required to use customer specified vendors, or the customer supplies materials to us. The ICs that we assemble onto circuit boards are an example of a raw material that is commonly customer specified and available from specified vendors or supplied by the customer.
      Proprietary Technology: We use proprietary technology and proprietary processes to incorporate such technology into many of our products. We protect this technology through patents, proprietary information agreements with our customers and vendors and non-disclosure agreements with substantially all of our employees. We have approximately 20 different inventions across the spectrum of our activities, which are either granted as patents or in some stage of active patent pursuit. We pursue new patentable technologies whenever practicable. We have a total of nine active and five pending US patents, and have extended many of these filings in international venues. Our two most recent granted US patents are “Structures and assembly methods for radio-frequency-identification or “RFID modules” and “Test methods, systems, and probes for high-frequency wireless-communications devices.” The RFID patent covers a modular package for encapsulating a radio-frequency-identification chip in a package suitable for embedding into a card, key-fob, or other such device for use in security, accessibility, and identification applications. The test methods patent pertains to a novel test-head design and method for testing packaged high-frequency integrated circuit chips. These devices are used predominantly in telecommunications network applications. We bring value to our customers, in part, by leveraging our publicly disclosed technology as well as our internally protected trade secrets and know-how to provide solutions and enhancements to our customer’s products. These capabilities include the application of multiple manufacturing technologies from both product performance and product manufacturability perspectives, manufacturing processes, such as Lean-Flow, that reduce overall production cost, and systems and methodologies that streamline development resulting in robust product designs that fulfill the requirements of the FDA.
      Government Regulations: Certain end products of our customers that we manufacture in our facilities are subject to federal governmental regulations (such as FDA regulations). The Boulder facility is a registered device manufacturer with the FDA. The Medical Device Amendments of 1976 to the Food, Drug and Cosmetic Act, or the FDC Act, and regulations issued or proposed under the FDC Act, including the Safe Medical Devices Act of 1990, provide for regulation by the FDA of the marketing, design, manufacturing, labeling, packaging and distribution of medical devices. These regulations apply to products that are outsourced to us for manufacture, which include many of our customers’ products, but not to our imaging and power generation products. The FDC Act and the regulations include requirements that manufacturers of medical products and devices register with, and furnish lists of products and devices manufactured by them, to the FDA. Prior to marketing a medical product or device, the company selling the product or device must obtain FDA clearance. Tests to be performed for approval range from bench-test data and engineering analysis to potentially expensive and time-consuming clinical trials. The types of tasks for a particular product submission are indicated by the classification of the device and previous approvals for similar devices. There are also certain requirements of other federal laws and of state, local and foreign governments, which may apply to the manufacture and marketing of our products. We are not directly subject to any governmental regulations or industry standards at our Victoria, Chanhassen and Tempe facilities. However, we are subject to certain industry standards in connection with our ISO 9001:2000 certification. Our products and manufacturing processes at such facilities are subject to customer review for compliance with such customer’s specific requirements. The main purpose of such customer reviews is to assure manufacturing compliance with customer specifications and quality. All facilities are subject to local environmental regulations.
      The FDA’s QSR for medical devices sets forth requirements for the design and manufacturing processes that require the maintenance of certain records and provide for unscheduled inspections of our Boulder facilities. The FDA reviewed our procedures and records during routine general inspections in 1995 and each fiscal year from 1997 to 2004.

      Over 90 countries have adopted the ISO 9000 series of quality management and quality assurance standards. ISO standards require that a quality system be used to guide work to assure quality and to produce quality products and services. ISO 9001, the most comprehensive of the standards, covers 20 elements. These elements include management responsibility, design control, training, process control and servicing. ISO 9001 is the quality systems standard used by companies providing design, development, manufacturing, installation and servicing. The quality systems for our AMO are ISO 9001 and ISO 13485 certified, and our Victoria, Chanhassen, and Tempe facilities achieved ISO 9001:2000 certification in August 2003.
      There are no material costs or expenses associated with our compliance with federal, state and local environmental laws. As a small generator of hazardous substances, we are subject to local governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances, such as waste oil, acetone and alcohol that are used in very small quantities to manufacture our products. We are currently in compliance with these regulations and we have valid permits for the storage and disposal of the hazardous substances we generate. If we fail to comply with these regulations, substantial fines could be imposed on us and we could be required to suspend production, alter manufacturing processes or cease operations.
      Dependence on Single or Few Customers and Backlog: The table below shows the percentage of our net sales to major customers that accounted for more than 10% of total net sales in our fiscal years ended August 31, 2004, 2003, and 2002.

	Fiscal Years Ended
	August 31,

Customer	2004	2003	2002

GE Medical Systems	17%	14%	—
Siemens, Inc.	8%	14%	32%
Sonic Innovations, Inc.	2%	17%	32%
      We did not have any customers who accounted for more than 10% of total net sales in the first six months of Fiscal 2005.
      Progress has been made in the diversification of the customer base with only one customer contributing over 10% of net sales in Fiscal 2004. GE Medical Systems or GEMS, a subsidiary of General Electric Company, is a customer in the MRI component market of our Advanced Medical Operations and continues to award new programs to us. Although GEMS was new to us during Fiscal 2003, GEMS was a customer of CMED during CMED’s fiscal years ended June 30, 2003 and 2002. We sold hearing aid applications to Sonic Innovations, Inc. and Siemens, Inc. The decrease in percent of net sales and net sales dollars with both Sonic Innovations, Inc and Siemens, Inc. during Fiscal 2004 is largely a result of their increased internal manufacturing capabilities and off shore out sourcing. We had sales to Sonic Innovations, Inc. of $833 for Fiscal 2004. See Note 16 — Major Customer, Concentration of Credit Risk and Geographic Data — to our Consolidated Financial Statements included elsewhere in this Prospectus for financial information about net sales from external customers attributed to specific geographic areas.
      The following table illustrates the approximate percentage of our net sales by markets served.

	Six Months
	Ended	Fiscal Years Ended
	February 26,	August 31,

Market	2005	2004	2003	2002

Medical/ Hearing	80%	84%	82%	76%
Communications	12%	6%	6%	11%
Industrial	8%	10%	12%	13%
      Our goals are to have no one customer greater than 25% of net sales and no one program exceeding 10% of net sales. Our plans to achieve our goals include increasing our product offerings, customer base and programs to increase net sales, which are expected to result in more diversification. During Fiscal 2004 we changed our strategic focus from one of diversifying between our key markets to one of focusing our efforts on the Medical/ Hearing market.
      At February 26, 2005, our backlog of orders for net sales was approximately $17,000, compared to approximately $18,228 at August 31, 2004. We expect to ship our backlog as of February 26, 2005, during our Fiscal 2005. This decline in backlog primarily reflects an improvement in our manufacturing capabilities as we are able to reduce the time between order and shipment.
      Competition: In each of our product lines, we face significant competition, including customers who may produce the same or similar products themselves. We believe that our competitive advantage starts with knowledge of the market requirements and our investment in technology to meet those demands. We use proprietary technology and proprietary processes to create unique solutions for our customers’ product development and manufacturing requirements. We believe that customers engage us because they view us to be on the leading edge in designing and manufacturing products that, in turn, help them to deliver better products faster and cheaper than they could do by themselves. We also compete on the basis of full service to obtain new and repeat orders. We are a full-service supplier and partner with our customers, providing full “turn-key” capability.
      Research and Development: The amount that we spent on company-sponsored research and development activities aggregated approximately $1,771, $3,165, $2,580 and $2,516 for the first six months of Fiscal 2005 and our fiscal years ended August 31, 2004, 2003 and 2002, respectively.
      Employees: On June 10, 2005, we employed 342 full-time persons and 3 part-time persons.
      Website and Available Information: Our website is located at www.heii.com. Information on this website does not constitute part of this Prospectus.
      We make available, free of charge, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 as soon as reasonably practicable after such forms are filed with or furnished to the SEC. Copies of these documents are available to our shareholders at our website or upon written request to our Chief Financial Officer at P.O. Box 5000, 1495 Steiger Lake Lane, Victoria, Minnesota, 55386.
Properties
      We own a 48,000 square foot facility for administration and microelectronics production in Victoria, Minnesota, a suburb of Minneapolis, which was originally built in August 1981. The facility was expanded during our fiscal year ended August 31, 1996, from the original 25,000 square feet with an addition of 23,000 square feet to increase production capacity. The addition was financed through the issuance of IDRBs with the City of Victoria on the property and certain equipment. On March 14, 2003, the outstanding principal and interest on these IDRBs were paid from the proceeds of the subordinated promissory note issued to CMED in connection with the acquisition of our AMO. In October 2003, we completed a $1,200 financing that is secured with a mortgage on the Victoria, Minnesota facility.
      We lease a 14,000 square foot facility in Tempe, Arizona for our high density interconnect business. We exercised our option to extend the lease for a period of five years beyond the current expiration date of July 31, 2005. The new expiration date of the lease is July 31, 2010. Base rent will be approximately $100,000 on an annual basis during the new lease term. We lease one property in Minnesota: a 20,000 square foot facility in Chanhassen, Minnesota, for part of our RFID business. The Chanhassen facility is leased until June 2012.
      We lease a 152,022 square foot facility in Boulder, Colorado for our AMO. On September 27, 2004, this facility was sold by Eastside Properties, LLC to Titan Real Estate Investment Group, Inc. or Titan. On October 1, 2004, we signed a new lease with Titan’s affiliate, Boulder Investor’s LLC, at substantially reduced rental rates. Beginning in Fiscal 2005, we expect to save approximately $500 annually under this new lease due to a reduction of approximately $1.08 per square foot in base rent and approximately $2.21 per square foot in operating costs. The Boulder facility is leased until September 2019. Under the terms of the new lease, $1,350 of our deposit will be refunded to us if after completing four consecutive quarters of positive EBIDTA, as derived from our financial statements and verified by an independent third-party accountant, we deliver to our landlord the greater of 100,000 shares of our common stock or 0.11% of the then outstanding shares of our common stock. As a part of the purchase accounting for the acquisition of our AMO, we have established a $3,110 reserve related to the future estimated lease payments of the Boulder facility. Currently, we occupy approximately 100,000 square feet of the facility and 50,000 is unimproved vacant space. In Fiscal 2003, we entered into an agency agreement with Julien J. Studley, Inc., a national commercial real estate services firm. Julien J. Studley has been engaged to assist us in reducing our occupancy costs at this facility by representing us in negotiations for the sub-leasing of the 50,000 square foot addition, performing tenant representation with our landlord, and assisting us in exploring other options related to our future use of the Boulder facility. In April 2005, we entered into a ten year sub-lease of approximately 25,000 square feet of vacant space in this facility. This lease provides for rental payments and reimbursement of operating costs of approximately $0.3 million commencing in January 2006. We are continuing to look for sublease tenants for the remaining 25,000 square feet of vacant space.
Legal Proceedings
      On June 30, 2003, we commenced litigation against Anthony J. Fant, our former Chairman of the Board, Chief Executive Officer and President, in the State of Minnesota, Hennepin County District Court, Fourth Judicial District. The complaint alleged breach of contract, conversion, breach of fiduciary duty, unjust enrichment and corporate waste resulting from, among other things, Mr. Fant’s default on his promissory note to us and other loans and certain other matters. On August 12, 2003, we obtained a judgment against Mr. Fant on our breach of contract count in the amount of approximately $606. On November 24, 2003, the Court granted us an additional judgment against Mr. Fant in the amount of approximately $993 on the basis of our conversion, breach of fiduciary duty, unjust enrichment and corporate waste claims. On March 29, 2004, the Court granted us a third judgment against Mr. Fant in the amount of approximately $656, for a total aggregate judgment against Mr. Fant of approximately $2,255. We are engaged in efforts to collect on the judgment and plan to continue to collect on the judgment in due course. We have obtained, through garnishments and other execution methods, approximately $1,750 from Mr. Fant’s accounts. Such amount partially reduces the judgment amount. In April 2005, Mr. Fant communicated with the Court in an effort to obtain relief from the judgments. No hearing has been scheduled on Mr. Fant’s attempted motion for such relief. We continue to seek to collect on the remaining judgment amount in Minnesota and other states where it is believed that Mr. Fant may have non-exempt and unencumbered assets.
      On August 23, 2004, we commenced litigation against Colorado MEDtech, LLC, or CMED LLC, its successor, CMED and a related entity, CIVCO Holding, Inc. in the United States District Court for the District of Colorado. The complaint alleges breach of contract/warranty; several counts of fraud including misrepresentation, omission, and fraudulent transfer; civil conspiracy; and counts for alter ego and successor liability. The litigation seeks to recover in excess of $980 (plus attorneys fees in an amount yet to be determined) for damages we sustained on the Becton Dickinson five milliliter pipette contract, which was one of the assets we acquired from CMED in the January 2003 transaction. On September 14, 2004, counsel for CMED LLC filed a disclosure statement and answer to our complaint. The Court has issued an order for a scheduling conference on February 19, 2005 in which the trial date and other deadlines for the case were set. On May 17, 2005 the parties entered into an agreement to settle this dispute whereby we received a cash payment of approximately $0.4 million.

MANAGEMENT
Executive Officers
      The following is a list of our executive officers, their ages and offices as of June 10, 2005. Each executive officer serves a term of one year or until his successor is appointed and qualified.

Name	Age	Position

Mack V. Traynor, III	46	Chief Executive Officer and President
Timothy C. Clayton	50	Chief Financial Officer
Nina A. Anderson	41	Vice President of Human Resources
James P. Barnes	38	Chief Information Officer
Scott M. Stole	41	Chief Technical Officer
Simon F. Hawksworth	39	Vice President of Sales and Marketing
James C. Vetricek	47	Vice President of Operations
      Mack V. Traynor, III has served as our Chief Executive Officer and President since March 2003, and has served on our board of directors since 1998. Mr. Traynor currently serves as President of Manitou Investments, a private investment and business management firm, a position he has held since 1998. Although Mr. Traynor currently serves in such capacity with Manitou Investments, he devotes substantially all of his efforts to his duties and responsibilities with us. Since June 2003, Mr. Traynor has served on the board of directors of ACT Telecommunications (NASDAQ: ACTT), an international teleconferencing service provider. In December 2003, he was elected Chairman of the board of ACTT. Previously, Mr. Traynor served as President and Chief Executive Officer of Supreme Companies, Inc., a privately held landscape and grounds maintenance company, from February 2002 to September 2003. Mr. Traynor also previously served as Chief Executive Officer of Do The Good, Inc., a philanthropic software development company, from May 2001 until October 2001, and as Chief Financial Officer of 10K Partners, Inc., private investment company, from April 2000 until June 2000. Mr. Traynor served as President and Chief Executive Officer of NeoNetworks, a privately-held development stage company designing high-speed data communications equipment, from October 1998 to April 2000. Mr. Traynor was a director of Telident, Inc., a publicly-held telecommunications products and services company, from 1998 to 2000. Mr. Traynor also served as a director of Eltrax Systems, Inc., a publicly-held networking products and services company, from 1995 to 1999, serving as Chief Financial Officer from 1995 to 1996 and President, Chief Executive Officer and Chief Operating Officer from 1995 to 1997. Mr. Traynor served as President and Chief Operating Officer of Military Communications Center, Inc., a company that provided telecommunications services to U.S. Military personnel, from 1988 to 1995. He also served as President of U.S. West Enterprises, a division of U.S. West, Inc.
      Timothy C. Clayton has served as our Chief Financial Officer since January 2005. He is a principal of Emerging Capital, a Minneapolis-based consulting firm which specializes in financial management and strategic planning for emerging growth companies. Since founding Emerging Capital in 2000, Mr. Clayton has served as chief financial officer and strategic advisor to a number of public and private businesses. From October 1997 until May 2000, Mr. Clayton was Executive Vice President, CFO and Treasurer of Building One Services, a publicly-held provider of facility services. From July 1988 until October 1997, Mr. Clayton was an audit partner with Price Waterhouse, LLP. He holds a bachelor’s degree in accounting from Michigan State University. Mr. Clayton is Member of the board of directors of the National Federation of Independent Businesses and Agribank, FCB.
      Scott M. Stole Ph.D. has served as our Chief Technology Officer since 2003. Previously, from October 2000 to June 2003, Dr. Stole served as our Director of Advanced Process Development. Prior to joining us, Dr. Stole served as President & CEO of Questek Innovations, Inc., a developer of advanced hardware technologies for the disk drive industry, from May 1997 to October 2000, where he oversaw technology development, intellectual property protection, corporate strategy and strategic alliances. Dr. Stole received his Ph.D. from Iowa State University and his Bachelors degree from Concordia College, and has 14 years of experience in the design, development and manufacture of a wide range of microelectronics and advanced materials-related products.
      Simon F. Hawksworth has served as our Vice President of Sales and Marketing since September 2002. Prior to joining us, he served as Vice President of Sales and Marketing at InnovaComm Technologies, Inc, a microelectronics manufacturing company and a spin-off of Maxtek, a wholly-owned subsidiary of Tektronix, from February 2000 to August 2002. Mr. Hawksworth also served, from August 1998 to August 2002, in a variety of positions at Maxtek from Business Development Manager through Director and Vice President of Sales and Marketing. Prior to joining us, Mr. Hawksworth’s positions focused on winning new business requiring high frequency electronics packaging solutions.
      James P. Barnes joined us in July 2004 as our Chief Information Officer. For 15 years prior to joining us, Mr. Barnes served in various capacities overseeing the use of information technology to advance the strategic goals of companies in various industries. Most recently, from February 2003 to May 2004, Mr. Barnes served as an Account Manager for Odyssey Solutions, a regional SAP reseller, helping small and mid-sized businesses leverage the SAP ERP application. From March 2000 to February 2003, Mr. Barnes held the position of Supply Chain Project Director for ADC Telecommunications, a global network supplier of products and services, where he managed projects to improve the global supply chain. From March 1999 to March 2000, Mr. Barnes served as the Integration Director for West Group, a division of Thomson Financial, developing and implementing ERP solutions in the publishing industry.
      James C. Vetricek joined us in January 2003 in connection with our acquisition of our AMO as Vice President of our AMO and was promoted to our Vice President of Operations in January 2004. Prior to January 2003, Mr. Vetricek served as Vice President, Quality and Regulatory Affairs of CMED from February 2001 to January 2003. Mr. Vetricek has over 20 years of experience as a medical device professional managing facilities with multi-site operations. His responsibilities have included research and development, regulatory affairs, pilot manufacturing, and proprietary and contract manufacturing operations. Mr. Vetricek’s product experience includes sterile single use devices, implants, bio absorbable surgical materials, electromechanical surgical systems, anesthesia systems and cardiovascular monitoring devices. Prior to joining CMED, Mr. Vetricek served as Vice President of Regulatory Affairs & Quality Management at Linvatec, a division of Conmed, a medical equipment manufacturer, from February 1999 to February 2001. Mr. Vetricek also serve from September 1994 to June 1998 as Vice President of Regulatory Affairs & Quality Assurance and R&D at Ohmeda Medical Device, a division of BOC Group, an industrial producer of gases.
      Nina A. Anderson joined us in January 2003 in connection with our acquisition of our AMO as Human Resources Representative of our AMO and was promoted to our Vice President of Human Resources in July 2004. Ms. Anderson served as a Payroll and Benefits Administrator and Employee Relations Manager for CMED from February 1998 to January 2003. Before joining CMED, Ms. Anderson was employed as a Training Manager for Southland Corporation, a national convenience store operator.
Directors
      The following is a list of the names and ages of each of our directors as of June 10, 2005, the year in which each such director was first elected, and the year each such director’s current three year term will expire.

		Year First Elected	Expiration of Current
Name and Position	Age	as Director	Three-Year Term

Dennis J. Leisz, Chairman of the Board	51	2002	2007
George M. Heenan, Director	65	2003	2007
Michael J. Evers, Director	69	2003	2008
Robert W. Heller, Director	59	2005	2008
Timothy F. Floeder, Director	46	2002	2006
Mack V. Traynor, Director	46	1998	2006

      Dennis J. Leisz has served as Chairman of the board of directors since March 2003, and as a director since December 2002. Mr. Leisz is the founder of Wavecrest Corporation, a corporation that manufactures test and measurement instruments for the design and production test of semiconductors, optical components and systems, and has acted as its President and Chief Executive Officer since its inception in May 1985, and as its Treasurer since April 1992. From 1983 to 1985, Mr. Leisz served as Marketing Manager for the Test Systems Division of Micro Component Technology, Inc., a Shoreview, Minnesota manufacturer of semiconductor test equipment, where he was responsible for product marketing, new product development and applications engineering. Prior to 1983, Mr. Leisz was the Marketing Manager for FSI, a Chaska, Minnesota manufacturer of semiconductor processing equipment.
      George M. Heenan has served as a director since June 2003. Mr. Heenan is the former Director of the Institute of Strategic Management at the University of St. Thomas. He served as the Director from 1996 until 2004. He currently serves as an Executive Fellow for the University of St. Thomas’ College of Business. In 2004, Mr. Heenan founded Excelsius Partners Consulting where he is owner and a principal. Mr. Heenan’s background includes experience in start-up, emerging growth, Fortune 500 and Fortune 200 companies, as well as the management of venture capital partnerships. He has previously held a number of management and executive positions at Medtronic Inc., Control Data, Medical Industrial Capital, Clarus Medical, Bissell Healthcare Company, and Camp Preston Group. Over the course of his career, Mr. Heenan has served on a number of public, private, and advisory boards. Mr. Heenan currently serves on the board of directors of Midwest Wireless Holdings, LLC, a privately held wireless telecommunications company, since 2003; and Minnesota Scientific Inc., a privately held supplier of surgical equipment, since 1998. Mr. Heenan is a graduate of St. Ambrose College with a B.S. in Physics. He also attended the University of Wisconsin-Madison and has completed the Operations Management Program at Harvard University.
      Michael J. Evers, Ph.D. has served as a director since June 2003. Dr. Evers is Dean Emeritus and Professor of Strategic Management at the College of Business at the University of St. Thomas. He served as Dean of the Graduate School of Business from 1984 to 1995, growing the graduate programs and application-oriented education centers to be one of the largest graduate business schools in the United States. He was instrumental in the development of the Minneapolis campus of the University of St. Thomas. From 1998 to 2000, he served as interim President/Chief Executive Officer of the Minnesota Center for Corporate Responsibility and led the re-invention of the non-profit business association into the Center for Ethical Business Cultures, affiliated with St. Thomas and the University of Minnesota. Prior to his university positions, he held managerial positions in manufacturing, engineering, program management and marketing at North American Rockwell, McDonnell-Douglas, Emerson Electric and National Distribution Services, respectively. He served thirty years in the Active and Reserve U.S. Air Force as a Senior Contracting Officer and Detachment Commander, retiring in the rank of Colonel. He received his Ph.D., MBA and BBA from the University of Minnesota. He also currently serves on the board of directors for Minnesota Scientific, Inc., Wavecrest Corporation and Infinite Graphics, Inc.
      Robert W. Heller has served as a director since March 2005. Mr. Heller is currently the owner and president of Heller Capital, Inc, a personal investment company, which he founded in 1999. His business focuses on providing and coordinating capitalization and advisory services to growing companies. Mr. Heller worked as a Management Consultant for Arthur Andersen & Co. (now known as Accenture), where he specialized in manufacturing. From 1977 to 1996, Mr. Heller served in a variety of positions, including Chief Executive Officer and Chief Operating Officer, for Advance Circuits, Inc., a manufacturer of printed circuit boards and a pioneer of chip packaging using laminate materials. During his tenure as CEO of Advanced Circuits, Inc., Mr. Heller increased shareholder value by 500%. Following his tenure at Advance Circuits, Inc., Mr. Heller served as interim CEO at two companies until permanent arrangements could be made. Additionally, he spent 18 months as Vice President of Operations for a computer manufacturing company. Mr. Heller obtained his Bachelor of Science degree from North Dakota State University where he majored in Industrial Engineering. He completed his Master’s degree in Industrial Administration at Krannert School of Management, with an emphasis in Operations Management. Mr. Heller currently serves on the board of directors for PPT Vision, Inc.

      Timothy F. Floeder has served as a director since December 2002. Mr. Floeder is currently the Vice President of Business Development for Compex Technologies, Inc., a publicly-held company that designs, manufactures and sells home-use devices to improve pain management, rehabilitation, fitness, health and wellness for healthcare and consumer markets in the US and Europe. Mr. Floeder previously was an investment banker, most recently serving as Managing Director of Mergers and Acquisitions for Miller Johnson Steichen Kinnard, Inc., a regional investment securities firm, from 1996 until 2002. He also served in a variety of financial positions, including Chief Financial Officer and Director for a large privately-held regional electrical contractor and industrial products distributor, from 1984 to 1996, and held both public and private accounting positions from 1980 to 1984. Mr. Floeder is a CPA (inactive) and has received an MBA in finance from the Carlson School of Management, a BSB in accounting from the University of Minnesota, and completed the Management Executive Program at the Carlson School of Management.
      Mack V. Traynor, III’s biographical information is located in the section entitled “Management — Executive Officers.”
Audit Committee Financial Expert
      The board of directors has determined that Mr. Floeder is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K. Mr. Floeder is “independent,” as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.
Compensation of Directors
      Directors’ Fees. During Fiscal 2004, each non-employee director received an annual fee of $30,000 for board participation except that Mr. Fant, who was an inactive member of our board of directors during Fiscal 2004, received no annual fee. Additional fees were related to committee participation. On an annual basis the Audit Committee members received $5,000, with the chair of the committee receiving an additional $2,500, Compensation Committee members received $2,500, and Special Committee members received $2,500 paid on a quarterly basis. The Nominating and Corporate Governance Committee was established on October 5, 2004, and we anticipate that members of that Committee will receive $1,000 annually for participation on such committee. The same non-employee director and committee compensation arrangements are in place for Fiscal 2005.
      Directors’ Stock Options. Non-employee directors are entitled to participate in our 1998 Stock Option Plan for Non-Employee Directors, as amended, or the 1998 Director Plan. We adopted the 1998 Director Plan effective as of November 18, 1998, and such plan was approved by our shareholders at our Annual Meeting of shareholders held on January 20, 1999. Options under the 1998 Director Plan are granted automatically. The number of options to be granted depends on the number of non-employee directors elected to our board and the timing of such election. No options may be granted under the 1998 Director Plan after the tenth anniversary of its effective date. On February 11, 2004, options to purchase 10,000 shares of our common stock were granted to each of our non-employee directors, other than Mr. Fant, with an exercise price of $3.40 per share. No options are available for grant under the 1998 Director Plan for Fiscal 2005. However, directors are eligible to participate in our 1998 Stock Option Plan and future option grants to our directors will be granted under our 1998 Stock Option Plan. See “Executive Compensation — Options Granted During Fiscal 2004 — Stock Option Plans” for a more detailed discussion of our stock option plans.

Executive Compensation

Summary Compensation Table
      The following table sets forth certain information regarding compensation paid during each of our last three fiscal years to our Chief Executive Officer and our four most highly compensated executive officers other than Chief Executive Officer who were serving at August 30, 2004. We refer to such persons in this Prospectus as the Named Executive Officers.

						Long-Term
						Compensation
		Annual Compensation
						Securities
	Fiscal			Other Annual		Underlying	Other
Name and Principle Position	Year	Salary($)	Bonus($)	Compensation($)		Options (#)	Compensation($)

Mack V. Traynor, III(1)	2004	$200,000	$135,500	$4,000	(2)	—	—
Chief Executive Officer	2003	$83,077	$25,000	—		110,000	—
and President	2002	—	—	—		—	—
Douglas J. Nesbit(3)	2004	$140,000	—	—		—	$1,373	(4)
Chief Financial Officer,	2003	$18,846	—	—		75,000	—
Treasurer and Secretary	2002	—	—	—		—	—
James C. Vetricek(5)	2004	$145,000	—	—		—	$2,064	(4)
Vice President Operations	2003	$96,527	—	—		75,000	$455	(4)
	2002	—	—	—		—
Simon Hawksworth(6)	2004	$139,501	—	$70,767	(9)	—
Vice President Sales and	2003	$122,123	—	$17,013	(9)	75,000	$18,602	(7)
Marketing	2002	—	—	—		—	—
Scott M. Stole(8)	2004	$122,367	—	—		24,500	$3,671	(4)
Chief Technical Officer	2003	$103,928	—	—		20,000	$799	(4)
	2002	—	—	—		—	—

(1)	Mr. Traynor was appointed to the positions of Chief Executive Officer and President on March 19, 2003.

(2)	Consists of a $500 per month automobile allowance for eight months beginning January 1, 2004.

(3)	Mr. Nesbit was appointed to the position of Chief Financial Officer, Treasurer and Secretary on June 30, 2003, and resigned from such positions effective January 14, 2005.

(4)	Consists of matching contributions to our 401(k) Plan.

(5)	Mr. Vetricek was appointed to the position of VP Operations of AMO in January 2003, and to the position of Vice President of Operations on January 19, 2004.

(6)	Mr. Hawksworth was appointed to the position of Vice President Sales and Marketing on September 3, 2002.

(7)	Consists of moving expense reimbursements.

(8)	Dr. Stole was appointed to the position of Chief Technical Officer on June 20, 2003.

(9)	Consists of commissions.

Options Granted During Fiscal 2004
      The following table sets forth certain information regarding grants of stock options to the Named Executive Officers during Fiscal 2004 pursuant to our 1998 Stock Option Plan.

Potential Realizable
Value of Assumed
	Number of		% of Total			Annual Rates of Stock
	Shares		Options			Price Appreciation for
	Underlying		Granted to	Exercise of		Option Term(2)
	Options		Employees in	Base Price	Expiration
Name	Granted (#)		Fiscal 2004	($/Share)(1)	Date	5%($)	10%($)

Mack V. Traynor, III	—		—	—	—	—	—
Douglas J. Nesbit(3)	—		—	—	—	—	—
James C. Vetricek	—		—	—	—	—	—
Simon Hawksworth	—		—	—	—	—	—
Scott M. Stole	24,500	(4)	0.7%	$3.40	02/11/14	$52,387	$132,759

(1)	All options are granted at the fair market value of the common shares at the date of grant.

(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimates or projections of the future prices of our common stock. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(3)	Mr. Nesbit resigned from his positions with us effective January 14, 2005. In connection with his resignation, Mr. Nesbit’s options were terminated on January 14, 2005.

(4)	These options were granted on February 11, 2004, and will be exercisable in four equal installments on each of February 11, 2005, 2006, 2007 and 2008.

Aggregated Option Exercises During Fiscal 2004 and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at	In-the-Money Options
	Acquired on	Value	Fiscal Year-End	at Fiscal Year-End ($)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Mack V. Traynor, III	0	$0	120,000/30,000	$8,000/$0
Douglas J. Nesbit(2)	0	$0	50,000/25,000	$0/$0
James C. Vetricek	0	$0	25,000/50,000	$0/$0
Simon Hawksworth	0	$0	25,001/49,999	$0/$0
Scott M. Stole	0	$0	18,730/56,270	$0/$0

(1)	Calculated as the difference between the closing price of our common stock on August 31, 2004, which was $1.76, and the option exercise price multiplied by the number of shares exercisable/unexercisable. Since the option price was greater than the closing price on August 31, 2004, the value is $0.

(2)	Mr. Nesbit resigned from his positions with us effective January 14, 2005. In connection with his resignation, Mr. Nesbit’s options were terminated on January 14, 2005.

Stock Option Plans
      In addition to the 1998 Director Plan, we have adopted, and our shareholders have approved, two stock option plans pursuant to which we may provide stock-based awards to our officers, directors, employees and consultants. Our Compensation Committee administers these plans and determines to whom awards are to be granted and the terms and conditions, including the number of shares and the period of exercisability, thereof.

      1998 Stock Option Plan. Our 1998 Stock Option Plan authorizes the grant of option rights, stock appreciation rights, awards of restricted shares and awards of deferred shares. The number of shares of common stock that may be issued or transferred and covered by outstanding awards granted under the 1998 Stock Option Plan may not in the aggregate exceed 1,300,000 shares.
      1989 Omnibus Stock Compensation Plan. Our 1989 Omnibus Stock Compensation Plan or the 1989 Option Plan, provides for grants of both incentive stock options, intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended, or Code, and non-statutory stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock-based awards. Except for the authority to grant incentive stock options, which expired in 1999, the 1989 Option Plan has no expiration date but may be terminated by the board at any time, subject to the rights of the holders of options or other awards previously granted under the 1989 Option Plan. The number of shares of common stock that may be issued or transferred and covered by outstanding awards granted under the 1989 Option Plan may not in the aggregate exceed 2,000,000 shares. We are no longer granting options under the 1989 Option Plan.

Compensation Committee Interlocks and Insider Participation
      No member of our Compensation Committee is a former or current officer or employee of us or any of our subsidiaries. Michael J. Evers, a director and member of our Compensation Committee, is a director of Wavecrest Corporation. Dennis J. Leisz, a director and member of our Compensation Committee, is the Chief Executive Officer and President of Wavecrest Corporation. None of our executive officers serves as an officer, director or member of a compensation committee of any entity whose executive officer or director is one of our directors.
Employment Contracts, Terminations of Employment and Change-in-Control Arrangements
      Effective October 1, 2003, we entered into an employment agreements with Mr. Nesbit, Dr. Stole, Mr. Vetricek and Mr. Hawksworth. The agreement with Mr. Nesbit was subsequently terminated as described further below. The agreement with Dr. Stole provides for Dr. Stole’s employment as Chief Technical Officer and an annualized base salary of $125,000. The Agreement with Mr. Vetricek provides for Mr. Vetricek’s employment as Vice President/General Manager of Advanced Medical Division and an annualized base salary of $150,000. The Agreement with Mr. Hawksworth provides for Mr. Hawksworth’s employment as Vice President of Sales and Marketing and an annualized base salary of $140,000. In addition, effective April 19, 2004, we entered into an employment agreement to employ Mr. Traynor as Chief Executive Officer and President for an annualized base salary of $200,000, a $25,000 signing bonus, options to purchase 100,000 shares of common stock and a $500 monthly car allowance. Each of these agreements provides that such salary may be adjusted from time to time by us based on the employee’s performance and our business and financial situation.
      Each of these agreements further provides for annually-renewable one year terms. We may elect not to renew the agreement by providing the employee with 30 days advance written notice of non-renewal prior to the expiration of a given term. In addition, during any renewable one year term, each such agreement may be terminated (a) by us for Cause (as that term is defined in each such agreement); (b) by us without Cause; (c) upon the death, disability (as defined in each such agreement) or incapacity of the employee; (d) by the employee within six months of a Change of Control (as defined in each such agreement) upon providing 30 days advance written notice to us; and (e) by the employee at any time upon providing 90 days advance written notice to us. In the event that any of Dr. Stole, Mr. Vetricek or Mr. Hawksworth are terminated by us without Cause, such person may be entitled to receive monthly severance payments equal to 1/12th of his annualized base salary at the time of termination, less applicable withholdings, for up to the earlier of (a) three months from his termination date or (b) the date on which he begins earning income from other work activities. In the event that any of Dr. Stole, Mr. Vetricek or Mr. Hawksworth terminates his employment within six months of a Change of Control, such person may be entitled to receive monthly severance payments equal to 1/12th of his annualized base salary at the time of termination for up to the earlier of (a) twelve months from his termination date or (b) the date on which he begins earning income from other work activities. In the event Mr. Traynor is terminated by us without Cause or Mr. Traynor terminates his employment within six months of a Change of Control, he may be entitled to receive monthly severance payments equal to the sum of 18 months of his annualized base salary at the time of termination for 18 months from his termination date. To obtain this severance pay in either termination situation, each of Mr. Traynor, Dr. Stole, Mr. Vetricek and Mr. Hawksworth must meet various conditions set out in their respective employment agreements, including but not limited to signing a satisfactory separation and release agreement.
      Each of these agreements contain standard confidential information and invention assignment provisions, as well as 18 month post-employment noncompete and nonsolicitation provisions. Each of the agreements also contain an arbitration clause.
      Effective January 14, 2005, Mr. Nesbit’s employment agreement terminated in connections with his resignation from his positions with us. However, certain provisions of such agreement regarding non-competition, confidentiality, return of property and invention survive termination of such agreement and termination of Mr. Nesbit’s employment with us.
Separation Agreement
      Effective January 26, 2005, we entered into a separation agreement and release with Mr. Nesbit, pursuant to which Mr. Nesbit resigned all employment and all roles with us, including his positions as Chief Financial Officer, Treasurer, and Secretary, effective January 14, 2005. Under the separation agreement, we agreed to pay Mr. Nesbit a separation payment of $35,000, less applicable withholdings, and further agreed to pay Mr. Nesbit’s monthly health, dental, and life insurance premiums for the period of three months, from February 1, 2005, through April 30, 2005. Mr. Nesbit’s agreement further provides that Mr. Nesbit will remain obligated to comply with his obligations under a Nondisclosure and Non-compete Agreement between us and Mr. Nesbit. The separation agreement also contains provisions for mutual non-disparagement, mutual confidentiality, and mutual costs for breach of any provision of the separation agreement.
Security Ownership of Certain Beneficial Owners and Management
      The following table shows as of June 10, 2005, information regarding the share ownership of (i) each person or group known to us to own beneficially more than five percent of our outstanding shares of Common Stock, (ii) each of our directors, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group.
      Except as otherwise indicated, we believe that the persons listed in the following table have sole voting and investment powers with respect to the shares owned.

	Number of
Name	Shares	Percentage

Mack V. Traynor, III, Chief Executive Officer, President and Director(1)	139,051	1.6%
Douglas J. Nesbit, Chief Financial Officer, Treasurer and Secretary(2)	—	*
James C. Vetricek, Vice President Operations(3)	37,303	*
Simon F. Hawksworth, Vice President of Sales and Marketing(4)	31,350	*
Scott M. Stole, Chief Technical Officer(5)	32,338	*
Michael J. Evers, Director(6)	15,000	*
Timothy F. Floeder, Director(7)	35,000	*
George M. Heenan, Director(8)	15,000	*
Dennis J. Leisz, Chairman of the Board(9)	30,000	*
Minneapolis Portfolio Management(10)	513,847	6.1%
Perkins Capital Management, Inc.(11)	758,850	9.0%
Thomas F. Leahy(12)	1,033,554	11.0%
All directors and executive officers as a group (8 persons)	335,042	4.0%

(1)	Includes 135,000 shares issuable upon exercise of options that are currently exercisable within 60 days and 4,051 shares beneficially owned common stock.

(2)	Mr. Nesbit resigned from his positions with us effective January 14, 2005. In connection with his resignation, Mr. Nesbit’s options were terminated on January 14, 2005.

(3)	Includes 33,000 shares issuable upon exercise of options that are currently exercisable within 60 days and 4,303 shares of beneficially owned common stock.

(4)	Includes 31,350 shares issuable upon exercise of options that are currently exercisable within 60 days.

(5)	Includes 30,338 shares issuable upon exercise of options that are currently exercisable within 60 days and 2,000 shares of beneficially owned common stock.

(6)	Includes 10,000 shares issuable upon exercise of options that are currently exercisable within 60 days and 5,000 shares of beneficially owned common stock.

(7)	Includes 35,000 shares issuable upon exercise of options that are currently exercisable within 60 days.

(8)	Includes 15,000 shares issuable upon exercise of options that are currently exercisable within 60 days.

(9)	Includes 30,000 shares issuable upon exercise of options that are currently exercisable within 60 days.

(10)	Based on information provided by Minneapolis Portfolio Management Group, LLC in a Schedule 13G filed with the SEC on December 31, 2004. The address provided in the Schedule 13G for Minneapolis Portfolio Management Group, LLC is 80 South 8th Street, Suite 1902, Minneapolis, MN, 55402

(11)	Based on information provided by Perkins Capital Management, Inc. in a Schedule 13G filed with the SEC on February 4, 2004. The address provided in the Schedule 13G/A for Perkins Capital Management, Inc. is 730 East Lake Street, Wayzata, MN, 55391-1769.

(12)	Based on information provided by Thomas F. Leahy in a Form 3 and amended Form 3 filed with the SEC on May 16, 2005 and June 1, 2005, respectively. The address provided in such Forms for Mr. Leahy is 16411 Ringer Road, Wayzata, MN 55391. Includes (i) 219,500 shares issuable upon exercise of warrants that are currently exercisable within 60 days, (ii) 770,000 shares issuable upon conversion of preferred stock and (iii) 200 shares held of record by Mr. Leahy’s wife.

*	Denotes share ownership of less than 1%
Equity Compensation Plan Information
      The following table sets forth certain information about the common stock that may be issued upon the exercise of options, warrants and rights under all of the existing equity compensation plans as of June 10, 2005.

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance under
	be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected in
Plan Category	Rights	Warrants and Rights	the First Column)

Equity plan compensation plans approved by shareholders	2,393,900	$4.37	457,295
Equity plan compensation plans not approved by shareholders	—	—	—

Total	2,393,000	$4.37	457,295

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We hold a promissory note from Mr. Traynor, our Chief Executive Officer and President, in the amount of $100,833. This promissory note, dated April 2, 2001, and amended on July 17, 2003, was issued in exchange for a loan from us that Mr. Traynor used to exercise options to purchase common stock. Interest on this promissory note is paid annually in arrears on the unpaid balance from the date of the promissory note. In accordance with GAAP, the rate of interest on this note is a fair value rate based on Mr. Traynor’s incremental floating rate for a similar loan. The term of this promissory note is five years and is due and payable on April 2, 2006. Interest only payments are required for the first two years, with annual installments plus interest to be paid for the remainder of the term.
      Mr. Traynor made a payment of $13,604 in interest under his note, but missed a payment of $100,833 in principal under his note which was due on April 2, 2004. Mr. Traynor has since paid the principal, accrued interest and penalty on the note to bring it up to date. Mr. Traynor has paid the principal and interest payments due as of April 2, 2005.
      On January 21, 2005, Timothy C. Clayton of Emerging Capital was appointed our Chief Financial Officer effective January 17, 2005. Effective February 28, 2005, Emerging Capital and us entered into a written agreement pursuant to which Mr. Clayton provides consulting services to us consistent with the duties and responsibilities of the Chief Financial Officer for an initial period from January 15, 2005 through April 30, 2005 at a monthly consulting fee of $15,000 payable on the first day of each month during the term of the agreement. The consulting fee due for January 2005 was pro-rated to $7,500. The agreement is terminable by either party upon five days advance written notice to the other party. Upon termination of the agreement, we are obligated to pay the full monthly consulting fee to Emerging Capital for the month in which the agreement is terminated. Under the agreement, Emerging Capital and us have agreed to discuss our needs at the end of the initial term of the agreement and determine at that time whether to extend the term of the agreement. Mr. Clayton is continuing to serve under this agreement on a month-to-month basis. The agreement provides that Emerging Capital is an independent contractor and that neither Mr. Clayton nor Emerging Capital is our employee.
      Pursuant to the terms of the agreement, effective as of January 18, 2005, we granted Emerging Capital an option to purchase up to 20,000 shares of our common stock with a seven-year term under our 1998 Stock Option Plan at an exercise price equal to $1.98 per share. Options to purchase 10,000 shares of our common stock vest six months after the date of grant and options to purchase the remaining 10,000 shares of our common stock vest one year after the date of grant. If we terminate the agreement or decide not renew the agreement with Emerging Capital, the options will remain outstanding until the expiration date. If Emerging Capital terminates the agreement prior to the end of the initial term, the options will immediately terminate. We also agreed to indemnify Emerging Capital and its principals and affiliates against any damage, loss, cost, expense, obligation, claim or liability incurred by them in connection with the performance of Emerging Capital’s obligations under the agreement unless a court renders a final judgment that such damage, loss, cost, expense, obligation, claim or liability resulted from Emerging Capital’s gross negligence or intentional misconduct. In addition, we agreed to not hold Emerging Capital or its principals and affiliates liable for any actions by third parties.
SELLING SHAREHOLDERS
      The selling shareholders acquired the shares offered under this Prospectus from us in connection with a private transaction completed on May 9, 2005. The selling shareholders have indicated that the shares offered by this Prospectus may be sold from time to time by them or by their pledgees, donees, transferees or other successors in intereSt. The following table shows as of June 10, 2005:

•	The name of each of the selling shareholders,

•	The number of shares of our common stock beneficially owned by each of the selling shareholders, and

•	The number of securities offered by this Prospectus that may be sold from time to time by each of the selling shareholders.

      There is no assurance that the selling shareholders will sell the shares offered by this Prospectus. The selling shareholders may sell up to 1,832,532 shares of our common stock pursuant to this Prospectus, consisting of:

•	1,305,380 shares of common stock obtainable upon conversion of our preferred stock.

•	527,152 shares of common stock obtainable upon exercise of warrants.
      The selling shareholders may offer all, some or none of the common stock shown in the table below. Because the selling shareholders may offer all or some portion of the common stock, we have assumed for purposes of completing the last two columns in the table below that all shares of common stock offered hereby will have been sold by the selling shareholders upon termination of sales pursuant to this Prospectus. Beneficial ownership is determined by the rules of the SEC and includes voting or investment power of the securities.

	Shares of						Percentage of
	Common		Shares of		Shares of		Shares of
	Stock Owned		Common		Common Stock		Common Stock
	Beneficially		Stock Offered		Owned		Owned
	Before		By This		Beneficially After		Beneficially After
Name of Selling Shareholder	Offering		Prospectus		Offering(1)		Offering(2)

Thomas F. Leahy	1,122,954	(3)(4)	1,078,000	(4)	44,054	(3)	*
Thomas A. Harenburg	76,000	(5)(6)	56,000	(6)	20,000	(5)0	*
Thomas A. Harenburg, Trustee Harenburg Limited Family Partnership	24,000	(7)	14,000	(7)	0		*
Thomas A. Harenburg, Trustee Hennig Employee’s Profit Sharing Plan	152,500	(8)	140,000	(8)	12,500		*
Jack R. Swenson, IRA Piper Jaffery, Inc.(9)	218,900	(10)	70,000	(10)	148,900		1.5%
Dave Schultz	265,744	(11)	238,000	(11)	27,7440		*
Gale F. Weishalla and Donna L. Weishalla	180,024	(12)(13)	70,000	(12)	110,024	(13)	1.1%
Cranshire Capital, L.P.	152,866	(14)	80,766	(14)	22,100		*
Nite Capital	80,766	(15)	80,766	(15)	0		*
ThinkEquity Partners, LLC	123,300	(16)(17)	5,000	(17)	118,300	(16)	1.2%

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)	Percentage of common stock is based on 9,699,567 shares of common stock outstanding as of June 10, 2005 and assuming conversion of our preferred stock into common stock.

(3)	Includes 200 shares of common stock held by Thomas F. Leahy’s wife.

(4)	Includes 308,000 shares of common stock that may be acquired under outstanding warrants and 770,000 shares of common stock that may be acquired upon conversion of preferred stock.

(5)	Includes 10,000 shares of common stock held in Thomas A. Harenburg’s IRA account and 10,000 shares of common stock beneficially owned by the Carl M. Henning brokerage firm. Mr. Harenburg beneficially owns the Carl M. Henning brokerage firm.

(6)	Includes 16,000 shares of common stock that may be acquired under outstanding warrants and 40,000 shares of common stock that may be acquired upon conversion of preferred stock.

(7)	Includes 4,000 shares of common stock that may be acquired under outstanding warrants and 10,000 shares of common stock that may be acquired upon conversion of preferred stock.

(8)	Includes 40,000 shares of common stock that may be acquired under outstanding warrants and 100,000 shares of common stock that may be acquired upon conversion of preferred stock.

(9)	Jack R. Swenson is a registered broker-dealer with Piper Jaffery. Mr. Swenson has informed us that he will acquired the 70,000 shares of common stock upon exercise of warrants and conversion of preferred stock in the ordinary course of business and, at the time of exercise of the warrants or conversion of the preferred stock, will have no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(10)	Includes 20,000 shares of common stock that may be acquired under outstanding warrants and 50,000 shares of common stock that may be acquired upon conversion of preferred stock.

(11)	Includes 68,000 shares of common stock that may be acquired under outstanding warrants and 170,000 shares of common stock that may be acquired upon conversion of preferred stock.

(12)	Includes (i) 10,000 shares of common stock that may be acquired by Gale F. Weishalla under outstanding warrants, (ii) 25,000 shares of common stock that may be acquired by Mr. Weishalla upon conversion of preferred stock, (iii) 10,000 shares of common stock that may be acquired by Donna L. Weishalla under outstanding warrants and (iv) 25,000 shares of common stock that may be acquired by Mrs. Weishalla upon conversion of preferred stock.

(13)	Includes 55,200 shares of common stock held by Gale F. Weishalla and 25,000 shares of common stock held jointly by Mr. Weishalla and Donna L. Weishalla.

(14)	Includes 23,076 shares of common stock that may be acquired under outstanding warrants and 57,690 shares of common stock that may be acquired upon conversion of preferred stock.

(15)	Includes 23,076 shares of common stock that may be acquired under outstanding warrants and 57,690 shares of common stock that may be acquired upon conversion of preferred stock.

(16)	Includes 118,300 shares of common stock that ThinkEquity Partners, LLC, referred to as ThinkEquity, may acquire under outstanding warrants. ThinkEquity is a registered broker-dealer whose ownership is set forth on its Form BD filed with the SEC. ThinkEquity has informed us that it will acquire the common stock issuable upon exercise of the warrants in the ordinary course of business and, at the time of the exercise of the warrants, will have no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(17)	Includes 5,000 shares of common stock that may be acquired under outstanding warrants.
DESCRIPTION OF CAPITAL STOCK
General
      Our articles of incorporation authorize our board of directors to issue 15,000,000 shares of capital stock, which consist of 13,000,000 shares of common stock, $0.05 par value, 167,000 shares of series A convertible preferred stock, $0.05 par value, and 1,833,000 shares of undesignated stock, with rights, preferences and privileges as are determined by our board of directors.
Series A Convertible Preferred Stock
      As of June 10, 2005, we had 130,538 shares of our preferred stock outstanding which are convertible into 1,305,380 shares of our common stock. The following is a summary of the material rights and privileges of our preferred stock.
      Voting. The holders of our preferred stock are entitled to cast 9.42 votes for each share at all shareholder meetings for all purposes, including the election of Directors. In addition, for so long as at least

41,750 shares of our preferred stock are outstanding, the affirmative vote or written consent of the holders of a majority of the then outstanding shares of preferred stock, voting separately as a single class, is necessary for the following actions:

•	any amendment or change to the rights, preferences, privileges or powers of our preferred stock or any issuance of a class or series of capital stock senior to our preferred stock;

•	any increase or decrease in the authorized number of preferred stock;

•	any declaration or payment of any dividend (other than a dividend payable solely in shares of our common stock); and

•	any amendment of our articles of incorporation or bylaws that adversely affects the rights of our preferred stock.
      Dividends. The holders of our preferred stock are entitled to receive any dividends payable when, as and if declared by the board of directors out of funds available for distribution. Such dividends are non-cumulative. If we declare a dividend or pay a distribution on our common stock then the holders of our preferred stock are entitled to a proportionate share of any such dividend or distribution as though the holders of our preferred stock had converted their shares of preferred stock into shares of our common stock as of the record date fixed for determination of the holders of common stock entitled to receive such dividends or distribution. The payment of any dividends may be limited or prohibited by loan agreement provisions.
      Preemptive Rights. The holders of our preferred stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.
      Liquidation Preference. If we liquidate or dissolve, the holders of each outstanding share of our preferred stock will be entitled to receive an amount equal to $26.00 per share, plus any declared but unpaid dividends, in preference to the holders of our common stock or any other class of our capital stock ranking junior to our preferred stock. After the full payment of the preference amount to the holders of our preferred stock, and provision or payment of our debts and other liabilities, our remaining assets or property are distributable upon such liquidation shall be distributed pro rata among the holders of our common stock.
      Redemption. The holders of our preferred stock have no redemption rights.
      Conversion. The holders of our preferred stock have the optional right to convert each share of our preferred stock at any time into 10 shares of our common stock, subject to customary anti-dilution adjustments to the conversion rate. Our shares of preferred stock automatically convert into shares of our common stock, at the then applicable conversion rate, on the date on which both of the following events occur:

•	the average closing price of our common stock for the immediately preceding 20 consecutive trading days is equal to or greater than $3.25 per share and the average daily trading volume of our common stock for such 20 consecutive trading-day period is equal to or greater than 40,000 shares; and

•	there is an effective registration statement covering the resale by the holders of the shares of our common stock issuable upon conversion of our series A convertible preferred stock, or such shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act.
Warrants
      This Prospectus includes 527,152 shares of common stock issuable pursuant to the exercise of warrants exercisable at $3.05 per share. Warrants to purchase in the aggregate up to 152,500 shares of common stock are exercisable at any time, in whole or in part, after November 9, 2005 through May 9, 2010 and the remaining warrants to purchase in the aggregate up to 374,652 shares of common stock are exercisable at any time, in whole or in part, after May 9, 2005 through May 9, 2010. The exercise price and the amount of securities issuable pursuant to these warrants are subject to adjustment as may be required to prevent dilution resulting from stock splits, stock dividends or similar events. The warrant holders have the right to receive upon exercise the kind and amount of securities distributed prior to exercise pursuant to our consolidation, sale or merger. These warrants were issued to the investors in, and the agent for, our private placement of 130,538 shares of our preferred stock completed on May 9, 2005.
Common Stock
      As of June 10, 2005, we had 8,394,187 shares of common stock outstanding and 130,538 shares of preferred stock outstanding which are convertible into 1,305,380 shares of common stock. All outstanding shares of our common stock are fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.
      Voting. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of Directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy, together with any preferred stock issued and outstanding and entitled to vote and present in person or by proxy, constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting, together with any preferred stock present and entitled to vote at a meeting, will decide any question brought before the meeting, except when Minnesota law, our articles of incorporation or our bylaws require a greater vote and except when Minnesota law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a matter brought before the meeting. Holders of our common stock do not have cumulative voting for the election of directors.
      Dividends. Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution. The payment of any dividends may be limited or prohibited by loan agreement provisions or priority dividends for preferred stock that may be outstanding.
      Preemptive Rights. The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.
      Liquidation. If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities and after distributions to holders of preferred stock legally entitled to be paid distributions prior to the payment of distributions to holders of our common stock.
Certain Provisions in Governance Documents
      Because our articles of incorporation authorize up to 1,833,000 shares of undesignated stock, our board of directors has the ability to designate the terms of undesignated stock at the time of issuance without further action by our shareholders. Undesignated stock authorized by the board of directors may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions that could the rights of holders of our common stock and reduce the value of our common stock. The issuance of class or series of preferred stock could also prevent a potential takeover because the terms of any issued preferred stock may require the approval of the holders of the outstanding shares of preferred stock in order to consummate a merger, reorganization or sale of substantially all of our assets or other extraordinary corporate transaction. Our articles of incorporation and bylaws provide for a classified board of directors with staggered, three-year terms. In addition, our articles of incorporation require the affirmative vote of a supermajority (80%) of the voting power for the following matters:

•	to approve the merger or consolidation of us or any subsidiary with or into any person that directly or indirectly beneficially owns, or owned at any time in the preceding 12 months, five percent or more of the outstanding shares of our stock entitled to vote in elections of directors, referred to as a Related Person;

•	to authorize the sale of substantially all of our assets to a Related Person;

•	to authorize the issuance of any of our voting securities in exchange or payment for the securities or assets of any Related Person, if such authorization is otherwise required by law or any agreement;

to adopt any plan for the dissolution of us; and to adopt any amendment, change or repeal of certain articles of articles of incorporation, including the articles that establish the authority of the board of directors, the supermajority voting requirements and the classified board of directors. All of these provisions in our articles of incorporation and bylaws may have the effect of deterring a potential takeover or delaying changes in control or in our management.
Minnesota Business Corporation Act
      We have opted out of the control share acquisition provisions of the Minnesota Business Corporation Act. The control share acquisition provisions generally prohibits any business combination by us or our subsidiary with any shareholder that purchases ten percent or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all the disinterested members of our board of directors before the interested shareholder’s share acquisition date.
PLAN OF DISTRIBUTION
      The sale of the shares offered by this Prospectus may be made in The Nasdaq National Market or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

•	A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

•	Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this Prospectus.

•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

•	In privately negotiated transactions not involving a broker or dealer.

•	In any method permitted pursuant to applicable law.
      Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices that may be changed, or at prices related to prevailing market prices.
      In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with these sales. We will receive no proceeds from any resales of the shares offered by this Prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.
      In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option, swaps, derivatives or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this Prospectus, which the broker-dealer may resell pursuant to this Prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.
      From time to time the selling shareholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares covered by this Prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time. To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is satisfied.
      If necessary, the specific shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this Prospectus is a part.
      Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the common stock generally may not simultaneously engage in market making activities with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition, the selling shareholders will be subject to the applicable provisions of the Securities Act, and Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders. The foregoing may affect the marketability of the common stock.
      The selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes. We will bear all other expenses in connection with the offering and sale of the shares. We have agreed to indemnify and hold harmless the selling shareholders from certain liabilities under the Securities Act. The selling shareholders also have agreed to indemnify us against certain liabilities in connection with the registration and the offering and sale of the shares.
LEGAL MATTERS
      Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, has issued an opinion about the legality of the shares of our common stock registered by this Prospectus.
EXPERTS
      The consolidated financial statements and schedule of HEI, Inc. and subsidiaries as of August 31, 2004 and 2003 and for each of the years in the three-year period ended August 31, 2004, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock units to be sold in this offering. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and the common stock units, you should refer to the registration statement. Any statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved, and each statement in this Prospectus shall be deemed qualified in its entirety by this reference.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:
Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.
      You may request a copy of these filings, at no cost, by writing, telephoning or sending an electronic message to us at the following:

HEI, Inc.
Shareholder Relations
1495 Steiger Lake Lane
Victoria, Minnesota 55386
(952) 443-2500
www.heii.com
      This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front page of this Prospectus.
INDEMNIFICATION
      We are subject to the Minnesota Business Corporation Act (the “MBCA”). Section 302A.521 of the MBCA provides that we shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

•	has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 of the MBCA, if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in our best interests in the case of acts or omissions in such person’s official capacity for us or reasonably believed that the conduct was not opposed to our best interests in the case of acts or omissions in such person’s official capacity for other affiliated organizations.

      Article VIII of our articles of incorporation further provide that our directors shall not be personally liable to us or our shareholders for breach of fiduciary duty, except for:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	liability resulting from the authorization of an improper distribution;

•	any transaction from which the director received an improper personal benefit; or

•	any act or omission occurring prior to December 31, 1987.
Article VIII of our articles of incorporation further provides that we shall indemnify our directors to the fullest extent permitted under the MBCA, and that any repeal or modification of Article VIII by our shareholders will be prospective only and will not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.
      Article 7 of our bylaws provides that each person who was or is made a party or is threatened to be made a party to or is involved, as a non-party witness or otherwise, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a proceeding by or in the right of us, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our director or officer or, while our director or officer, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the MBCA, as may be amended, by common law or by administrative or judicial interpretation, against all expense, liability and loss reasonably incurred or suffered by such person in connection with such proceeding.
      We also maintain a director and officer insurance policy to cover ourselves, our directors and our officers against certain liabilities.
      Although indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Shareholders and the Board of Directors
HEI, Inc.:
      We have audited the accompanying consolidated balance sheets of HEI, Inc. and subsidiaries as of August 31, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HEI, Inc. and subsidiaries as of August 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Minneapolis, Minnesota
January 12, 2005

HEI, INC.
CONSOLIDATED BALANCE SHEETS

	August 31,	August 31,
	2004	2003

	(In thousands, except
	share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$200	$806
Restricted cash	481	—
Accounts receivable, net of allowance for doubtful accounts of $121 and $92, respectively	6,770	6,314
Inventories	6,787	6,864
Other current assets	1,221	380

Total current assets	15,459	14,364

Property and equipment:
Land	216	216
Building and improvements	4,323	4,316
Fixtures and equipment	21,432	21,137
Accumulated depreciation	(18,580)	(15,769)

Net property and equipment	7,391	9,900

Developed technology, less accumulated amortization of $231 and $111, respectively	185	341
Security deposit	1,580	1,580
Other long-term assets	497	318

Total assets	$25,112	$26,503

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$1,310	$490
Current maturities of long-term debt	403	397
Accounts payable	5,663	3,951
Accrued liabilities	4,669	3,798

Total current liabilities	12,045	8,636

Other long-term liabilities, less current maturities	1,277	2,121
Long-term debt, less current maturities	1,833	2,555

Total other long-term liabilities, less current maturities	3,110	4,676

Total liabilities	15,155	13,312
Shareholders’ equity:
Undesignated stock; 4,000,000 shares authorized; none issued	—	—
Common stock, $.05 par; 11,000,000 shares authorized; 8,357,000 and 7,046,000 shares issued and outstanding	418	352
Paid-in capital	22,426	18,951
Accumulated deficit	(12,452)	(5,443)
Notes receivable — related parties — officers and former directors	(435)	(669)

Total shareholders’ equity	9,957	13,191

Total liabilities and shareholders’ equity	$25,112	$26,503

The accompanying notes are an integral part of the consolidated financial statements.

HEI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended August 31,

	2004	2003	2002

	(In thousands, except share
	and per share data)
Net sales	$43,320	$38,440	$28,532
Cost of sales	39,197	31,327	23,375

Gross profit	4,123	7,113	5,157

Operating expenses:
Selling, general and administrative	8,113	7,639	5,335
Research, development and engineering	3,165	2,580	2,516
Asset impairment charges	465	331	—
Costs related to investigation	894	—	—

Operating loss	(8,514)	(3,437)	(2,694)

Former officer note and other receivables write off	—	(841)	—
Bank fees	—	(181)	—
Gain on prepayment of promissory note	472	—	—
Litigation recovery	1,361	—	—
Interest expense	(364)	(328)	(345)
Other income (expense), net	36	137	239

Loss before income taxes	(7,009)	(4,650)	(2,800)
Income tax expense (benefit)	—	(21)	1,092

Net loss	$(7,009)	$(4,629)	$(3,892)

Net loss per common share
Basic	$(0.90)	$(0.70)	$(0.65)
Diluted	$(0.90)	$(0.70)	$(0.65)

Weighted average common shares outstanding
Basic	7,745,000	6,629,000	5,992,000
Diluted	7,745,000	6,629,000	5,992,000

The accompanying notes are an integral part of the consolidated financial statements.

HEI, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

					Notes
					Receivable —
					Related
				Retained	Parties —
	Common		Additional	Earnings	Officers and
	Stock Shares	Common	Paid-In	(Accumulated	Former	Total
	Outstanding	Stock	Capital	Deficit)	Directors	Equity

	(In thousands, except share data)
Balance, August 31, 2001	5,957,000	$298	$16,310	$3,078	$(1,266)	$18,420
Net loss	—	—	—	(3,892)	—	(3,892)
Tax valuation allowance adjustments	—	—	(233)	—	—	(233)
Issuance of common shares under stock benefit plans and option plans	55,000	3	272	—	—	275

Balance, August 31, 2002	6,012,000	301	16,349	(814)	(1,266)	14,570

Net loss	—	—	—	(4,629)	—	(4,629)
Note receivable write off	—	—	—	—	587	587
Payments on officers and former director loans	—	—	—	—	10	10
Issuance of common shares	1,000,000	50	2,550	—	—	2,600
Issuance of common shares under stock benefit plans and option plans	34,000	1	52	—	—	53

Balance, August 31, 2003	7,046,000	352	18,951	(5,443)	(669)	13,191

Net loss	—	—	—	(7,009)	—	(7,009)
Note receivable write off	—	—	—	—	64	64
Payments on officers and former director loans	—	—	—	—	170	170
Issuance of common shares in lieu of interest — Whitebox	48,000	3	164	—	—	167
Private equity placement	1,180,000	59	3,180	—	—	3,239
Issuance of common shares under stock benefit plans and option plans	83,000	4	131	—	—	135

Balance, August 31, 2004	8,357,000	$418	$22,426	$(12,452)	$(435)	$9,957

The accompanying notes are an integral part of the consolidated financial statements.

HEI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended August 31,

	2004	2003	2002

	(In thousands)
Cash flow from operating activities:
Net loss	$(7,009)	$(4,629)	$(3,892)
Depreciation and amortization	2,862	3,295	2,909
Accounts receivable allowance	29	7	(186)
Reserve for note receivable from former officers	64	597	—
Asset impairment charges	465	331	—
Deferred income tax expense	—	—	1,609
Gain on prepayment of promissory note	(472)	—	—
Loss on disposal of property and equipment and other	—	69	—
Changes in operating assets and liabilities, net of impacts of acquisition:
Restricted cash related to deferred litigation recovery	(481)	—	—
Accounts receivable	(485)	(2,488)	1,270
Inventories	77	581	257
Other current assets	(836)	(81)	(110)
Accounts payable	1,712	2,136	(97)
Accrued liabilities	137	504	(683)

Net cash flow provided by (used in) operating activities	(3,937)	322	1,077

Cash flow from investing activities:
Additions to property and equipment	(743)	(442)	(2,291)
Proceeds from the sale of assets	25	—	—
Additions to patents	(84)	(138)	(132)
AMO acquisition costs paid	—	(1,486)	—
Cash acquired from CMED	—	1,215	—
Proceeds from the sale of technology	323	—	—
Other long-term assets	—	217	—

Net cash flow used in investing activities	(479)	(634)	(2,423)

Cash flow from financing activities:
Issuance of common stock under stock plans	135	53	275
Proceeds from private placement	3,239	—	—
Officer and former director note repayment	170	—	—
Proceeds from long-term debt	2,282	2,804	—
Repayments of long-term debt	(2,784)	(3,906)	(1,499)
Deferred financing fees	(48)	(106)	(30)
Decrease (increase) in restricted cash	—	1,000	(1,000)
Net borrowings on (repayments of) line of credit	820	(1,099)	1,579

Net cash flow provided by (used in) financing activities	3,810	(1,254)	(675)

Net decrease in cash and cash equivalents	(606)	(1,566)	(2,021)
Cash and cash equivalents, beginning of year	806	2,372	4,393

Cash and cash equivalents, end of year	$200	$806	$2,372

Supplemental disclosures of cash flow information:
Interest paid	$364	$328	$395
Income taxes paid (received)	6	(21)	(351)

Supplemental disclosures of non-cash financing and investing activities:
In 2004, the Company issued common shares for repayment of Whitebox interest payable valued at $167.
In 2004, the Company acquired fixed assets under capital leases at $34. In connection with the acquisition of AMO, the Company issued one million shares of its common stock, valued at $2.9 million.
The accompanying notes are an integral part of the consolidated financial statements.

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except share and per share data)
Note 1

Overview
      HEI, Inc. and subsidiaries are referred to herein as “HEI,” the “Company,” “us,” “we” or “our,” unless the context indicates otherwise. All dollar amounts are in thousands of US dollars except for per share amounts. We provide a comprehensive range of engineering, product design, automation and test, manufacturing, distribution, and fulfillment services and solutions to our customers in the hearing, medical device, medical equipment, communications, computing and industrial equipment markets. We provide these services and solutions on a global basis through four integrated facilities in North America. These services and solutions support our customers’ products from initial product development and design through manufacturing to worldwide distribution and aftermarket support. We leverage our various technology platforms to provide bundled solutions to the markets served. Our current focus is on managing costs and integration of our business operating units.

Summary of Significant Accounting Policies
      Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.
      Revenue Recognition. Revenue for manufacturing and assembly contracts is generally recognized upon shipment to the customer which represents the point at which the risks and rewards of ownership have been transferred to the customer. We have a limited number of customer arrangements with customers which require that we retain ownership of inventory until it has been received by the customer, until it is accepted by the customer, or in one instance, until the customer places the inventory into production at its facility. There are no additional obligations or other rights of return associated with these agreements. Accordingly, revenue for these arrangements is recognized upon receipt by the customer, upon acceptance by the customer or when the inventory is utilized by the customer in its manufacturing process. Our AMO provides service contracts for some of its products. Billings for services contracts are based on published renewal rates and revenue is recognized on a straight-line basis over the service period.
      AMO’s development contracts are discrete time and materials projects that generally do not involve separate deliverables. Development contract revenue is recognized ratably as development activities occur based on contractual per hour and material reimbursement rates. Development contracts are an interactive process with customers as different design and functionality is contemplated during the design phase. Upon reaching the contractual billing maximums, we defer revenue until contract extensions or purchase orders are received from customers. We occasionally have contractual arrangements in which part or all of the payment or billing is contingent upon achieving milestones or customer acceptance. For those contracts we evaluate whether the contract should be accounted using the completed contract method, as the term of the arrangement is short-term, or using the percentage of completion method for longer-term contracts.
      Cash Equivalents. The Company considers its investments in all highly liquid debt instruments with original maturities of three months or less at date of purchase to be cash equivalents.
      Inventories. Inventories are stated at the lower of cost or market and include materials, labor, and overhead costs. The majority of the inventory is purchased based upon contractual forecasts and customer POs, in which case excess or obsolete inventory is generally the customers’ responsibility.
      Property and Equipment. Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the property and equipment. The

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
approximate useful lives of building and improvements are 10-39 years and fixtures and equipment are 3-10 years.
      Maintenance and repairs are charged to expense as incurred. Major improvements and tooling costs are capitalized and depreciated over their estimated useful lives. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of is removed from the related accounts, and any resulting gain or loss is credited or charged to operations.
      Intangible Assets. Intangible assets are related to the acquisition of our AMO and are amortized on a straight-line basis over periods ranging from three to four years.
      Patents. External costs associated with patents are capitalized and amortized over 60 months or the remaining life of the patent, whichever is shorter.
      Impairment of Notes Receivable. The Company routinely performs an analysis as to the probability that the receivable is collectable. A note receivable is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note receivable agreement including scheduled interest payments. When a note receivable is impaired we measure impairment based on the present value of expected future cash flows discounted at the note receivable effective interest rate, the Company may measure impairment based on a note receivables observable market price, or the fair value of the collateral if the note receivable is collateral dependent. Regardless of the measurement method, we shall measure impairment based on the fair value of the collateral when we determine that foreclosure is probable. A note receivable is collateral dependent if the repayment of the note is expected to be provided solely by the underlying collateral. We may choose a measurement method on a note-by-note basis. When an impairment is recognized a reserve is created for note losses.
      Impairment of Long-lived and Intangible Assets. We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision, or that the remaining balance of these assets may not be recoverable. We evaluate the recoverability of our long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” When deemed necessary, we complete this evaluation by comparing the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. If such evaluations indicate that the future undiscounted cash flows of long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their estimated fair values. The Company assesses the impairment of its manufacturing equipment at least annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review, and potentially an impairment charge, include the following:

•	Significant underperformance relative to historical or projected future operating results;

•	Significant changes in the manner of use of the acquired assets or the Company’s overall business strategy;

•	Significant negative market or economic trends; and

•	Significant decline in the Company’s stock price for a sustained period changing the Company’s market capitalization relative to its net book value;
      Based on the Company’s evaluation the historical losses for the assets in the Microelectronics group created a trigger for further analysis. During Fiscal 2004 and 2003, we recorded asset impairment charges of $465 and $331, respectively. Asset impairment evaluations are by nature highly subjective.

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Security Deposits. Security deposits represent amounts held by landlords of the facilities that we lease. These amounts will be refunded to the Company when certain conditions are satisfied or upon the end of the lease term.
      Research, Development and Engineering. The Company expenses all engineering and development costs as incurred.
      Income Taxes. Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. Income tax expense (benefit) is the tax payable (receivable) for the period and the change during the period in deferred income tax assets and liabilities.
      Stock-based Compensation. We apply the intrinsic-value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for the issuance of stock incentives to employees and directors. No compensation expense related to employees’ and directors’ stock incentives has been recognized in the financial statements, as all options granted under stock incentive plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Had we applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock based employee compensation, our net loss per share would have increased to the pro forma amounts indicated below:

	Fiscal Years Ended August 31,

	2004	2003	2002

Net loss as reported	$(7,009)	$(4,629)	$(3,892)
Add: Stock-based employee compensation included in reported net loss, net of related tax effects	—	—	—
Deduct: Total stock-based employee compensation (expense determined under fair value based method for all awards)	(1,940)	(2,170)	(2,197)

Net loss pro forma	$(8,949)	$(6,799)	$(6,089)

Basic and diluted net loss per share as reported	$(0.90)	$(0.70)	$(0.65)
Stock-based compensation expense	$(0.26)	$(0.33)	$(0.37)

Basic and diluted net loss per share pro forma	$(1.16)	$(1.03)	$(1.02)

      Customer Deposits. Customer deposits result from cash received in advance of manufacturing services being performed.
      Net Loss Per Common Share. Basic earnings loss per share (“EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding during each period. Diluted earnings per share are computed by dividing net loss by the weighted average number of common shares outstanding assuming the exercise of dilutive stock options and warrants. The dilutive effect of the stock options and warrants is computed using the average market price of the Company’s stock during each period under the treasury stock method. During periods of loss, options and warrants are antidilutive and are thus excluded from the calculation.
      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.
      Financial Instruments. The fair value of cash equivalents, accounts receivable and payable approximate their carrying value due to the short-term nature of these instruments. The fair market values of the Company’s borrowings outstanding approximate their carrying values based upon current market rates of interest.
      Reclassifications. Certain amounts reported in the prior years have been reclassified to conform to the current year presentation.
      Recent Accounting Pronouncements. In November 2002, Emerging Issues Task Force (“EITF”) finalized its consensus on EITF Issue 00-21, “Revenue Arrangements with Multiple Deliverables,” which provides guidance on the timing of revenue recognition for sales undertaking to deliver more that one product or service. The Company was required to adopt EITF Issue 00-21 on transactions occurring after September 1, 2003. The adoption of EITF 00-21 did not have a material effect on our financial statements for the fiscal year ending August 31, 2004.
      On May 15, 2003, SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” was issued. The Statement requires issuers to classify as liabilities (or assets in some circumstance) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, the Statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. We adopted the provisions of the Statement on October 1, 2003. The adoption of SFAS No. 150 did not have an impact on the Company’s financial statements.
      On November 24, 2004, SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” was issued. The statement amends the guidance in ARB No. 43, Chapter 4, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). We are required to adopt this statement in Fiscal 2006. We have not quantified the potential effect of adopting this statement.
      On December 16, 2004, SFAS No. 123 (revised 2004), “Share-Based Payment” was issued. This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. We are required to adopt this statement in Fiscal 2007. We have not quantified the potential effect of adopting this statement.
Note 2

Liquidity
      The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We incurred net losses of $7,009, $4,629 and $3,892, respectively, for Fiscal 2004, Fiscal 2003 and Fiscal 2002 and used $3,937 in operating activities in Fiscal 2004.
      We have historically financed our operations through the public and private sale of equity securities, bank borrowings, operating equipment leases and cash generated by operations. Significant financial restructuring continued during Fiscal 2004, transforming our capital structure to a lower interest rate and less restrictive structure. On October 29, 2003 we completed the funding of two separate loans in the aggregate amount of $2,350 under new Term Credit Facilities with Commerce Bank, a Minnesota state banking corporation, and its affiliate, Commerce Financial Group, a Minnesota corporation. These loans provided us with the necessary resources to prepay the CMED subordinated promissory note held by Whitebox (see Note 7 — Long-Term

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Debt — to our Consolidated Financial Statements). The terms of the new loans originally had an average interest rate of 7.75% and after the waiver and amendments dated November 30, 2004, will have an average interest rate of 8.63% commencing March 1, 2005, as compared to 12.00% for the retired debt. Throughout Fiscal 2004, we recovered approximately $1,748 against the total judgment of $2,255 against our former Chief Executive Officer, President and Chairman (see Note 13 — Notes Receivable and Transactions with Former CEO — to our Consolidated Financial Statements). On February 13, 2004, we sold 1,180,000 shares of our common stock for gross proceeds of $3,540 net of transaction costs of $301 (see Note 12 — Private Placement of Common Stock — to our Consolidated Financial Statements).
      At August 31, 2004, our sources of liquidity consisted of $200 of cash and cash equivalents, $481 of restricted cash, which restrictions lapse in 2005, and our Credit Agreement, which was due to expire in January 2005. On December 7, 2004, the Credit Agreement was extended to January 1, 2006 and our borrowing capacity was increased from $3,000 to $4,000, subject to availability based on accounts receivable. On January 12, 2005, the Credit Agreement was amended to increase our borrowing capacity from $4,000 to $5,000, subject to availability based on accounts receivable. There was $1,310 outstanding debt under the Credit Agreement at August 31, 2004, and $1,809 at December 31, 2004. Our liquidity is affected by many factors, some of which are based on the normal ongoing operations of our business, and the most significant of which include the timing of the collection of receivables, the level of inventories and capital expenditures and maintaining of debt compliance. The losses due to the operational problems encountered throughout Fiscal 2004 strained our cash flows and consumed much of the additional funds raised in the year including the proceeds from our private placement of common stock and the collection of monies from the judgments against our former Chief Executive Officer, President and Chairman. We have taken various actions operationally in an effort to substantially reduce our losses or to return to profitability in Fiscal 2005 including, but not limited to, production improvement initiatives and continuing progress in understanding key drivers via systems upgrades that will improve management decision making. In addition to the operational improvements, we continue to scrutinize our cost structure for savings long with our efforts to reduce the cost of our Boulder facility by subletting of the vacant space. In October 2004, we entered into a new lease arrangement for our Boulder facility which is expected to reduce lease payments approximately $500 per year. In the event cash flows are not sufficient to fund operations at the present level measures can be taken to reduce the expenditure levels including but not limited to reduction of spending for research and development, elimination of budgeted raises, and reduction of non-strategic employees. Our lending arrangements contain debt covenants, several of which we did not maintain in Fiscal 2004 and early Fiscal 2005. These covenant violations and debt amendments are fully described under the caption “Term-Debt”. We do not foresee any violations of debt agreements, as amended, for the remainder of Fiscal 2005. We will be required to maintain a debt service coverage ratio of 1.2 to 1 beginning the second quarter ended February 28, 2006.
      During Fiscal 2005, we intend to spend approximately $900 for manufacturing equipment, extension of the SAP Software Solution to our AMO, and to make minor facility improvements. These additions, if made, are expected to increase efficiency through the further integration of the Boulder operations and increase manufacturing capacity to meet anticipated production requirements and add technological capabilities. It is expected that these expenditures will be funded from operations, existing cash and cash equivalents and available debt financing for the next 12 months. In the event there is insufficient capital fund for this spending it will be deferred into the future which may impact our ability to integrate the operations of all facilities and may prevent us from increasing manufacturing capacity.
      Management believes that, as a result of the financial restructuring actions it has taken in Fiscal 2004 to reduce cash expenditures, the continuing efforts to increase revenues from continuing customers and to generate new customers in various market sectors, and the extension and increase of our Credit Agreement, we will meet our operational working capital and investment requirements for the next 12 months.

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 3

Other Financial Statement Data
      The following provides additional information concerning selected consolidated balance sheet accounts at August 31, 2004 and 2003:

	August 31,

	2004	2003

Inventories:
Purchased parts	$4,673	$4,297
Work in process	789	958
Finished goods	1,325	1,609

	$6,787	$6,864

Accrued liabilities:
Employee related costs	$1,474	$1,085
Deferred revenue	804	498
Contractual manufacturing obligations	—	498
Customer deposits	418	371
Current maturities of long-term liabilities	805	741
Interest	—	156
Warranty reserve	139	122
Other accrued liabilities	1,029	825

	$4,669	$3,798

Other long-term liabilities:
Remaining lease obligation, less estimated sublease proceeds	$1,471	$2,183
Unfavorable operating lease, net (see Note 17)	611	610
Other non-current liabilities	—	69

Total	2,082	2,862
Less current maturities	805	741

Total other long-term liabilities	$1,277	$2,121

Note 4

Warranty Obligations
      Sales of our products are subject to limited warranty guarantees that typically extend for a period of twelve months from the date of manufacture. Warranty terms are included in customer contracts under which we are obligated to repair or replace any components or assemblies it deems defective due to workmanship or materials. We do, however, reserve the right to reject warranty claims where we determine that failure is due to normal wear, customer modifications, improper maintenance, or misuse. Warranty provisions are based on an estimated returns and warranty expenses applied to current period revenue and historical warranty incidence over the preceding twelve-month period. Both the experience and the warranty liability are

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
evaluated on an ongoing basis for adequacy. The following is a roll forward of the Company’s product warranty accrual for each of the fiscal years in the three-year period ending August 31, 2004:

	Balance at			Balance at
	Beginning of Year	Provisions	Claims	End of Year

Fiscal 2004	$122	$133	$116	$139
Fiscal 2003	200	168	246	122
Fiscal 2002	40	275	115	200
Note 5

Asset Impairment Charges
      Based on our evaluation the historical losses for the assets in our Microelectronics group created a trigger for further analysis. Our long-lived assets relating to our Microelectronics Operations were valued by an independent third party in order to further evaluate the recoverability of our long-lived assets in accordance with SFAS No. 144 “Accounting for Impairment of Disposal of Long-Lived Assets”. The independent valuation firm’s appraisal resulted in an impairment charge of $465 in Fiscal 2004. The asset impairment charges of $331 in Fiscal 2003, relate to the impairment of equipment. The Fiscal 2003 asset impairment was triggered in the fourth quarter of Fiscal 2003, by the development of alternative testing that was more efficient than what could be performed by our existing equipment and notification in the same quarter that a large portion of a significant customer program would be moved offshore in the first quarter of Fiscal 2004.
Note 6

Acquisition
      On January 24, 2003, we acquired certain assets and assumed certain liabilities of CMED’s Colorado operations (a business unit of CMED or our AMO) in a business combination accounted for as a purchase. In exchange for certain assets of our AMO, we issued one million shares of our common stock, and assumed approximately $1,364 of liabilities related to our AMO, as well as an operating lease and other contractual commitments. Our consolidated financial statements include the results of our AMO since January 24, 2003. Our purposes for acquiring our AMO were to immediately gain access to the more stable medical sector, to consolidate marketing and sales efforts, and to expand our resources to become more full service or “one stop shop” to our customers and target markets. The design, development and manufacturing capabilities for medical devices at our AMO, coupled with our microelectronic design, development and manufacturing, improves our offerings to the market to retain and gain customers.
      During the second quarter ended February 28, 2004, we finalized our purchase price allocation for this acquisition. Since our Annual Report of Form 10-K for the fiscal year ended August 31, 2003, we have increased the balance for our developed technologies by $323 related to technology sold to MKS Instruments and we increased other reserves by $160 related to legal costs. The net of these adjustments resulted in a

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
reduction of property and equipment of $163. Below is a table of the acquisition consideration, purchase price allocation and annual amortization of the intangible assets acquired in the acquisition of our AMO:

Amount

Purchase price allocation:
Cash	$1,215
Accounts receivable	300
Inventories	3,418
Property and equipment	1,348
Prepaids, deposits and other assets	1,690
Developed technology	738
Customer deposits and other reserves	(1,504)
Operating lease reserves	(3,110)
Transaction costs	(1,495)

$2,600

      The intangible asset value for the developed technology of our AMO was determined utilizing discounted cash flow analyses. The discounted cash flow analysis was based on three to five-year cash flow projections. The expected future cash flows attributable to developed technology was discounted to present value at discount rates ranging from 23% to 40%, taking into account risks related to the characteristics and applications of the developed technology, our anticipated courses of business activities, historical financial market rates of return, and assessments of the stage of the technology’s life cycle. The developed technology had reached technological feasibility and therefore was capitalized.
      Amortization expense for developed technology for the fiscal year ended August 31, 2004 and 2003, was $120 and $111, respectively. Amortization expense is estimated to be $137 during our fiscal year ending August 31, 2005, $63 during our fiscal year ending August 31, 2006 and $4 thereafter.
      The purchase allocation included an accrual of $730 related to an unfavorable operating lease, $2,380 for future estimated lease payments and a $760 accrual to fulfill estimated contractual manufacturing obligations. The $2,380 accrued for estimated lease payments consists of $5,910 for future lease obligations less estimated sublease payments of $3,530 on 50,000 square feet of unoccupied space for which we are in the process of reviewing alternative uses since we do not intend to occupy. We have entered into an agency agreement with Julien J. Studley, Inc., a national commercial real estate services firm. Julien J. Studley has been engaged to assist us in reducing our occupancy costs at this facility by representing us in negotiations in the sub-leasing of the 50,000 square foot addition, performing tenant representation with our landlord, and assisting us in exploring other options related to our future use of the Boulder facility. We are currently in negotiations for the subleasing of the additional 50,000 square feet. The carrying value of long-lived assets was reduced by a net of $3,914 by the allocation of negative goodwill.
      On October 31, 2003, we entered into an agreement with MKS Instruments, Inc. (the “MKS Agreement”), wherein MKS Instruments, Inc. purchased our solid state radio frequency power amplifier technology. This technology focused on Tesla 1.5 magnetic resonance imaging (“MRI”) applications but could be scaled for use in other MRI equipment. The value of the transaction was $423. The first two milestone payments totaling $323 were paid by wire transfer on October 31, 2003. The remaining $100 of revenue was billed on May 31, 2004 based on our satisfaction the terms as set forth in the MKS Agreement with the payment being received shortly thereafter. The engineering development services were completed on May 31, 2004. The MKS Agreement contains a non-compete clause restricting us from developing and selling competing solid state amplifiers in the MRI market for a period of two years. This non-compete clause does

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
not restrict us from fulfilling our traditional role as a contract manufacturer of third party solid state MRI amplifiers.
      On November 17, 2003, we entered into a Settlement Agreement and Mutual Release (the “BD Settlement Agreement”) with Becton Dickinson (“BD”), pursuant to which, among other things, we agreed to pay to BD the sum of $400. Such amount will be paid in five installments of $80, of which the initial four were paid on November 17, 2003, February 20, 2004, April 21, 2004 and July 26, 2004 and the remainder of which was paid on August 25, 2004. Except for cash flow, the BD Settlement Agreement did not impact our results of operations as we had established a full reserve in the purchase accounting adjustments for this matter. Our dispute was based on certain equipment that was shipped to BD prior to the acquisition of our AMO that did not meet the customer’s acceptance criteria.
      The following table presents the unaudited pro forma consolidated results of operations of the Company for the fiscal years ended August 31, 2003 and 2002, as if the acquisition of our AMO took place on October 1, 2001:

	Fiscal Years Ended
	August 31,

	2003	2002

Net sales	$54,710	$74,804
Net loss	(6,096)	(13,180)

Net loss per share	$(0.31)	$(0.69)

      As our AMO had a June 30 year-end and the Company has an August 31 fiscal year-end, the pro forma information reflects the combination of different periods for the Company and our AMO. The twelve-month 2003 and 2002 pro forma information includes unaudited results of operations for the twelve-month periods ended August 31, 2003 and 2002, respectively, for the Company and unaudited results of operations for the twelve-month periods ended June 30, 2003 and 2002, for our AMO, respectively.
      The unaudited pro forma amounts have been derived by applying pro forma adjustments to the historical consolidated financial information of the Company and our AMO. The unaudited pro-forma results are for comparative purposes only and do not necessarily reflect the results that would have been recorded had the acquisition occurred at the beginning of the period presented or the results which might occur in the future.

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 7

Long-Term Debt
      Long-term debt consists of the following:

	Fiscal Year Ended
	August 31,

	2004	2003

Commerce Bank mortgage payable in monthly installments of principal and interest of $9 based on a twenty-year amortization with a final payment of approximately $980 due in November 2009; secured by our Victoria facility	$1,174	$—
Commerce Financial Group, Inc. equipment loan payable in fixed monthly principal and interest installments of $28 through September 2007; secured by our Victoria facility and equipment located at our Tempe facility	916	—
Subordinated Promissory Note, paid in full in 2004	—	2,740
Capital lease obligation; secured with machinery and equipment	34	—
Commercial loans payable in fixed monthly installments of $1 through May 2009; secured with certain machinery and equipment	33	—
Commercial loans payable in fixed monthly installments of $12 through July 2005; secured with certain machinery and equipment	79	162
Commercial loans payable in fixed monthly installments of $4 through May 2004; secured with certain machinery and equipment	—	50

Total	2,236	2,952
Less current maturities	403	397

Total long-term debt	$1,833	$2,555

      During our fiscal years ended August 31, 2004 and 2003, we have undertaken a number of activities to restructure our term-debt. The following is a summary of those transactions:
      We originally issued Industrial Development Revenue Bonds (“IDRBs”) in April 1996 in connection with the construction of a new addition to our manufacturing facility in Victoria, Minnesota, and for the purchase of production equipment. On March 14, 2003, an aggregate of approximately $1,735 of debt proceeds from the Subordinated Promissory Note were used to fund the repayment of principal and interest on the IDRBs. We also used $845 of the proceeds from the Subordinated Promissory Note to retire our capital expenditure notes with LaSalle Business Credit LLC.
      The Subordinated Promissory Note was funded by CMED at the time of our AMO acquisition in January 2003. On May 8, 2003 the Subordinated Promissory Note was sold by CMED to Whitebox Hedged High Yield Partners (“Whitebox”) for $1,820 and continued with the same terms as the original agreement with CMED until August 15, 2003. To encourage early repayment, the terms of the Subordinated Promissory Note were modified on May 16, 2003 and subsequently modified on September 12, 2003. On October 15, 2003, we prepaid the Subordinated Promissory Note for a discount on the principal amount outstanding of $360, the payment of accrued interest totaling $167 with 47,700 unregistered common shares of HEI stock valued at $3.50 per share and forgiveness of interest from September 15, 2003 through October 15, 2003. As a result of the prepayment of the Subordinated Promissory Note, the Company recognized a gain on the early extinguishment of the Subordinated Promissory Note totaling $472 during the first quarter of Fiscal 2004.
      The funds to prepay the subordinated promissory note were obtained from two separate loans in the aggregate amount of $2,350 under new Term Loan Agreements with Commerce Bank, a Minnesota state banking association, and its affiliate, Commerce Financial Group, Inc., a Minnesota corporation. The first

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
note, with Commerce Bank, in the amount of $1,200 was executed on October 14, 2003. This note is secured by our Victoria, Minnesota facility. The term of the first note is six years. The original interest rate on this note was a nominal rate of 6.50% per annum for the first three years, and thereafter the interest rate will be adjusted on the first date of the fourth loan year to a nominal rate per annum equal to the then Three Year Treasury Base Rate (as defined) plus 3.00%; provided, however, that in no event will the interest rate be less than the Prime Rate plus 1.0% per annum. Monthly payment of principal and interest will be based on a twenty-year amortization with a final payment of approximately $980 due on November 1, 2009. The second note, with Commerce Financial Group, Inc., in the amount of $1,150 was executed on October 28, 2003. The second note is secured by our Victoria facility and equipment located at our Tempe facility. The term of the second note is four years. The original interest rate on this note was of 8.975% per year through September 27, 2007. During the first quarter of Fiscal 2005, we violated two covenants of these term loan agreements and were likely to be in violation of a third covenant as of the end of our second quarter ending February 28, 2005. As a result, on December 3, 2004, we entered into waiver and amendments with Commerce Bank and Commerce Financial Group, Inc., respectively, effective as of November 30, 2004, and additional waivers and amendments on December 29, 2004, in each case to address the actual and potential covenant violations. Additionally, the waiver and amendments on December 3, 2004 increased the interest rate to be paid under the Commerce Bank note beginning March 1, 2005, to and including October 31, 2006, from 6.5% to 7.5%, and increased the interest rate to be paid under the Commerce Financial Group, Inc. note beginning March 1, 2005, to and including September 28, 2007, from 8.975% to 9.975%. Monthly payments of principal and interest in the amount of $28 are paid over a forty-eight month period beginning on October 28, 2003.
      Principal maturities of long-term debt at August 31, 2004, are as follows:

Fiscal Years Ending August 31,

2005	$403
2006	341
2007	372
2008	81
2009	50
Thereafter	989

$2,236

Note 8

Line of Credit
      On May 29, 2003, we entered into an accounts receivable agreement (the “Credit Agreement”) with Beacon Bank of Shorewood, Minnesota for a period of twelve months. On December 7, 2004, the Company extended the Credit Agreement to January 1, 2006 and had the maximum amount of credit increased to $4,000. On January 12, 2005, the Credit Agreement was amended to increase our borrowing capacity from $4,000 to $5,000, subject to availability based on accounts receivable. The Credit Agreement is an accounts receivable backed facility and is additionally secured by inventory, intellectual property and other general intangibles. The Credit Agreement is not subject to any restrictive financial covenants. At year end we had a maximum of $3,000 available under the Credit Agreement, with the actual borrowings based on 80% of eligible accounts receivable. The balance on the line of credit was $1,310 and $490 as of August 31, 2004 and 2003, respectively. The Credit Agreement bears an immediate processing fee of 0.50% of each assigned amount, a daily per diem equal to 1/25% on any uncollected accounts receivable and a monthly minimum of $1.5 in processing fees for the first six months the Credit Agreement is in place. Borrowings are reduced as collections and payments are received into a lock box by the bank. The effective interest rate based on our

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
average DSO of 56 days would be 17.9% annualized. During the first quarter of Fiscal 2005, we violated one covenant of the Credit Agreement and were likely to be in violation of a second covenant. As a result, on December 29, 2004, we entered into waivers and amendments with Beacon Bank to address the actual and potential covenant violations.
Note 9

Income Taxes
      Income tax expense (benefit) for the fiscal years ended August 31, 2004, 2003 and 2002 consisted of the following:

	Fiscal Year Ended
	August 31,

	2004	2003	2002

	(In thousands)
Current:
Federal	$—	$(21)	$(459)
State	—	—	(58)
Deferred	—	—	1,609

Income tax expense (benefit)	$—	$(21)	$1,092

      Actual income tax expense (benefit) differs from the expected amount based upon the statutory federal tax rates as follows:

	Fiscal Year Ended
	August 31,

	2004	2003	2002

Federal statutory tax rate	(34.0)%	(34.0)%	(34.0)%
State income tax rate (net of federal tax effect)	—	—	6.2
Reversal of reserve for contingencies	—	—	(14.0)
Change in valuation allowance	34.0	33.0	77.5
Other	—	1.1	3.3

Effective tax rate	—%	(0.1)%	39.0%

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at August 31, 2004 and 2003 are as follows:

	August 31,

	2004	2003

	(In thousands)
Deferred tax assets (current):
Receivables	$32	$34
Inventories	524	340
Accrued liabilities	258	129

	814	503

Deferred tax assets (long-term):
Net operating loss carry-forward	6,961	5,546
Capital loss carry-forward	235	286
Licensing agreement reserve	196	196
Other	293	16

Gross deferred tax assets (long-term)	7,685	6,044

Less: Deferred tax assets valuation allowance	(7,642)	(5,405)
Net deferred tax assets (long-term)	43	639

Deferred tax liabilities (long-term):
Property and equipment	(795)	(1,040)
Patents	(62)	(102)

Net deferred tax asset	$—	$—

      The Company has a federal net operating loss carry-forward at August 31, 2004, of approximately $17,898, which is available to reduce income taxes payable in future years. If not used, this carry-forward will expire in years 2012 through 2024. Under the Tax Reform Act of 1986, the utilization of this tax loss carry-forward may be limited as a result of significant changes in ownership. In addition, the Company has a capital loss carry-forward of $691 which is available to offset any future capital gains. If not used, this carry-forward will expire in 2007.
      The valuation allowance for deferred tax assets as of August 31, 2004, was $7,642 and as of August 31, 2003, was $5,405. The total valuation allowance for the fiscal years ended August 31, 2004 and 2003, increased by $2,237 and $1,985, respectively. In assessing the recovery of the deferred tax asset, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.
Note 10

Stock Benefit Plans
      1998 Plan. Under the Company’s 1998 Stock Option Plan (the “1998 Plan”), a maximum of 1,650,000 shares of common stock may be issued pursuant to qualified and nonqualified stock options. Stock options granted become exercisable in varying increments with a portion tied to the closing stock price or up to

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
a maximum of ten years, whichever comes first. The exercise price for options granted is equal to the closing market price of the common stock on the date of the grant. At August 31, 2004, the number of shares available for grant was 375,325.
      1989 Plan. Under the Company’s 1989 Omnibus Stock Compensation Plan (the “1989 Plan”), a maximum of 2,000,000 shares of common stock may be issued pursuant to qualified and nonqualified stock options, stock purchase rights and other stock-based awards. Stock options granted become exercisable in varying increments with a portion tied to the closing stock price or up to a maximum of ten years, whichever comes first. Generally, the exercise price for options granted is equal to the closing market price of the common stock on the date of the grant.
      Under the 1989 Plan, substantially all regular full-time employees are given the opportunity to designate up to 10% of their annual compensation to be withheld, through payroll deductions, for the purchase of common stock at 85% of the lower of (i) the market price at the beginning of the plan year, or (ii) the market price at the end of the plan year. During our fiscal years ended August 31, 2004, 2003, and 2002, 83,314, 34,035 and 20,271 shares at prices of $1.62, $1.59 and $5.12, respectively, were purchased under the 1989 Plan in connection with the employee stock purchase plan. At August 31, 2004, the number of shares available for grant was 67,727.
      Directors’ Plan. During Fiscal 1999, the shareholders approved the 1998 Stock Option Plan for Non-employee Directors (the “Director’s Plan”). Under the Director’s Plan, 425,000 shares are authorized for issuance, with an initial year grant of 55,000 shares and an annual grant thereafter of 10,000 shares to each non-employee director. These grants are effective each year upon adjournment of the annual shareholders’ meeting at an exercise price equal to the market price on the date of grant. The options become exercisable at the earlier of seven years after the grant date or on the first day the market value equals or exceeds $25.00. These options expire ten years after the grant date. Options to purchase 30,000 shares, in the aggregate, were granted annually to three non-employee directors at $3.40, $2.16 and $5.95, during our fiscal years ended August 31, 2004, 2003 and 2002, respectively. At August 31, 2004, there were no shares available for grant. An additional option to purchase 10,000 shares were granted to a non-employee director at $3.40 during our fiscal year ended August 31, 2004, from the 1998 Plan as the Director’s Plan did not have shares remaining to grant.
      Change of Control. Under the terms and conditions of the Company’s 1989 Plan and the Director’s Plan, a change of control in the Company’s Board of Directors, under certain circumstances, requires a vesting of all unexercised stock options.

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Summary of Activity. The following is a summary of all activity involving the above stock option plans:

		Weighted Average
	Options	Exercise Price
	Outstanding	Per Share

Balance, August 31, 2001	1,105,726	$10.523

Granted	528,471	6.529
Exercised	(55,296)	4.977
Cancelled	(86,376)	10.446

Balance, August 31, 2002	1,492,525	9.305

Granted	519,035	2.898
Exercised	(34,035)	1.590
Cancelled	(577,925)	9.431

Balance, August 31, 2003	1,399,600	7.020

Granted	577,814	2.771
Exercised	(83,314)	1.620
Cancelled	(448,000)	8.775

Balance, August 31, 2004	1,446,100	5.045
      The following table summarizes information about stock options outstanding as of August 31, 2004:

				Exercisable
			Weighted
			Average		Weighted
		Weighted	Remaining		Average
	Number of	Average	Contractual	Number of	Exercise
Range of Exercise Prices	Options	Exercise Price	Life	Options	Price

$1.680-3.180	552.500	$2.23	9.0	231,850	$1.30
$3.181-5.99	556,050	4.29	8.0	174,800	5.31
$6.00-9.99	107,150	7.50	7.2	51,663	7.33
$10.00-11.99	83,750	10.76	5.5	71,125	10.73
$12.00-14.99	141,650	13.68	6.1	63,675	13.55
$15.00-20.375	5,000	20.38	6.0	1,875	20.37

	1,446,100	$5.045	8.0	594,988	$5.854

      The weighted average grant-date fair value of options granted during our fiscal years ended August 31, 2004, 2003 and 2002, was $1.96, $1.84 and $3.37, respectively. The weighted average fair value of options was determined separately for each grant under the Company’s various plans by using the fair value of each option and warrant grant on the date of grant, utilizing the Black-Scholes option-pricing model and the following key weighted average assumptions:

	Fiscal Years Ended August 31,

	2004	2003	2002

Risk-free interest rates	2.74% to 3.74%	2.31% to 3.52%	3.97% to 4.93%
Expected life	5 to 10 years	7 to 8.5 years	2 to 5 years
Volatility	73%	73%	70%
Expected dividends	None	None	None

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Common Stock. In August 2001, the Company issued 47,500 warrants in connection with a financing transaction. The warrants vested immediately at an exercise price of $8.05 per share of common stock and expire five years from date of grant.
      In February 2004, the Company issued 424,800 warrants in connection the private equity placement. The warrants vested immediately at an exercise price of $3.72 per share and expire five years from date of grant.
Note 11

Net Loss Per Share Computation
      The components of net loss per basic and diluted share are as follows:

	Fiscal Years Ended August 31,

	2004	2003	2002

Basic:
Net loss	$(7,009)	$(4,629)	$(3,892)
Net loss per share	$(0.90)	$(0.70)	$(0.65)
Weighted average number of common shares outstanding	7,745,000	6,629,000	5,922,000
Diluted:
Net loss	$(7,009)	$(4,629)	$(3,892)
Loss per share	$(0.90)	$(0.70)	$(0.65)
Weighted average number of common shares outstanding	7,745,000	6,629,000	5,992,000
Assumed conversion of stock options	—	—	—

Weighted average common and assumed conversion shares	7,745,000	6,629,000	5,992,000

      Approximately 1,918,400, 1,447,100 and 1,540,000 shares under stock options and warrants have been excluded from the calculation of diluted net loss per common share as they are antidilutive for our fiscal years ended August 31, 2004, 2003 and 2002, respectively.
Note 12

Private Placement of Common Stock
      On February 13, 2004, we sold 1,180,000 shares of our common stock together with five-year warrants to purchase up to 354,000 shares of our common stock at an exercise price of $3.72 per share in a private placement to a group of 18 institutional and accredited investors. We received gross proceeds of $3,540, excluding transaction costs of $301, for the shares and warrants sold, which will be used to increase working capital and for future capital expenditures. The shares and warrants were sold in reliance on the exemption afforded under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. We paid a 6% underwriting discount in connection with the sale and the placement agent, ThinkEquity Partners, LLC, also received warrants to purchase up to 70,800 shares of our common stock at an exercise price of $3.72 per share as additional compensation for the private placement.

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 13

Notes Receivable Related Parties — Officers and Former Directors and Transactions with Former CEO

Notes Receivable Related Parties — Officers and Former Directors — Officers and Directors
      During April 2001, the Company recorded notes receivable of $1,266 from certain officers and directors in connection with the exercise of stock options. These notes were amended on July 2002 and provide for full recourse to the individuals, bear interest at Prime with the exception of one individual at prime plus 1/2 per annum and have a term of five years with interest only payments to be made annually (November 2, 2002 and April 2, 2003) for the first (2) years and annual principal and interest installments through April 2, 2006. These notes receivable are classified as a reduction to shareholders’ equity on the consolidated balance sheet.
      Edwin W. Finch, III, our former director, missed a payment of $93 in principal and interest under his promissory note to us, which was due on April 2, 2004. Mr. Finch withheld payment on his note because he claimed that we owed him payments under an employment agreement with him. On October 15, 2004, the parties settled the dispute regarding the employment agreement and the note, and Mr. Finch subsequently satisfied his obligation for the payment he withheld. We recorded a write-off of $64 related to this settlement in Fiscal 2004.
      As of August 31, 2004, the interest due the Company on these notes was $24 and is payable April 2, 2005. As of August 31, 2004, notes receivable of $435 remains outstanding.

Anthony J. Fant Litigation
      On June 30, 2003, we commenced litigation against Mr. Fant, in the State of Minnesota, Hennepin County District Court, Fourth Judicial District. The complaint alleged breach of contract, conversion, breach of fiduciary duty, unjust enrichment and corporate waste resulting from, among other things, Mr. Fant’s default on his promissory note to us and other loans and certain other matters. On August 12, 2003, we obtained a judgment against Mr. Fant on the breach of contract count in the amount of approximately $606. On November 24, 2003, the Court granted an additional judgment to us against Mr. Fant in the amount of approximately $993 on the basis of our conversion, breach of fiduciary duty, unjust enrichment and corporate waste claims. On March 29, 2004, we obtained a third judgment against Mr. Fant relating to our claims for damages for conversion, breach of fiduciary duty, and our legal and special investigation costs in the amount of approximately $656. As of August 31, 2004, the total combined judgment against Mr. Fant was approximately $2,255.
      We have obtained, through garnishments, in excess of approximately $112 from Mr. Fant’s accounts that was recognized as a recovery in the second quarter of Fiscal 2004. We have also caused to be sold common stock previously held by Mr. Fant, $634 of the proceeds from that sale reduced judgments against Mr. Fant. We obtained approximately $49 from other garnishments that were recognized as a recovery in the third quarter of Fiscal 2004. In May 2004, we caused to be sold additional common stock previously held by Mr. Fant, $472 of the proceeds from that sale reduced judgments against Mr. Fant. This judgment recovery was recorded as income in the fourth quarter of Fiscal 2004. In June 2004, we obtained $481 through a garnishment of assets previously held by Mr. Fant which will be recorded as income in the first quarter of Fiscal 2005. As of August 31, 2004, we have collected approximately $1,748, which partially reduces our total judgment against Mr. Fant. We continue to seek to collect on our remaining judgment amount in Minnesota

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and other states where it is believed that Mr. Fant may have non-exempt and unencumbered assets. There is no assurance that we will be able to collect the full amounts of our judgments against Mr. Fant.

Total Judgments:		$2,255

Proceeds:
Garnishments		642
Sale of stock — reducing judgments	1,106
Sale of stock — fees paid	94

Total proceeds from sale of stock		1,200

		1,842

Less: proceeds deferred to Fiscal 2005		481

Litigation recoveries		$1,361

Note 14

Employee Benefit Plans
      The Company has a 401(k) plan covering all eligible employees. Employees can make voluntary contributions to the plan of up to 90% of their compensation not to exceed the maximum specified by the Internal Revenue Code. The plan also provides for a discretionary contribution by the Company. During our fiscal years ended August 31, 2004, 2003 and 2002, the Company contributed $105, $77 and $45, respectively, to the plan.
Note 15

Commitments
      The Company leases certain office and manufacturing space and equipment under noncancelable operating leases. Rental expense under these leases was approximately $2,045 in Fiscal 2004, $1,367 in Fiscal 2003 and $649 in Fiscal 2002. The operating lease and other contractual commitments, future minimum lease payments, excluding executory costs such as real estate taxes, insurance and maintenance expense, by year, and reflects the revision to our Boulder facility lease on October 1, 2004 as described in Note 17 as follows:

Minimum Operating
Year Ending August 31,	Lease Commitments

2005	$1,723
2006	1,651
2007	1,497
2008	1,492
2009	1,536
Thereafter	18,200

Total minimum lease payments	$26,099

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 16

Major Customers, Concentration of Credit Risk and Geographic Data
      The table below sets forth the approximate percentage of net sales to major customers that represented over 10% of our revenue.

	Fiscal Years Ended
	August 31,

	2004	2003	2002

GE Medical Systems	17%	14%	—
Siemens, Inc.	8%	14%	32%
Sonic Innovations, Inc	2%	17%	32%
Total	27%	45%	64%
      Accounts receivable from these customers represented 8%, 28% and 28%, respectively, of the total accounts receivable at August 31, 2004, 2003 and 2002, respectively.
      The Company generally sells its products to OEMs in the United States and abroad in accordance with supply contracts specific to certain manufacturer product programs. The Company performs ongoing credit evaluations of its customers’ financial conditions and, generally, does not require collateral from its customers. The Company’s continued sales to these customers are often dependent upon the continuance of the customers’ product programs.
      Sales to customers by geographic region as a percentage of net sales are as follows:

	Fiscal Years Ended August 31,

	2004		2003		2002

		% of		% of		% of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

United States	$31,974	74%	$27,617	72%	$17,057	60%
Canada/ Mexico	2,694	6	3,856	10	140	0
Europe	4,025	9	1,105	3	2,153	8
Asia-Pacific	4,588	11	5,827	15	9,162	32
South America	39	0	36	0	20	0

Total	$43,320		$38,440		$28,532

Note 17

Subsequent Events
      We lease a 152,022 square foot facility in Boulder, Colorado for our AMO. On September 27, 2004, this facility was sold by Eastside Properties, LLC to Titan. On October 1, 2004, we signed a new lease with Titan’s affiliate, Boulder Investor’s LLC, at substantially reduced rental rates. Under the terms of the new lease, $1,350 of our deposit will be refunded to us if after completing four consecutive quarters of positive EBIDTA, as determined in accordance with GAAP and verified by an independent third party accountant, we deliver to our landlord the greater of 100,000 shares of our common stock or 0.11% of the outstanding shares of our common stock. As a part of the purchase accounting for the acquisition of our AMO, we had established a $3,110 reserve relating to the future estimated lease payments of our Boulder facility. Currently, we occupy approximately 100,000 square feet of the facility and 50,000 is unimproved vacant space. In Fiscal 2003, we entered into an agency agreement with Julien J. Studley, Inc., a national commercial real estate services firm. Julien J. Studley has been engaged to assist us in reducing our occupancy costs at this facility by representing us in negotiations for the sub-leasing of the 50,000 square foot addition, performing tenant representation with

HEI, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
our landlord, and assisting us in exploring other options related to our future use of the Boulder facility. As a result of this transaction, we reduced by $578 the reserve related to the approximately 50,000 square feet of unimproved vacant space as of the date of the transaction. The following pro forma condensed balance sheet reflects our assets and liabilities as if this transaction had been consummated on August 31, 2004:

Assets:
Current assets	$15,459
Property and equipment, net	6,813
Other noncurrent assets	2,262

Total assets	$24,534

Liabilities and Shareholders’ Equity
Current liabilities	$11,807
Other long-term liabilities, less current maturities	2,770
Shareholders’ Equity	9,957

Total liabilities and shareholders’ equity	$24,534

Note 18

Segments
      During Fiscal 2003, we reported one segment. In late Fiscal 2004, we reevaluated the criteria for aggregation of our Microelectronics Operations and Advanced Medical Operations and determined that we had two segments. The determination to report two segments was the result of the changing economics of the two segments.
      Microelectronics Operations: This segment consists of three facilities — Victoria, Chanhassen, and Tempe — that design, manufacture and sell ultra miniature microelectronic devices and high technology products incorporating these devices.
      Advanced Medical Operations: This segment consists of our Boulder facility that provides design and manufacturing outsourcing of complex electronic and electromechanical medical devices. Our Advanced Medical Operations for Fiscal 2003 includes approximately seven months of the results from these operations since January 24, 2003, when these operations were acquired.
      Segment information for Fiscal 2004 and Fiscal 2003 was as follows:

	Fiscal 2004

		Advanced
	Microelectronics	Medical
	Operations	Operations	Total

Net sales	$22,748	$20,572	$43,320
Gross profit	158	3,965	4,123
Operating loss	(8,142)	(372)	(8,514)
Total assets	15,846	9,266	25,112

	Fiscal 2003

Net sales	$24,011	$14,429	$38,440
Gross profit	4,052	3,061	7,113
Operating income (loss)	(3,662)	225	(3,437)
Total assets	16,835	9,668	26,503

UNAUDITED CONSOLIDATED FINANCIAL INFORMATION
As of February 26, 2005 and August 31, 2004
HEI, Inc.
Consolidated Balance Sheets

	February 26, 2005	August 31, 2004

	(In thousands, except
	per share and share data)
ASSETS
Current assets:
Cash and cash equivalents	$69	$200
Restricted cash	—	481
Accounts receivable, net of allowance for doubtful accounts of $140 and $121, respectively	8,816	6,770
Inventories	7,932	6,787
Other current assets	1,298	1,221

Total current assets	18,115	15,459

Property and equipment:
Land	216	216
Building and improvements	4,323	4,323
Fixtures and equipment	22,420	21,432
Accumulated depreciation	(20,026)	(18,580)

Net property and equipment	6,933	7,391

Developed technology, less accumulated amortization of $262 and $231, respectively	123	185
Security deposit	1,580	1,580
Other long-term assets	534	497

Total assets	$27,285	$25,112

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$3,539	$1,310
Current maturities of long-term debt	368	403
Accounts payable	6,542	5,663
Accrued liabilities	3,631	4,669

Total current liabilities	14,080	12,045

Other long-term liabilities, less current maturities	1,470	1,277
Long-term debt, less current maturities	1,672	1,833
Total other long-term liabilities, less current maturities	3,142	3,110

Total liabilities	17,222	15,155

Shareholders’ equity:
Undesignated stock; 1,833,000 shares authorized; none issued	—	—
Preferred stock, $.05 par; 167,000 shares authorized; none issued	—	—
Common stock, $.05 par; 13,000,000 shares authorized; 8,357,000 and 8,357,000 shares issued and outstanding	418	418
Paid-in capital	22,426	22,426
Accumulated deficit	(12,574)	(12,452)
Notes receivable — related parties — officers and former directors	(207)	(435)

Total shareholders’ equity	10,063	9,957

Total liabilities and shareholders’ equity	$27,285	$25,112

See accompanying notes to unaudited consolidated financial statements.

UNAUDITED CONSOLIDATED FINANCIAL INFORMATION — (Continued)
HEI, Inc.
Consolidated Statements of Operations

	Six Months Ended

	February 26, 2005	February 28, 2004

	(Unaudited)
	(In thousands, except per share data)
Net sales	$27,808	$20,911
Cost of sales	21,984	19,396

Gross profit	5,824	1,515

Operating expenses:
Selling, general and administrative	4,387	3,818
Research, development and engineering	1,771	1,579
Costs related to investigation	—	757

Operating loss	(334)	(4,639)

Other income (expenses):
Interest expense	(349)	(167)
Gain on prepayment of promissory note	—	472
Litigation recovery	481	112
Other income (expense), net	80	—

Loss before income taxes	(122)	(4,222)

Income tax benefit	—	—
Net loss	$(122)	$(4,222)
Net loss per common share:
Basic	$(0.01)	$(0.59)
Diluted	$(0.01)	$(0.59)

Weighted average common shares outstanding:
Basic	8,357	7,140
Diluted	8,357	7,140

See accompanying notes to unaudited consolidated financial statements.

UNAUDITED CONSOLIDATED FINANCIAL INFORMATION — (Continued)
HEI, Inc.
Consolidated Statements of Cash Flows

	Six Months Ended

	February 26, 2005	February 28, 2004

	(Unaudited)
	(In thousands)
Cash flow from operating activities:
Net loss	$(122)	$(4,222)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,307	1,347
Accounts receivable allowance	—	(20)
Loss on disposal of property and equipment	24	26
Gain on prepayment of promissory note	—	(472)
Changes in operating assets and liabilities:
Restricted cash related to deferred litigation	481	(679)
Accounts receivable	(2,046)	553
Inventories	(1,145)	536
Other current assets	(77)	(37)
Other assets	—	(35)
Accounts payable	879	1,223
Accrued liabilities and other long-term liabilities	(845)	33

Net cash flow used in operating activities	(1,544)	(1,747)

Additions to property and equipment	(768)	(309)
Proceeds from sale of assets	—	17
Additions to patents	(80)	(39)
Sale of technology	—	323
Net cash flow provided by (used in) investing activities	(848)	(8)

Cash flow from financing activities:
Proceeds from issuance of stock, net	—	3,239
Note repayment	227	46
Proceeds from long-term debt	—	2,200
Repayment of long-term debt	(196)	(2,435)
Net borrowings (repayments) on line of credit	2,229	(490)

Net cash flow provided by financing activities	2,261	2,560

Net increase (decrease) in cash and cash equivalents	(131)	805
Cash and cash equivalents, beginning of period	200	806

Cash and cash equivalents, end of period	$69	$1,611

Supplemental disclosures of cash flow information:
Interest paid	$349	$150

See accompanying notes to unaudited consolidated financial statements.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

(1)	Basis of Financial Statement Presentation
      The accompanying unaudited interim consolidated financial statements have been prepared by HEI, Inc. pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These financial statements contain all normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the financial position, results of operations and cash flows in accordance with generally accepted accounting principles in the United States of America (“GAAP”).
      Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. We believe, however, that the disclosures are adequate to make the information presented not misleading. The year-end balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. These unaudited interim consolidated financial statements should be read in conjunction with the financial statements and accompanying notes included elsewhere in this Prospectus for our fiscal year ended August 31, 2004 (“Fiscal 2004”). Interim results of operations for the six-month period ended February 26, 2005, may not necessarily be indicative of the results to be expected for the full year.
      The unaudited interim consolidated financial statements include our accounts and the accounts of our wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.
      Our quarterly periods end on the Saturday closest to the end of each quarter of our fiscal year ending August 31.
Summary of Significant Accounting Policies
      Revenue Recognition. Revenue for manufacturing and assembly contracts is generally recognized upon shipment to the customer which represents the point at which the risks and rewards of ownership have been transferred to the customer. We have a limited number of customer arrangements with customers which require that we retain ownership of inventory until it has been received by the customer, until it is accepted by the customer, or in one instance, until the customer places the inventory into production at its facility. There are no additional obligations or other rights of return associated with these agreements. Accordingly, revenue for these arrangements is recognized upon receipt by the customer, upon acceptance by the customer or when the inventory is utilized by the customer in its manufacturing process. Our AMO provides service contracts for some of its products. Billings for services contracts are based on published renewal rates and revenue is recognized on a straight-line basis over the service period.
      AMO’s development contracts are discrete time and materials projects that generally do not involve separate deliverables. Development contract revenue is recognized ratably as development activities occur based on contractual per hour and material reimbursement rates. Development contracts are an interactive process with customers as different design and functionality is contemplated during the design phase. Upon reaching the contractual billing maximums, we defer revenue until contract extensions or purchase orders are received from customers. We occasionally have contractual arrangements in which part or all of the payment or billing is contingent upon achieving milestones or customer acceptance. For those contracts we evaluate whether the contract should be accounted using the completed contract method, as the term of the arrangement is short-term, or using the percentage of completion method for longer-term contracts.
      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Liquidity
      The accompanying unaudited consolidated financial statements have been prepared assuming that the realization of assets and the satisfaction of liabilities will occur in the normal course of business. We incurred a net loss of $122 for the six months ended February 26, 2005 and incurred a net loss of $7,009 for the year ended August 31, 2004.
      We have historically financed our operations through the public and private sale of equity securities, bank borrowings, operating equipment leases and cash generated by operations.
      At February 26, 2005, our sources of liquidity consisted of $69 of cash and cash equivalents and our accounts receivable agreement (“Credit Agreement”) with Beacon Bank of Shorewood, Minnesota. The Credit Agreement, as amended, extends through January 1, 2006 and provides borrowing capacity up to $5,000, subject to availability based on accounts receivable. There was $3,539 outstanding debt under the Credit Agreement at February 26, 2005, and $1,809 at December 31, 2004. Our liquidity is affected by many factors, some of which are based on the normal ongoing operations of our business, and the most significant of which include the timing of the collection of receivables, the level of inventories and capital expenditures and maintaining of debt compliance. The losses due to the operational problems encountered throughout Fiscal 2004 strained our cash flows and consumed much of the additional funds raised in the year including the proceeds from our private placement of common stock and the collection of monies from the judgments against our former Chief Executive Officer, President and Chairman. Over the past six months, our revenue growth has required a substantial increase in accounts receivable, inventory and other working capital. We have taken various actions operationally which has resulted in a substantial reduction in our losses. We are implementing other actions in order to return to profitability in our fiscal year ending August 31, 2005 (“Fiscal 2005”) including, but not limited to, production improvement initiatives and continuing progress in understanding key drivers via systems upgrades that will improve management decision making. In addition to the operational improvements, we continue to scrutinize our cost structure for savings. In October 2004, we entered into a new lease arrangement for our Boulder facility which is expected to reduce lease payments approximately $500 per year. There can be no assurance we will return to profitability in our fiscal year ending August 31, 2005.
      In the event cash flows are not sufficient to fund operations at the present level measures can be taken to reduce the expenditure levels including but not limited to reduction of spending for research and development, elimination of budgeted raises, and reduction of certain employees. Our lending arrangements contain debt covenants, several of which we did not maintain in Fiscal 2004 and early Fiscal 2005. We have received waivers for these violations. We do not foresee any violations of debt agreements, as amended, for the remainder of Fiscal 2005. We will be required to maintain a debt service coverage ratio of 1.2 to 1 beginning in the quarter ending February 28, 2006 on our term debt agreements.
      During Fiscal 2005, we intend to spend approximately $1.2 million for manufacturing equipment, computer software and to make minor facility improvements. These additions, if made, are expected to increase efficiency through the further integration of the Boulder operations and increase manufacturing capacity to meet anticipated production requirements and add technological capabilities. It is expected that these expenditures will be funded from operations, existing cash and cash equivalents and available debt financing for the next 12 months. In the event there is insufficient capital funds for this spending it will be deferred into the future which may impact our ability to integrate the operations of all facilities and may prevent us from increasing manufacturing capacity.
      We have also taken steps to improve our liquidity and financial condition through the completion of the sale of 130,538 shares of our preferred stock which provided us with approximately $3.4 million of gross proceeds. The proceeds of this offering were used to repay our line of credit balance of $2.1 million and will facilitate our ability to fund investments in working capital and new equipment for our manufacturing facilities. We have also expanded the availability under our line of credit to $5.0 million. As of June 10, 2005 there were no outstanding amounts under this line of credit. We will most likely continue to utilize this facility

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to fund operating and capital requirements as necessary. In October 2004, we entered into a new lease on our Boulder facility that significantly reduced the annual cost of this facility. In addition, in April 2005, we entered into a ten-year sub-lease of approximately 25,000 square feet of vacant space in this facility. This lease provides for rental payments and reimbursements of operating costs of approximately $0.3 million commencing in January 2006.
      We also settled our litigation against CMED LLC relating to damages we sustained on the Becton Dickinson five milliliter pipette contract, which was one of the assets we acquired from CMED in the January 2003 transaction. On May 17, 2005, we entered into an agreement to settle this dispute whereby we received a cash payment of approximately $0.4 million.
      Management believes that, as a result of the financial restructuring actions it has taken in Fiscal 2005 and Fiscal 2004 to reduce cash expenditures, the continuing efforts to increase revenues from continuing customers and to generate new customers in various market sectors, and the extension and increase of our Credit Agreement, we expect to meet our operational working capital and investment requirements for the next 12 months. If there is a need for additional capital to meet our short and long-term objectives, we believe that other sources of financing are available including sales of common stock or our undesignated stock, additional external borrowing, customer or vendor financing or investments by strategic partners. There can be no assurance that additional capital will be available to us or on terms that are acceptable.

(3)	Stock Based Compensation
      We apply the intrinsic-value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for the issuance of stock incentives to employees and directors. No compensation expense related to employees’ and directors’ stock incentives has been recognized in the financial statements, as all options granted under stock incentive plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Had we applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” to stock based employee compensation, our net income (loss) per share would have increased to the pro forma amounts indicated below:

	Six Months Ended

	February 26, 2005	February 28, 2004

Net loss as reported	$(122)	$(4,222)
Add: Stock-based employee compensation included in reported net income, net of related tax effects	—	—
Deduct: Total stock-based employee compensation income (expense) determined under fair value based method for all awards	(815)	(928)

Net loss pro forma	$(937)	$(5,150)

Basic and diluted net loss per share as reported	$(0.01)	$(0.59)
Stock-based compensation income (expense)	(0.10)	(0.13)

Basic and diluted net loss per share pro forma	$(0.11)	$(0.72)

There were no options granted under our stock option plans during the three or six-months ended February 26, 2005.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	Developed Technology
      Amortization expense for developed technology for the six-months ended February 26, 2005, and February 28, 2004, was $62 and $58, respectively. Amortization expense is estimated to be $124 during our fiscal year ending August 31, 2005, $57 during our fiscal year ending August 31, 2006 and $4 thereafter.

(5)	Other Financial Statement Data
      The following provides additional information concerning selected consolidated balance sheet accounts at February 26, 2005 and August 31, 2004:

	February 26,	August 31,
	2005	2004

Inventories:
Purchased parts	$5,468	$4,673
Work in process	591	789
Finished goods	1,873	1,325

	$7,932	$6,787

Accrued Liabilities:
Employee related costs	$1,523	$1,474
Deferred revenue	372	804
Customer deposits	881	418
Current maturities of long-term liabilities	406	805
Warranty reserve	160	139
Other accrued liabilities	289	1,029

	$3,631	$4,669

Other long-term liabilities:
Remaining lease obligation, less estimated sublease proceeds	$1,288	$1,471
Unfavorable operating lease, net	588	611

Total	$1,876	$2,082
Less current maturities	406	805

Total other long-term liabilities	$1,470	$1,277

(6)	Warranty Obligations
      Sales of our products are subject to limited warranty guarantees that typically extend for a period of twelve months from the date of manufacture. Warranty terms are included in customer contracts under which we are obligated to repair or replace any components or assemblies deemed defective due to workmanship or materials. We do, however, reserve the right to reject warranty claims where we determine that failure is due to normal wear, customer modifications, improper maintenance, or misuse. Warranty provisions are based on estimated returns and warranty expenses applied to current period revenue and historical warranty incidence over the preceding twelve-month period. Both the experience and the warranty liability are evaluated on an

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ongoing basis for adequacy. Warranty provisions and claims for the first six months of Fiscal 2005 and Fiscal 2004 were as follows:

		Warranty	Warranty
	Beginning Balance	Provisions	Claims	Ending Balance

For the Six Months Ended
February 26, 2005	$139	$103	$82	$160
February 28, 2004	$122	$97	$56	$163
(7)     Long-Term Debt
      Our long-term debt consists of the following:

	February 26,	August 31,
	2005	2004

Commerce Bank mortgage payable in monthly installments of principal and interest of $9 based on a twenty-year amortization with a final payment of approximately $980 due in November 2009; collateralized by our Victoria facility	$1,165	$1,174
Commerce Financial Group, Inc. equipment loan payable in fixed monthly principal and interest installments of $28 through September 2007; collateralized by our Victoria facility and equipment located at our Tempe facility	784	916
Capital lease obligation; collateralized with equipment	28	34
Commercial loans payable in fixed monthly principal installments of $1 through May 2009; collateralized with certain machinery and equipment	27	33
Commercial loans payable in fixed monthly principal installments of $12 through July 2005; collateralized with certain machinery and equipment	36	79

Total	2,040	2,236
Less current maturities	368	403

Total long-term debt	$1,672	$1,833

      In Fiscal 2004, we obtained two separate loans in the aggregate amount of $2,350 under new Term Loan Agreements with Commerce Bank, a Minnesota state banking association, and its affiliate, Commerce Financial Group, Inc., a Minnesota corporation. The first note, with Commerce Bank, in the amount of $1,200 was executed on October 14, 2003. This note is collateralized by our Victoria, Minnesota facility. The term of the first note is six years. The original interest rate on this note was a nominal rate of 6.50% per annum for the first three years, and thereafter the interest rate will be adjusted on the first date of the fourth loan year to a nominal rate per annum equal to the then Three Year Treasury Base Rate (as defined) plus 3.00%; provided, however, that in no event will the interest rate be less than the Prime Rate plus 1.0% per annum. Monthly payment of principal and interest will be based on a twenty-year amortization with a final payment of approximately $980 due on November 1, 2009. The second note, with Commerce Financial Group, Inc., in the amount of $1,150 was executed on October 28, 2003. The second note is collateralized by our Victoria facility and equipment located at our Tempe facility. The term of the second note is four years. The original interest rate on this note was of 8.975% per year through September 27, 2007. During the first quarter of Fiscal 2005, we violated two covenants of these term loan agreements and were likely to be in violation of a third covenant as of the end of our second quarter ended February 26, 2005. As a result, in December 2004, we entered into waivers and amendments with Commerce Bank and Commerce Financial Group, Inc., respectively, effective as of November 30, 2004, to address the actual and potential covenant violations. The waivers and

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amendments increased the interest rate to be paid under the Commerce Bank note beginning March 1, 2005, to and including October 31, 2006, from 6.5% to 7.5%, and increased the interest rate to be paid under the Commerce Financial Group, Inc. note beginning March 1, 2005, to and including September 28, 2007, from 8.975% to 9.975%. Monthly payments of principal and interest in the amount of $28 are paid over a forty-eight month period beginning on October 28, 2003.
(8)     Line of Credit
      We entered into a Credit Agreement which, as amended, expires on January 1, 2006 and has a maximum borrowing capacity of $5,000, subject to availability based on accounts receivable. The Credit Agreement is an accounts receivable backed facility and is additionally collateralized by inventory, intellectual property and other general intangibles. The Credit Agreement is not subject to any restrictive financial covenants. The balance on the line of credit was $3,539 and $1,310 as of February 26, 2005 and August 31, 2004, respectively. The Credit Agreement bears an immediate processing fee of 0.50% of each assigned amount, a daily per diem equal to 1/25% on any uncollected accounts receivable and a monthly minimum of $1.5 in processing fees for the first six months the Credit Agreement is in place. Borrowings are reduced as collections and payments are received into a lock box by the bank. The effective interest rate based on our average DSO of 58 days would be 18.7% annualized. During the first quarter of Fiscal 2005, we violated one covenant of the Credit Agreement and were likely to be in violation of a second covenant. As a result, in December 2004, we entered into waivers and amendments with Beacon Bank to address the actual and potential covenant violations.
(9)     Deferred Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of our deferred tax assets and liabilities consist of timing differences related to allowance for doubtful accounts, depreciation, reserves for excess and obsolete inventory, accrued warranty reserves, and the future benefit associated with Federal and state net operating loss carryforwards. A valuation allowance has been set at approximately $7,725 and $7,650, at February 26, 2005, and August 31, 2004, respectively, because of uncertainties related to the ability to utilize certain Federal and state net loss carryforwards as determined in accordance with GAAP. The valuation allowance is based on estimates of taxable income by jurisdiction and the period over which our deferred tax assets are recoverable.
(10)     Net Loss per Share Computation
      The components of net loss per basic and diluted share are as follows:

	Six Months Ended

	February 26, 2005	February 28, 2004

Basic:
Net loss	$(122)	$(4,222)
Net loss per share	$(0.01)	$(0.59)
Weighted average number of common shares outstanding	8,357	7,140
Diluted:
Net loss	$(122)	$(4,222)
Net loss per share	$(.01)	$(0.59)
Weighted average number of common shares outstanding	8,357	7,140
Assumed conversion of stock options	—	—
Weighted average common and assumed conversion shares	8,357	7,140

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Approximately 1,830,900 and 1,960,900 shares of our common stock under stock options and warrants have been excluded from the calculation of diluted net loss per common share as they are antidilutive for the six-month periods ended February 26, 2005 and February 28, 2004, respectively.

(11)	Notes Receivable and Transactions with Former CEO

Notes Receivable — Officers and Directors
      We recorded notes receivable from certain officers and directors in connection with the exercise of stock options. These notes as amended provide for full recourse to the individuals, bear interest at Prime with the exception of one individual at prime plus 1/2 per annum and have a term of five years with annual principal and interest installments through April 2, 2006. The unpaid portion of these notes receivable are classified as a reduction to shareholders’ equity on the consolidated balance sheet.
      Edwin W. Finch, III, our former director, missed a payment of $93 in principal and interest under his promissory note to us, which was due on April 2, 2004. Mr. Finch withheld payment on his note because he claimed that we owed him payments under an employment agreement with him. On October 15, 2004, the parties settled the dispute regarding the employment agreement and the note, and Mr. Finch subsequently satisfied his obligation for the payment he withheld. We recorded a write-off of $64 related to this settlement in Fiscal 2004. We received the remaining $20 related to this payment in the first quarter of Fiscal 2005.
      As of February 26, 2005, the principal portion of the notes receivable was $415 and the interest due us on these notes was $21. All principal and interest payments that were due on April 2, 2005 have been received by us and accordingly these receivable balances have been reclassified as other receivables as of February 26, 2005.

Anthony J. Fant Litigation
      On June 30, 2003, we commenced litigation against Anthony J. Fant, our former Chairman of the Board, Chief Executive Officer and President, in the State of Minnesota, Hennepin County District Court, Fourth Judicial District. The complaint alleged breach of contract, conversion, breach of fiduciary duty, unjust enrichment and corporate waste resulting from, among other things, Mr. Fant’s default on his promissory note to us and other loans and certain other matters. On August 12, 2003, we obtained a judgment against Mr. Fant on the breach of contract count in the amount of approximately $606. On November 24, 2003, the Court granted an additional judgment to us against Mr. Fant in the amount of approximately $993 on the basis of our conversion, breach of fiduciary duty, unjust enrichment and corporate waste claims. On March 29, 2004, we obtained a third judgment against Mr. Fant relating to our claims for damages for conversion, breach of fiduciary duty, and our legal and special investigation costs in the amount of approximately $656. As of February 26, 2005, the total combined judgment against Mr. Fant was approximately $2,255.
      We have obtained, through garnishments, in excess of approximately $112 from Mr. Fant’s accounts that was recognized as a recovery in the second quarter of Fiscal 2004. We have also caused to be sold common stock previously held by Mr. Fant, $634 of the proceeds from that sale reduced judgments against Mr. Fant. We obtained approximately $49 from other garnishments that were recognized as a recovery in the third quarter of Fiscal 2004. In May 2004, we caused to be sold additional common stock previously held by Mr. Fant, $472 of the proceeds from that sale reduced judgments against Mr. Fant. This judgment recovery was recorded as income in the fourth quarter of Fiscal 2004. In June 2004, we obtained $481 through a garnishment of assets previously held by Mr. Fant which we recorded as income in the first quarter of Fiscal 2005. As of February 26, 2005, we have collected approximately $1,748, which partially reduces our total judgment against Mr. Fant. We continue to seek to collect on our remaining judgment amount in Minnesota and other states where it is believed that Mr. Fant may have non-exempt and unencumbered assets. In April 2005, Mr. Fant communicated with the Court in an effort to obtain relief from the judgments. No

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
hearing has been scheduled on Mr. Fant’s attempted motion for such relief. There is no assurance that we will be able to collect the full amounts of our judgments against Mr. Fant.

Total Judgments:		$2,255

Proceeds:
Garnishments	642
Sale of stock — reducing judgments	1,106
Sale of stock — fees paid	94

Total proceeds from sale of stock		1,200

Litigation recoveries		$1,842

(12)	Major Customers, Concentration of Credit Risk and Geographic Data
      There were no customers where net sales represented over 10% of our revenue for the six months ended February 26, 2005. For the six months ended February 28, 2004 there was one customer that accounted for 16% of net sales.
      Sales to customers by geographic region as a percentage of net sales are as follows:

	Six Months Ended

	Feb. 26, 2005		Feb. 28, 2004

		% of		% of
	Amount	Net Sales	Amount	Net Sales

United States	$16,973	61%	$13,229	63%
Canada/ Mexico	4,868	18	2,725	13
Europe	2,342	8	2,554	12
Asia-Pacific	3,396	12	2,384	11
South America	229	1	19	0

Total	27,808		20,911

(13)     Segments
      Microelectronics Operations: This segment consists of three facilities — Victoria, Chanhassen, and Tempe — that design, manufacture and sell ultra miniature microelectronic devices and high technology products incorporating these devices.
      Advanced Medical Operations: This segment consists of our Boulder facility that provides design and manufacturing outsourcing of complex electronic and electromechanical medical devices.
      Segment information is as follows:

	Six Months Ended February 26, 2005

		Advanced
	Microelectronics	Medical
	Operations	Operations	Total

Net sales	$16,038	$11,770	$27,808
Gross profit	2,775	3,049	5,824
Operating income (loss)	(1,085)	751	(334)
Total assets	19,579	7,706	27,285
Depreciation and Amortization	1106	201	1,307
Capital expenditures	733	35	768

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months Ended February 28, 2004

		Advanced
	Microelectronics	Medical
	Operations	Operations	Total

Net sales	$10,438	$10,473	$20,911
Gross profit	(663)	2,178	1,515
Operating income (loss)	(4,680)	41	(4,639)
Total assets	17,425	8,446	25,871
Depreciation and amortization	1163	184	1,347
Capital expenditures	221	88	309

(14)	Commitments and Contingencies
      We lease a 152,022 square foot facility in Boulder, Colorado for our AMO. On September 27, 2004, this facility was sold by Eastside Properties, LLC to Titan. On October 1, 2004, we signed a 15-year new lease with Titan’s affiliate, Boulder Investor’s LLC, at substantially reduced rental rates. Under the terms of the new lease, $1,350 of our deposit will be refunded to us if after completing four consecutive quarters of positive EBIDTA, as determined in accordance with GAAP and verified by an independent third party accountant, we deliver to our landlord the greater of 100,000 shares of our common stock or 0.11% of the outstanding shares of our common stock. As a part of the purchase accounting for the acquisition of our AMO, we had established a $3,110 reserve relating to the future estimated lease payments of our Boulder facility. Currently, we occupy approximately 100,000 square feet of the facility and 50,000 is unimproved vacant space. The lease provides for two options to extend the 15-year lease for a period of five years each as defined in the lease agreement.

(15)	Subsequent Event — Sale of Preferred Stock
      On May 9, 2005, we completed the sale of 130,538 shares of our preferred stock in a private placement to a group of institutional and accredited investors. Gross proceeds to us from the offering was $3.4 million. Each share of preferred stock is convertible into ten shares of our common stock, which in the aggregate would represent an additional 1,305,380 shares of common stock. The purchase price of the preferred stock was $26.00 per share. In connection with the financing, we also issued to the investors and the agent five-year warrants to purchase up to 527,152 shares of common stock at an exercise price of $3.05 per share. If the warrant holders exercise the warrants in full we would receive an additional approximately $1.6 million in cash proceeds. There are no dividend, coupon or redemption rights associated with our preferred stock; however our preferred stock includes a liquidation preference. We have agreed to register for resale by the investors the common stock issuable upon conversion of the preferred stock. The preferred stock will not be separately registered or listed on The Nasdaq Stock Market, Inc.
      In view of the fact that the preferred stock contains an embedded beneficial conversion feature, we will record a deemed dividend on preferred stock in our financial statements for the quarterly period ended May 28, 2005. This non-cash dividend is to reflect the implied economic value to the preferred stockholders of being able to convert their shares into common stock at a price which is in excess of the fair value of the preferred stock. In order to determine the dividend value, we allocated the proceeds of the offering between preferred stock and the common stock warrants that were issued as part of the offering based on their relative fair values. The fair value allocated to the warrants of $850,000 was recorded as equity. The fair value allocated to the preferred stock of $2,550,000 together with the original conversion terms were used to calculate the value of the deemed dividend on the preferred stock of $1,072,000 at the date of issuance of the preferred stock. This amount will be charged to accumulated deficit with the offsetting credit to additional paid-in-capital. We will treat the deemed dividend on preferred stock as a reconciling item on the statement of operations to adjust our reported net income (loss) to “net income (loss) available to common stockholders.”

          No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered by this Prospectus by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall, under any circumstances, create any implication that information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

1,832,532 Shares
HEI, INC.
Common Stock

PROSPECTUS

                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth the various expenses in connection with the issuance and registration of the securities being registered pursuant to this Registration Statement on Form S-1. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$653
Printing expenses	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	35,000
Nasdaq fees	18,325
Transfer Agent and Registrar fees	1,000
Miscellaneous	1,000
Total	$110,978

Item 14.	Indemnification of Directors and Officers.
      We are subject to the Minnesota Business Corporation Act (the “MBCA”). Section 302A.521 of the MBCA provides that we shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

•	has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 of the MBCA, if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in our best interests in the case of acts or omissions in such person’s official capacity for us or reasonably believed that the conduct was not opposed to our best interests in the case of acts or omissions in such person’s official capacity for other affiliated organizations.
      Article VIII of our articles of incorporation further provide that our directors shall not be personally liable to us or our shareholders for breach of fiduciary duty, except for:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	liability resulting from the authorization of an improper distribution;

•	any transaction from which the director received an improper personal benefit; or

•	any act or omission occurring prior to December 31, 1987.

      Article VIII of our articles of incorporation further provides that we shall indemnify our directors to the fullest extent permitted under the MBCA, and that any repeal or modification of Article VIII by our shareholders will be prospective only and will not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.
      Article 7 of our bylaws provides that each person who was or is made a party or is threatened to be made a party to or is involved, as a non-party witness or otherwise, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a proceeding by or in the right of us, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our director or officer or, while our director or officer, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the MBCA, as may be amended, by common law or by administrative or judicial interpretation, against all expense, liability and loss reasonably incurred or suffered by such person in connection with such proceeding.
      We also maintain a director and officer insurance policy to cover ourselves, our directors and our officers against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.
      On May 9, 2005, we raised $3.4 million in gross proceeds through the sale of 130,538 shares of our series A convertible preferred stock, referred to as preferred stock, in a private placement to a group of institutional and accredited investors. Each share of preferred stock is convertible at the option of the holder at any time into 10 shares of our common stock. In connection with the sale, we issued to the investors five-year warrants to purchase in the aggregate up to 522,152 shares of our common stock at an exercise price of $3.05 per share. We sold the preferred stock and warrants in reliance upon exemptions from the registration requirements of the Securities Act of 1933, as amended, referred to as the Securities Act, provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder based upon, among other things, written investment representations of the investors. In addition, the certificates representing the shares of preferred stock and the warrants each bear a customary restrictive stock legend. The purchase price of the preferred stock was $26.00 per share. ThinkEquity Partners, LLC served as our financial advisor in connection with the private placement and received a cash fee of $25,000, five-year warrants to purchase up to 5,000 shares of our common stock at an exercise price of $3.05 per share and reimbursement of expenses.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) Exhibits:

Exhibit No.	Description

2.1	Stock Purchase Agreement dated May 9, 2005 by and among HEI, Inc. and the Investors listed on Exhibit A thereto	Notes 1a and 25
2.2	Registration Rights Agreement dated May 9, 2005 by and among HEI, Inc. and the Purchasers listed on Schedule 1 thereto	Notes 1b and 25
2.3	Form of Warrant issued to the Investors listed on Exhibit A to the Stock Purchase Agreement dated May 9, 2005 (see Exhibit 2.1)	Note 25
3.1	Amended and Restated Articles of Incorporation of HEI, Inc.	Note 2
3.2	Second Amended and Restated Bylaws of HEI, Inc.	Note 2a
3.3	Certificate of Designation of Common Stock of HEI, Inc.	Note 15
3.4	Second Certificate of Designation of Common Stock of HEI, Inc. dated May 9, 2005.	Note 25
3.5	Certificate of Designation of Series A Convertible Preferred Stock of HEI, Inc. dated May 9, 2005.	Note 25

Exhibit No.		Description

†3	.6	Form of stock certificate for shares of Series A Convertible Preferred Stock of HEI, Inc.
†5	.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.
10.1		Loan and Security Agreement, dated July 31, 2000, among HEI, Inc. and LaSalle Business Credit, Inc.	Note 3
10.2		First Amendment to Credit Agreement, dated August 31, 2000, by and between HEI, Inc. and LaSalle Business Credit, Inc.	Note 4
10.3		Second Amendment to Loan and Security Agreement, dated April 16, 2001, between HEI, Inc. and LaSalle Business Credit, Inc.	Note 4
10.4		Third Amendment to Loan and Security Agreement, dated October 31, 2001, between HEI, Inc., Cross Technology, Inc. and LaSalle Business Credit, Inc.	Note 4
10.5		Seventh Amendment to Loan and Security Agreement, dated December 1, 2002, by and among HEI, Inc., Cross Technology, Inc. and LaSalle Business Credit, Inc.	Note 5
10.6		Eighth Amendment to Loan and Security Agreement, dated April 9, 2003, between HEI, Inc., Cross Technology, Inc. and LaSalle Business Credit, LLC	Note 6.
10.7		Capital Expenditure Note, executed as of July 31, 2000, by HEI, Inc. in favor of LaSalle Business Credit, Inc.	Note 3
10.8		Amended and Restated Capital Expenditure Note, executed as of October 31, 2001, by HEI, Inc. and Cross Technology, Inc. in favor of LaSalle Business Credit, Inc.	Note 4
10.9		Amended and Restated Capital Expenditure Note, executed as of October 31, 2001, by HEI, Inc. and Cross Technology, Inc. in favor of LaSalle Business Credit, Inc.	Note 4
10.10		Amended and Restated Capital Expenditure Note, executed as of October 31, 2001, by HEI, Inc. and Cross Technology, Inc. in favor of LaSalle Business Credit, Inc.	Note 4
10.11		Amended and Restated Capital Expenditure Note, executed as of October 31, 2001, by HEI, Inc. and Cross Technology, Inc. in favor of LaSalle Business Credit, Inc.	Note 4
10.12		Reimbursement Agreement, dated July 31, 2000, by and between HEI, Inc., LaSalle Bank, N.A. and LaSalle Business Credit, Inc.	Note 3
10.13		Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Lease and Rents, dated July 31, 2000, by HEI, Inc., as Mortgagor, to LaSalle Business Credit, Inc., as Mortgagee.	Note 3
10.14		Patent, Trademark and License Mortgage, dated July 31, 2000, by HEI, Inc. in favor of LaSalle Business Credit, Inc.	Note 3
10.15		Amendment No. 1 to Patent, Trademark and License Agreement, undated, by HEI, Inc., in favor of LaSalle Business Credit, Inc.	Note 4
10.16		Security Agreement, dated July 31, 2000, by and between HEI, Inc. and LaSalle Business Credit, Inc.	Note 3
10.17		Revolving Note, executed as of July 31, 2000, by HEI, Inc. in favor of LaSalle Business Credit, Inc.	Note 3
10.18		Amended and Restated Revolving Note, executed as of October 31, 2001, by HEI, Inc. and Cross Technology, Inc. in favor of LaSalle Business Credit, Inc.	Note 4
10.19		Amended and Restated Revolving Note, executed as of December 1, 2002, by HEI, Inc. and Cross Technology, Inc. in favor of LaSalle Business Credit, Inc.	Note 5
*10	.20	Form of Indemnification Agreement between HEI and officers and directors.	Note 7

Exhibit No.		Description

*10	.21	HEI, Inc. 1989 Omnibus Stock Compensation Plan, adopted April 3, 1989, and as Amended and Restated effective November 15, 1991, and as amended effective April 29, 1992, May 11, 1994, and October 31, 1996.	Note 8
*10	.22	HEI, Inc. 1998 Stock Option Plan, adopted November 18, 1998, and amended effective January 20, 2000, January 24, 2001, and February 20, 2002.	Note 9
*10	.23	HEI, Inc. 1998 Stock Option Plan for Nonemployee Directors, adopted November 18, 1998, and amended effective June 7, 1999 and December 12, 2002.	Note 14
10.24		Registration Rights Agreement, dated August 29, 2001, by and among HEI, Inc. and Certain Investors listed on Exhibit A thereto.	Note 11
10.25		Sample Promissory Note of Certain Officers and Directors in connection with the Exercise of Stock Options.	Note 10
10.26		Subordinated Promissory Note, dated as of January 24, 2003, issued by HEI, Inc. and accepted by Colorado MEDtech, Inc.	Note 1
10.27		Lease, dated as of January 7, 2002, by and between Eastside Properties, LLC and Colorado MEDtech, Inc., subsequently assigned to HEI, Inc.	Note 12
10.28		First Addendum to Lease, dated September 12, 2002, by and between Eastside Properties, LLC and Colorado MEDtech, Inc., subsequently assigned to HEI, Inc.	Note 12
10.29		Second Addendum to Lease, dated January 23, 2003, by and between Eastside Properties, LLC and Colorado MEDtech, Inc., subsequently assigned to HEI, Inc.	Note 12
10.30		Agreement Regarding Additional Security Deposit, undated, by and between Eastside Properties, Inc. and HEI, Inc.	Note 12
10.31		Letter Agreement, dated May 16, 2003, between HEI, Inc. and Whitebox Hedged High Yield Partners.	Note 13
10.32		Accounts Receivable Agreement, dated May 29, 2003, by and between HEI, Inc. and Beacon Bank.	Note 13
*10	.33	Confidential Separation Agreement and Release, dated June 20, 2003, between HEI, Inc. and Steve E. Tondera, Jr.	Note 14
*10	.34	Employment Agreement, dated October 1, 2003, between HEI, Inc. and Douglas Nesbit.	Note 14
*10	.35	Employment Agreement, dated October 1, 2003, between HEI, Inc. and Scott Stole.	Note 14
*10	.36	Employment Agreement, dated October 1, 2003, between HEI, Inc. and Simon Hawksworth.	Note 14
*10	.37	Employment Agreement, dated October 1, 2003, between HEI, Inc. and James Vetricek.	Note 14
10.38		Note Prepayment Agreement, dated October 15, 2003, between HEI, Inc. and Whitebox Hedged High Yield Partners.	Note 14
10.39		Promissory Note, dated October 14, 2003, by HEI, Inc. in favor of Commerce Bank.	Note 14
10.40		Term Loan Agreement, dated October 14, 2003, by HEI, Inc. and Commerce Bank.	Note 14
10.41		Combination Mortgage, Security Agreement, Assignment of Rents and Fixture Financing Statement, dated October 14, 2003, by HEI, Inc. in favor of Commerce Bank.	Note 14
10.42		Environmental Investigation Letter, dated October 14, 2003, by HEI, Inc. in favor of Commerce Bank.	Note 14
10.43		Promissory Note, dated October 28, 2003, by HEI, Inc. in favor of Commerce Financial Group, Inc.	Note 14

Exhibit No.		Description

10.44		Term Loan Agreement, dated October 28, 2003, by HEI, Inc. and Commerce Financial Group, Inc.	Note 14
10.45		Commercial Security Agreement, dated October 28, 2003, by HEI, Inc. in favor of Commerce Financial Group, Inc.	Note 14
10.46		Combination Mortgage, Security Agreement, Assignment of Rents and Fixture Financing Statement, dated October 28, 2003, by HEI, Inc. in favor of Commerce Financial Group, Inc.	Note 14
10.47		Environmental Investigation Letter, dated October 28, 2003, by HEI, Inc. in favor of Commerce Financial Group, Inc.	Note 14
10.48		Asset Purchase Agreement, dated October 31, 2003, by HEI, Inc. and MKS Instruments, Inc.	Note 14
10.49		Amendment dated December 12, 2003, to Accounts Receivable Agreement, dated May 29, 2003, by and among HEI, Inc. and Beacon Bank.	Note 14
10.50		Registration Rights Agreement, dated as of November 5, 2003, between HEI, Inc. and Whitebox Hedged High Yield Partners.	Note 16
10.51		Stock Purchase Agreement, dated February 13, 2004, by and among HEI, Inc. and the Investors listed on Exhibit A thereto.	Note 17
10.52		Registration Rights Agreement, dated February 13, 2004, by and among HEI, Inc. and the Purchasers listed on Exhibit A thereto.	Note 17
10.53		Form of Registration Rights Agreement, dated as of February 23, 2004, among HEI, Inc. and the Purchasers of an aggregate of 251,380 shares of HEI, Inc.	Note 16
10.54		Form of Registration Rights Agreement, dated as of May 7, 2004, among HEI, Inc. and the Purchasers of an aggregate of 631,524 shares of HEI, Inc.	Note 15
10.55		Amendment dated July 1, 2004, to Accounts Receivable Agreement, dated May 29, 2003, and previously amended on December 12, 2003, by and among HEI, Inc. and Beacon Bank.	Note 26
10.56		Lease Agreement, dated October 1, 2004, by and between HEI, Inc. and Boulder Investors LLC.	Note 18
10.57		Waiver and Amendment, dated November 30, 2004, and executed as of December 3, 2004, by and between HEI, Inc. and Commerce Bank.	Note 19
10.58		Waiver and Amendment, dated November 30, 2004, and executed as of December 3, 2004, by and between HEI, Inc. and Commerce Financial Group, Inc.	Note 19
10.59		Amendment dated December 7, 2004, to Accounts Receivable Agreement, dated May 29, 2003, and previously amended on December 12, 2003, and July 1, 2004, by and among HEI, Inc. and Beacon Bank.	Note 20
*10	.60	Employment Agreement, dated April 19, 2004, between HEI Inc. and Mack Traynor.	Note 26
10.61		Waiver and Amendment, dated December 29, 2004, and executed as of January 5, 2005, by and between HEI, Inc. and Commerce Bank.	Note 21
10.62		Waiver and Amendment, dated December 29, 2004, and executed as of January 5, 2005, by and between HEI, Inc. and Commerce Financial Group, Inc.	Note 21
10.63		Notice, Waiver and Amendment, dated December 29, 2004, and executed as of January 5, 2005, by and between HEI, Inc. and Beacon Bank.	Note 21
10.64		Amendment dated January 12, 2005, to Accounts Receivable Agreement, dated May 29, 2003, and previously amended December 12, 2003, July 1, 2004, December 7, 2004 and December 29, 2004, by and among HEI, Inc. and Beacon Bank.	Note 22
10.65		Purchase Agreement, dated as of January 24, 2003, by and between HEI, Inc. and Colorado MEDtech, Inc.	Note 1

Exhibit No.		Description

10.66		Registration Rights Agreement, dated as of January 24, 2003, by and between HEI, Inc. and Colorado MEDtech, Inc.	Note 1
10.67		Waiver and Release Agreement, dated January 26, 2005 between Douglas Nesbit and HEI, Inc. without exhibits.	Note 23
*10	.68	Engagement Letter dated January 12, 2005 between Emerging Capital and HEI, Inc. effective as of February 28, 2005.	Note 24
†16	.1	Letter from KPMG LLP to the Securities and Exchange Commission dated June 23, 2005.
†21	.1	Subsidiaries of the Registrant.
†23	.1	Report of Independent Registered Accounting Firm and Consent — KPMG LLP.
†23	.2	Consent of Appraisal Advisors, Inc.
†23	.3	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1).
†24	.1	Power of Attorney (included on signature page of Registration Statement).

  Notes to Exhibits above:

(1)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2003, and incorporated herein by reference.

(1a)	Pursuant to Item 601(b)(2) of Regulation S-K the investor acceptance pages, exhibits and schedules to the Stock Purchase Agreement have been omitted. HEI, Inc. agrees to supplementally furnish such pages, schedules and exhibits upon request from the Securities and Exchange Commission.

(1b)	Pursuant to Item 601(b)(2) of Regulation S-K, the acceptance schedules to the Registration Rights Agreement have been omitted. HEI, Inc. agrees to supplementally furnish such schedules upon request from the Securities and Exchange Commission.

(2)	Filed as an exhibit to the Definitive Proxy Statement on Schedule 14A for the 2002 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on January 23, 2002, and incorporated herein by reference.

(2a)	Filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2005, and incorporated herein by reference.

(3)	Filed as an exhibit to the Annual Report on Form 10-KSB for the fiscal year ended August 31, 2000, and incorporated herein by reference.

(4)	Filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended August 31, 2001, and incorporated herein by reference.

(5)	Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ending November 30, 2002, and incorporated herein by reference.

(6)	Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ending February 28, 2003, and incorporated herein by reference.

(7)	Filed as an exhibit to the Registration Statement on Form S-2 (SEC No. 33-37285), filed with the Securities and Exchange Commission on October 15, 1990, and incorporated herein by reference.

(8)	Filed as an exhibit to the Annual Report on Form 10-KSB for the fiscal year ended August 31, 1996, and incorporated herein by reference.

(9)	Filed as an exhibit to the Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998, and incorporated herein by reference.

(10)	Filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended August 31, 2002, and incorporated herein by reference.

(11)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 4, 2001, and incorporated herein by reference.

(12)	Filed as an exhibit to the Current Report on Form 8-K/ A (Amendment No. 1), filed with the Securities and Exchange Commission on April 10, 2003, and incorporated herein by reference.

(13)	Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2003, and incorporated herein by reference.

(14)	Filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended August 31, 2003, and incorporated herein by reference.

(15)	Filed as an exhibit to the Registration Statement on Form S-3 (SEC No. 333-115982), filed with the Securities and Exchange Commission on May 28, 2004, and incorporated herein by reference.

(16)	Filed as an exhibit to the Registration Statement on Form S-3 (SEC No. 333-113419), filed with the Securities and Exchange Commission on March 9, 2004, and incorporated herein by reference.

(17)	Filed as an exhibit to the Current Report on Form 8-K/ A (Amendment No. 1), filed with the Securities and Exchange Commission on February 19, 2004, and incorporated herein by reference.

(18)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 21, 2004, and incorporated herein by reference.

(19)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 9, 2004, and incorporated herein by reference.

(20)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 10, 2004, and incorporated herein by reference.

(21)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 5, 2005, and incorporated herein by reference.

(22)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 13, 2005, and incorporated herein by reference.

(23)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 1, 2005, and incorporated herein by reference.

(24)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 4, 2005, and incorporated herein by reference.

(25)	Filed as an exhibit to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 11, 2005, and incorporated herein by reference.

(26)	Filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended August 31, 2004, and incorporated herein by reference.

*	Denotes management contract or compensation plan or arrangement.

†	Filed herewith.
      (b) Financial Statement Schedules
SCHEDULE II
Valuation and qualifying accounts

	Balance at	Additions Charged
	Beginning	to Costs and	Deductions	Balance at
	of Period	Expenses	from Reserve(1)	End of Period

	(In thousands of dollars)
Allowance for doubtful accounts:
Year ended August 31, 2004	$92	$39	$10	$121
Year ended August 31, 2003	85	30	23	92
Year ended August 31, 2002	271	6	192	85

(1)	Represents charge-off of accounts receivable balances.

Item 17.	Undertakings.
      a. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (c)(1)(a) and (c)(1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Victoria, State of Minnesota, on June 23, 2005.

HEI, INC.

By:	/s/ MACK V. TRAYNOR

Mack V. Traynor, III
Chief Executive Officer and President
POWER OF ATTORNEY AND SIGNATURES
      KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mack V. Traynor, III, and Timothy F. Floeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-1 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MACK V. TRAYNOR Mack V. Traynor, III	Chief Executive Officer and President (Principal Executive Officer)	June 23, 2005

/s/ TIMOTHY C. CLAYTON Timothy C. Clayton	Chief Financial Officer (Principal Accounting and Financial Officer)	June 23, 2005

/s/ DENNIS J. LEISZ Dennis J. Leisz	Director	June 23, 2005

/s/ TIMOTHY F. FLOEDER Timothy F. Floeder	Director	June 23, 2005

/s/ MICHAEL J. EVERS Michael J. Evers	Director	June 23, 2005

Signature	Title	Date

/s/ GEORGE M. HEENAN George M. Heenan	Director	June 23, 2005

/s/ ROBERT W. HELLER Robert W. Heller	Director	June 23, 2005